     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                AON CORPORATION

             (Exact name of registrant as specified in its charter)

               DELAWARE                                  6411                                 36-3051915
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                             123 NORTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 701-3000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        RAYMOND I. SKILLING, EXECUTIVE VICE PRESIDENT AND CHIEF COUNSEL
                                AON CORPORATION
                             123 NORTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 701-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                 Lance C. Balk                                        David F. Dietz, P.C.
                Andrew E. Nagel                                   Joseph L. Johnson III, P.C.
                Kirkland & Ellis                                      Goodwin Procter LLP
                Citigroup Center                                         Exchange Place
              153 East 53rd Street                                Boston, Massachusetts 02109
            New York, New York 10022                                     (617) 570-1000
                 (212) 446-4800

                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED(1)            UNIT               PRICE(2)        REGISTRATION FEE(2)
Common stock, par value $1.00 per share.....       3,852,184               N/A             $114,624,468            $28,657

(1) Represents the maximum number of shares of common stock of Aon Corporation, par value $1.00 per share issuable upon consummation of the merger based on the exchange ratio of .466129 shares of Aon common stock to be exchanged for each outstanding share of common stock, par value $0.01 per share of ASI Solutions Incorporated (other than shares of ASI common stock owned by Aon or held by ASI, which shall be canceled in the merger), and based on
    (a) the number of outstanding shares of ASI common stock plus (b) the number of shares of ASI common stock that could be issued prior to the effective time of the merger. This registration statement also relates to an indeterminate number of shares of Aon common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to
    Rule 457(f) of the Securities Act. Pursuant to Rule 457(f)(1), the proposed maximum aggregate offering price was calculated in accordance with
    Rule 457(c) under the Securities Act as: (a) $13.87, the average of the high and low prices per share of the common stock of ASI Solutions on March 22, 2001 as reported on the Nasdaq National Market System, multiplied by
    (b) 8,264,201, the maximum number of shares of the common stock of ASI Solutions to be exchanged in the merger.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           ASI SOLUTIONS INCORPORATED
                                780 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                                                                          , 2001

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of ASI
Solutions Incorporated to be held at             , on       , 2001, at
      a.m., local time. At the Special Meeting, you will be asked to consider and approve the merger of Merger Subsidiary, Inc., a wholly-owned subsidiary of Aon Corporation, with and into ASI and approve and adopt the related Agreement and Plan of Merger dated as of February 23, 2001. You should read carefully the merger agreement, a copy of which is attached as Appendix A to the accompanying proxy statement/ prospectus. As a result of the merger, ASI will become a wholly-owned subsidiary of Aon and each share of ASI common stock will be converted into the right to receive 0.425 of a share of Aon common stock. The number of shares of Aon common stock to be received by the holders of ASI common stock may be adjusted based on Aon's stock price prior to the completion of the merger.

    The affirmative vote of holders of a majority of the shares of ASI common stock outstanding and entitled to vote at the Special Meeting is necessary to
approve the merger and the merger agreement. Stockholders holding more than   %
of the shares of ASI common stock outstanding and entitled to vote at the Special Meeting have agreed with Aon to vote in favor of the merger and the merger agreement.

    YOUR BOARD OF DIRECTORS APPROVED THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS ADVISABLE AND THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, ASI AND ITS STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU APPROVE THE MERGER AND THE MERGER AGREEMENT. Among the factors considered by your Board of Directors in evaluating the merger was the opinion received by your Board of Directors, dated February 23, 2001, from Bear, Stearns & Co. Inc. that, as of that date, the exchange ratio was fair, from a financial point of view, to ASI stockholders. The written opinion of Bear Stearns is attached as Appendix B to the accompanying proxy statement/ prospectus and should be read carefully and in its entirety.

    The accompanying proxy statement/prospectus provides detailed information concerning the proposed merger, the reasons for your Board of Directors' recommendation of the merger and the merger agreement, and additional information, including the information set forth under the heading "Risk Factors," which describes potential adverse effects to ASI stockholders as a result of the merger. If the merger and the merger agreement are approved by the requisite holders of ASI common stock, the closing of the merger will occur as soon after the Special Meeting as all of the other conditions to the closing of the merger are satisfied or waived.

    PLEASE GIVE ALL OF THIS INFORMATION YOUR CAREFUL ATTENTION. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE SPECIAL MEETING.

                                        Sincerely,

                                        Bernard F. Reynolds
                                        Chairman and Chief Executive Officer

                           ASI SOLUTIONS INCORPORATED
                                780 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2001

To the Stockholders of
ASI Solutions Incorporated:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of ASI
Solutions Incorporated, a Delaware corporation, will be held at             , on
      , 2001, at       a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve the merger of Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Aon Corporation, a Delaware corporation, with and into ASI Solutions Incorporated, with ASI being the surviving corporation, and approve and adopt the Agreement and Plan of Merger, dated as of February 23, 2001, by and among ASI, Aon and Merger Subsidiary. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus accompanying this notice; and

    2. To consider and act upon any other matters that may properly be brought before the Special Meeting and at any adjournments or postponements thereof.

    The ASI Board of Directors has fixed the close of business on             ,
2001 as the record date for the Special Meeting. Accordingly, only stockholders of record on that date will be entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. A form of proxy and a proxy statement/prospectus containing more detailed information with respect to matters to be considered at the Special Meeting accompany and form a part of this notice.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED A PROXY.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Carl Seldin Koerner
                                        SECRETARY

      , 2001

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER
  AND THE SPECIAL MEETING.............      1
SUMMARY...............................      4
  The Companies.......................      4
  The Special Meeting.................      4
  Recommendation of the ASI Board of
    Directors.........................      4
  Record Date and Voting Power........      4
  Quorum and Vote Required............      5
  Proxies, Voting and Revocation......      5
  The Merger Agreement................      5
  Structure and Completion of the
    Merger............................      5
  What You Will Receive in the
    Merger............................      5
  Interests of Certain Persons in the
    Merger............................      6
  Conditions to the Merger............      6
  Termination.........................      7
  Termination Fees....................      7
  Stockholder Agreement...............      7
  Regulatory Approvals................      8
  Accounting Treatment................      8
  Opinion of Bear, Stearns & Co.
    Inc...............................      8
  Material United States Federal
    Income Tax Consequences...........      8
  No Appraisal Rights.................      8
  Listing of Aon Common Stock.........      8
  Delisting and Deregistration of ASI
    Common Stock......................      8
  Summary Selected Financial
    Information.......................      9
  Comparative Per Share Information...     11
  Comparative Per Share Market Price
    and Dividend Information..........     12
RISK FACTORS..........................     13
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING INFORMATION.........     16
THE COMPANIES.........................     18
  Aon Corporation.....................     18
  ASI Solutions Incorporated..........     18
THE SPECIAL MEETING...................     19
  Date, Time and Place of the Special
    Meeting...........................     19
  Purpose of the Special Meeting......     19
  Record Date and Voting Power........     19
  Quorum and Vote Required............     19
  Proxies, Voting and Revocation......     19
  Solicitation of Proxies and
    Expenses..........................     20
THE PROPOSED MERGER...................     21
  ASI Proposal........................     21
  Background of the Merger............     21
  ASI's Reasons for the Merger;
    Recommendation of the ASI Board of
    Directors.........................     24
  Opinion of Bear, Stearns & Co.
    Inc...............................     27
  Aon's Reasons for the Merger........     34
  Accounting Treatment................     35
  Material United States Federal
    Income Tax Consequences...........     35
  Regulatory Approvals................     37
  No Appraisal Rights.................     37
INTERESTS OF CERTAIN PERSONS IN THE
  MERGER..............................     38
  Employment and Severance
    Agreements........................     38
  Stock Options.......................     40
  Relationship with Bear, Stearns &
    Co. Inc...........................     41
  Interest of Counsel.................     41
  Stockholder Agreement with the
    Principal Stockholders............     41
  Indemnification; Directors and
    Officers Liability Insurance......     42
THE MERGER AGREEMENT..................     43
  General.............................     43
  Closing Matters.....................     43
  Consideration to be Received in the
    Merger; Treatment of Stock Options
    and Warrants......................     43
  Exchange of Certificates in the
    Merger............................     44
  Fractional Shares...................     44
  Listing of Aon Common Stock.........     45
  ASI Covenants.......................     45
  Other Covenants and Agreements......     47
  Representations and Warranties......     48
  Conditions..........................     49
  Termination of the Merger
    Agreement.........................     50
  Amendments, Extensions and
    Waivers...........................     51
BUSINESS OF ASI.......................     52
  Overview............................     52
  Services............................     52
  Clients.............................     53
  Competition.........................     53
  Intellectual Property and Other
    Proprietary Rights................     53

  Employees...........................     54
  Properties..........................     54
  Legal Proceedings...................     54
ASI SELECTED FINANCIAL INFORMATION....     55
ASI MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...............     57
  Overview............................     57
  Quarterly Comparison................     58
  Year to Date Comparison.............     59
  Fiscal 2000 Compared with Fiscal
    1999..............................     60
  Fiscal 1999 Compared with Fiscal
    1998..............................     61
  Liquidity and Capital Resources.....     62
  Inflation...........................     63
  Quantitative and Qualitative
    Disclosures about Market Risk.....     63
SECURITY OWNERSHIP OF ASI MANAGEMENT
  AND CERTAIN BENEFICIAL OWNERS.......     64
COMPARISON OF STOCKHOLDERS RIGHTS.....     66
  Authorized Capital..................     66
  Voting Rights.......................     66
  Vote Required to Approve Business
    Combinations......................     67
  Dividends; Liquidation..............     67
  Board of Directors..................     67
  Limitation of Directors'
    Liability.........................     68
  Indemnification of Directors,
    Officers and Others...............     68
  Special Meetings of Stockholders....     69
  Stockholder Action by Written
    Consent...........................     69
  Advance Notice By-law Provisions....     70
  Amendments to Governing Documents...     70
DESCRIPTION OF AON CAPITAL STOCK......     71
LEGAL MATTERS.........................     74
EXPERTS...............................     74
FUTURE STOCKHOLDER PROPOSALS..........     74
WHERE YOU CAN FIND MORE INFORMATION...     75

INDEX TO ASI CONSOLIDATED FINANCIAL
  STATEMENTS..........................    F-1

APPENDICES
Appendix A--Agreement and Plan of
  Merger
Appendix B--Opinion of Bear, Stearns &
  Co. Inc.
Appendix C--Stockholder Agreement

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q: WHY IS ASI SOLUTIONS INCORPORATED HOLDING THE SPECIAL MEETING?

A: ASI is holding the Special Meeting for the following purposes:

    - to consider and vote upon the merger of Merger Subsidiary, Inc., a wholly-owned subsidiary of Aon Corporation, with and into ASI, with ASI being the surviving corporation, and the related merger agreement; and

    - to consider and act upon any other matters that may properly be brought before the Special Meeting.

Q: WHY IS ASI PROPOSING THE MERGER?

A: The ASI Board of Directors has proposed the merger because it believes that the merger represents the strategic alternative that is in the best interests of ASI and its stockholders. ASI has a cautious outlook given lower than expected earnings in the third quarter of fiscal year 2001 and a slowing economy. The ASI Board believes that being part of a larger, more diversified company will provide ASI with scalability, the opportunity to expand and diversify its customer base, and the ability to draw on Aon's resources during slower economic periods. In addition, the larger market capitalization and public float of Aon will mean higher trading volumes for Aon common stock and enhanced liquidity for ASI stockholders who receive Aon common stock in the merger. The merger consideration to ASI stockholders also represents a significant premium to the historical and recent market prices of ASI common stock. The ASI Board determined that no other strategic alternative, including continuing to operate as an independent public company, would be as favorable to ASI stockholders as the merger.

Q: WHAT WILL I RECEIVE IN THE MERGER FOR MY SHARES OF ASI COMMON STOCK?

A: If the merger is completed, you will receive 0.425 of a share of Aon common stock in exchange for each share of ASI common stock that you hold, subject to adjustment as described below.

    - If the average daily closing prices per share of Aon common stock for the 10 consecutive trading days ending five trading days prior to the closing of the merger is greater than $42.00, you will receive a portion of a share of Aon common stock having a value equal to $17.85.

    - If the average stock price is equal to or greater than $31.00, but less than $34.00, you will receive a portion of a share of Aon common stock having a value equal to $14.45.

    - If the average stock price is less than $31.00, you will receive 0.466129 of a share of Aon common stock.

    EXAMPLE: IF YOU CURRENTLY OWN 200 SHARES OF ASI COMMON STOCK AND THE AVERAGE STOCK PRICE OF AON COMMON STOCK IS $37.00, THEN AFTER THE MERGER, YOU WILL BE ENTITLED TO RECEIVE 85 SHARES OF AON COMMON STOCK (200 SHARES OF ASI COMMON STOCK MULTIPLIED BY THE EXCHANGE RATIO OF .425).

Q: WHAT CAN HAPPEN IF THE AVERAGE STOCK PRICE IS LESS THAN $31.00?

A: If the average price of Aon common stock during the relevant measurement period is less than $31.00, ASI can notify Aon that it wishes to terminate the merger agreement, in which case Aon can:

    - elect to prevent that termination by increasing the exchange ratio so that you will receive a portion of a share of Aon common stock having a value equal to $14.45 for each share of ASI common stock that you hold; or

    - allow the agreement to be terminated, in which case the merger will not occur.

    Alternatively, ASI can decline to make the termination notification, in which case the merger will proceed and you will receive 0.466129 of a share of Aon common stock for each share of ASI common stock that you hold.

Q: WILL I RECEIVE FRACTIONAL SHARES OF AON COMMON STOCK AS PART OF THE MERGER
    CONSIDERATION?

A: No. Aon will not issue fractional shares in the merger. As a result, the total number of shares of Aon common stock that you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment for the value of any remaining fraction of a share of Aon common stock that you would otherwise have been entitled to receive.

Q: WILL THE EXCHANGE RATIO BE ANNOUNCED?

A: Yes. We intend to issue a press release announcing the portion of a share of Aon common stock that you will receive in the merger for each share of ASI common stock that you hold promptly after it has been determined.

Q: WILL AON STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. Aon stockholders will continue to hold the Aon shares they currently own.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger in the second quarter of 2001. However, it is possible that factors outside of our control could require us to complete the merger at a later time.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: You will not recognize any gain or loss for United States federal income tax purposes on the exchange of your shares of ASI common stock for shares of Aon common stock in the merger, except with respect to any cash you receive in lieu of fractional shares of Aon common stock. Your tax basis in the Aon common stock that you receive in the merger will be your tax basis in your ASI common stock, decreased by the amount of your tax basis in the ASI common stock for which you receive a cash payment instead of fractional shares of Aon common stock. Your holding period in the Aon common stock that you receive in the merger will include your holding period in the ASI common stock that you surrender in the merger.

Q: HAS SOMEONE DETERMINED THAT THE MERGER IS IN MY BEST INTERESTS?

A: Yes. The ASI Board has determined that the merger is advisable and that the terms of the merger are fair to, and in the best interests of, ASI and its stockholders. The ASI Board recommends that you vote to approve the merger and approve and adopt the merger agreement at the Special Meeting.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AND THE MERGER AGREEMENT?

A: The merger and the merger agreement must be approved by the affirmative vote of the holders of at least a majority of the shares of ASI common stock outstanding and entitled to vote at the Special Meeting. You should note
    that stockholders holding more than   % of the shares of ASI common stock
    outstanding and entitled to vote at the Special Meeting have agreed with Aon to vote in favor of the merger and the merger agreement.

Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: You can vote against the merger and the merger agreement by signing and mailing your proxy card or by voting against the merger and the merger agreement in person at the Special Meeting. You are not, however, entitled to dissenters' or appraisal rights under Delaware law. You also should note
    that stockholders holding more than   % of the shares of ASI common stock
    outstanding and entitled to vote at the Special Meeting have agreed with Aon to vote in favor of the merger and the merger agreement.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement/prospectus, including its appendices, indicate in your proxy card how you want to vote and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting. The Special
    Meeting will take place on       , 2001. You may also want to review the
    documents referenced under "Where You Can Find More Information."

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways. First, you can send a written notice to the secretary of ASI stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card by following the instructions on the proxy card. Third, you can attend the Special Meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: No. Your broker will vote your shares on the proposals only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions provided by your broker. Your broker will not be able to vote your shares on the proposals without instructions from you.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Aon will send you written instructions for exchanging your ASI stock certificates. You should not send your stock certificates to ASI, Aon or anyone else until you receive these instructions. Aon will arrange for the merger consideration to be sent to you as promptly as practicable following receipt of your ASI stock certificates and other required documents.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If you would like additional copies of this document, or if you would like to ask any additional questions about the merger, you should contact:

        ASI SOLUTIONS INCORPORATED
       780 Third Avenue
       New York, New York 10017
       (212) 319-8400
       Attention: Michael J. Mele

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING ITS APPENDICES, AND THE OTHER DOCUMENTS WE HAVE REFERRED TO YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 75. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US" AND "OUR" REFER COLLECTIVELY TO AON AND ASI.

THE COMPANIES (SEE PAGE 18)

AON CORPORATION

123 North Wacker Drive
Chicago, Illinois 60606
(312) 701-3000
Internet address: http://www.aon.com

    Aon is an insurance services holding company for a family of insurance brokerage, consulting and consumer insurance companies. Through its insurance brokerage and other services and consulting operations, Aon offers commercial insurance brokerage, alternative risk solutions, risk management, employee benefit and human resources consulting and managing general underwriting services. In addition, Aon's insurance underwriting businesses provide a variety of insurance products, including supplemental life, accident and health coverage and extended warranties.

ASI SOLUTIONS INCORPORATED

780 Third Avenue
New York, New York 10017
(212) 319-8400
Internet address: http://www.asisolutions.com

    ASI is a leading national provider of human resources outsourcing services for large organizations seeking to hire, train and develop a higher quality, more effective workforce. ASI's services are organized into three core areas: performance improvement services, employment process outsourcing, and compensation services and market share studies. ASI has been providing human resources services for over 20 years.

    Information contained in our web sites does not constitute a part of this proxy statement/ prospectus.

THE SPECIAL MEETING (SEE PAGE 19)
    The Special Meeting of Stockholders of ASI will be held at             , on
            , 2001, at       a.m., local time. At the Special Meeting, you will
be asked to consider and vote upon a proposal to approve the merger and approve and adopt the merger agreement.

    The merger will not be completed unless ASI stockholders approve the merger and approve and adopt the merger agreement.

RECOMMENDATION OF THE ASI BOARD OF DIRECTORS (SEE PAGE 24)

    After an evaluation of a variety of business, financial and market factors and consultation with its advisors, at a meeting on February 23, 2001, the ASI Board of Directors determined that the merger is advisable and the terms of the merger agreement are fair to, and in the best interests of, ASI and its stockholders. The ASI Board recommends that you approve the merger and approve and adopt the merger agreement.

RECORD DATE AND VOTING POWER (SEE PAGE 19)

    The ASI Board of Directors has fixed the close of business on             ,
2001 as the record date for determining ASI stockholders entitled to notice of, and to vote at, the Special Meeting. On the record date, ASI had
outstanding shares of common stock held by approximately       stockholders of
record. ASI has no other class of voting securities outstanding. ASI stockholders of record on the record date will be entitled to one vote per share of common stock on any matter that may properly come before the Special Meeting and any adjournment or postponement of that meeting.

QUORUM AND VOTE REQUIRED (SEE PAGE 19)

    Delaware law and ASI's charter and by-laws require (a) the presence, in person or by duly executed proxy, of holders of a majority of the shares of ASI common stock outstanding and entitled to vote at the Special Meeting in order to constitute a quorum and (b) the affirmative vote of the holders of a majority of the shares of ASI common stock outstanding and entitled to vote at the Special Meeting in order to approve the merger and approve and adopt the merger
agreement. Holders of more than   % of the shares of ASI common stock
outstanding and entitled to vote at the Special Meeting have agreed with Aon to vote in favor of the merger and the merger agreement.

PROXIES, VOTING AND REVOCATION (SEE PAGE 19)

    Shares of ASI common stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of ASI common stock represented by that proxy will be voted "For" approval of the merger and approval and adoption of the merger agreement. Proxies are being solicited on behalf of the ASI Board of Directors.

    You may revoke your proxy at or before the Special Meeting by:
(a) delivering to the secretary of ASI a written notice of revocation bearing a later date than the proxy; (b) duly executing, dating and delivering to the secretary of ASI a subsequent proxy; or (c) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

THE MERGER AGREEMENT (SEE PAGE 43 AND APPENDIX A)

    The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

STRUCTURE AND COMPLETION OF THE MERGER (SEE PAGE 43)

    The merger agreement provides for the merger of Merger Subsidiary, Inc., a wholly-owned subsidiary of Aon, with and into ASI, with ASI being the surviving corporation. The merger will be completed when all of the conditions to the completion of the merger are satisfied or waived, including approval of the merger and the merger agreement by ASI stockholders. The merger will become effective as of the date and time that a certificate of merger is filed with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law. Following the merger, ASI will be a wholly-owned subsidiary of Aon.

WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 43)

    At the effective time of the merger, each share of ASI common stock will be converted into the right to receive a portion of a share of Aon common stock based on the average trading price of Aon common stock prior to the closing of the merger. The average stock price will be computed based on the average daily closing prices per share of Aon common stock during the regular session on the New York Stock Exchange for the 10 consecutive trading days ending five trading days prior to the closing of the merger. The average stock price for the 10
trading days prior to       , 2001, the date of printing of this proxy
statement/prospectus, was $      .

    - AVERAGE STOCK PRICE GREATER THAN $42.00. If the average stock price is greater than $42.00, you will receive a portion of a share of Aon common stock having a value equal to $17.85 for each share of ASI common stock that you hold.

    - AVERAGE STOCK PRICE OF $34.00 TO $42.00. If the average stock price is greater than or equal to $34.00 and less than or equal to $42.00, you will receive 0.425 of a share of Aon common stock for each share of ASI common stock that you hold.

    - AVERAGE STOCK PRICE GREATER THAN OR EQUAL TO $31.00 BUT LESS THAN $34.00. If the average stock price is greater than or equal to $31.00, but less than $34.00, you will receive a portion of a share of Aon common stock having a value equal to $14.45 for each share of ASI common stock that you hold.

    - AVERAGE STOCK PRICE LESS THAN $31.00. If the average stock price is less than $31.00, ASI has the right to notify Aon that it wishes to terminate the merger agreement, in which case Aon can (a) elect to prevent that termination by increasing the exchange ratio so that you will receive a portion of a share of Aon common stock having a value equal to $14.45 or
      (b) allow the agreement to be terminated, in which case the merger will not occur. Alternatively, ASI can decline to make the termination notification, in which case the merger will proceed. In that event, you will receive 0.466129 of a share of Aon common stock for each share of ASI common stock that you hold.

    Aon will not issue fractional shares in the merger. As a result, the total number of shares of Aon common stock that you will receive in the merger will be rounded down to the nearest whole number, and you will receive a cash payment for the value of the remaining fraction of a share of Aon common stock that you would otherwise have been entitled to receive.

    For each option or warrant that you hold, you will receive a cash payment from Aon equal to the difference between the merger consideration that would be payable with respect to each share of ASI common stock underlying the option or warrant and the exercise price of the option or warrant. All options and warrants to purchase shares of ASI common stock will be canceled at the effective time of the merger.

    After the merger, each share of Aon common stock will remain outstanding and will continue to represent one share of common stock of Aon.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 38)

    When you consider the ASI Board's recommendation that you vote in favor of the ASI proposals, you should be aware that a number of ASI executive officers and directors may have interests in the merger that may be different from, or in addition to, your interests. These interests include new employment agreements, the acceleration of vesting of ASI stock options, a stockholder agreement, and director and officer indemnification. The ASI Board was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement.

CONDITIONS TO THE MERGER (SEE PAGE 49)

    The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

    - approval of the merger and approval and adoption of the merger agreement by ASI stockholders;

    - the material accuracy as of the closing of each party's representations and warranties contained in the merger agreement;

    - the performance by each party of its obligations under the merger agreement, unless the failure to do so would not materially impair or significantly delay the completion of the merger;

    - the absence of any material litigation;

    - the non-occurrence of any event which has or would reasonably be expected to have a material adverse effect on ASI, excluding any events resulting from the proposed merger or general industry or stock market conditions;

    - the clearance of the merger under antitrust laws and the receipt of other required regulatory approvals;

    - the absence of any injunction or law that prohibits the merger;

    - the listing of Aon common stock to be issued in the merger on the New York Stock Exchange; and

    - the receipt of legal opinions as to the tax-free nature of the merger.

TERMINATION (SEE PAGE 50)

    The merger agreement may be terminated upon the written consent of both ASI and Aon. In addition, either party can terminate the merger agreement without completing the merger:

    - if the merger is not completed prior to September 30, 2001; or

    - if any government entity shall have issued a final order, decree or ruling that restrains, enjoins or otherwise prohibits the merger.

    Aon can terminate the merger agreement without completing the merger if:

    - the ASI Board of Directors withdraws or modifies its recommendation that ASI stockholders approve the merger and approve and adopt the merger agreement;

    - the ASI Board of Directors determines that an acquisition proposal of a third party is superior to the merger and recommends that ASI stockholders approve the third party's proposal; or
    - ASI breaches any material representation, warranty, covenant or agreement contained in the merger agreement and does not cure the breach in 10 business days.

    ASI can terminate the merger agreement without completing the merger if:

    - the average price of Aon common stock during the relevant measurement period is less than $31.00 per share and Aon does not agree to increase the exchange ratio so that you will receive Aon common stock having a value equal to $14.45 for each share of ASI common stock that you hold;
    - a third party proposes to acquire ASI and it would be inconsistent with the fiduciary duties of the ASI Board of Directors to not pursue that proposal; or

    - Aon breaches any material representation, warranty, covenant or agreement contained in the merger agreement and does not cure the breach in 10 business days.

TERMINATION FEES (SEE PAGE 51)

    ASI will be required to pay Aon a fee of $3,625,000 if ASI terminates the merger agreement in order to pursue an acquisition proposal of a third-party or if Aon terminates the merger agreement because the Board of Directors of ASI has
(a) withdrawn or modified its recommendation that ASI stockholders approve the merger and approve and adopt the merger agreement or (b) recommended that ASI stockholders approve an acquisition proposal of a third party.

    ASI will reimburse Aon for out-of-pocket expenses of up to $1,000,000 incurred in connection with its pursuit of the merger in the event that Aon terminates the merger agreement due to a material breach of ASI's representations, warranties, covenants and agreements contained in the merger agreement.

STOCKHOLDER AGREEMENT (SEE PAGE 41 AND APPENDIX C)

    In connection with the merger, Aon entered into a stockholder agreement
under which the owners of an aggregate of more than   % of the shares of ASI
common stock outstanding and entitled to vote at the Special Meeting, have agreed with Aon to vote their shares in favor of the merger and the merger agreement. To effect this agreement, each of these owners has granted Aon a proxy. The stockholder agreement and proxy will terminate if the merger agreement is terminated. Under the stockholder agreement, these owners have agreed to pay Aon a termination fee in the event the merger agreement is terminated due to a competing transaction. We have attached the stockholder agreement as Appendix C to this proxy statement/prospectus.

REGULATORY APPROVALS (SEE PAGE 37)

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, prohibits us from completing the merger until after we have filed the required notification and report forms and, if requested, furnished additional information and materials to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, and the required waiting period has expired or been terminated. We were granted early termination of the waiting period on March 23, 2001.

ACCOUNTING TREATMENT (SEE PAGE 35)

    Aon will account for the merger under the "purchase" method of accounting as that term is used under accounting principles generally accepted in the United States. Under this method of accounting, the purchase price paid by Aon will be allocated based on fair values of ASI's assets and liabilities. Aon will make this allocation based upon valuations and other studies that have not been finalized. The excess of the purchase price over the amounts so allocated will be treated as goodwill.

OPINION OF BEAR, STEARNS & CO. INC. (SEE PAGE 27 AND APPENDIX B)

    On February 23, 2001, the ASI Board of Directors received an opinion of Bear, Stearns & Co. Inc. that, as of the date of that opinion, the exchange ratio was fair, from a financial point of view, to the ASI stockholders.

    THE FULL TEXT OF THE WRITTEN OPINION OF BEAR STEARNS, DATED FEBRUARY 23, 2001, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX B TO AND IS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. THE OPINION OF BEAR STEARNS DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF ASI COMMON STOCK SHOULD VOTE WITH RESPECT TO ANY MATTER RELATING TO THE MERGER AND THE MERGER AGREEMENT. YOU SHOULD READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 35)

    Neither Aon, ASI nor their respective stockholders will recognize gain or loss for United States federal income tax purposes as a result of the merger, except, in the case of ASI stockholders, in respect of cash received in lieu of fractional shares of Aon common stock. We have conditioned the merger on our receipt of legal opinions that the merger constitutes a tax-free reorganization for federal income tax purposes.

    THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE PARTICULAR FACTS OF YOUR SITUATION. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU.

NO APPRAISAL RIGHTS (SEE PAGE 37)

    No dissenters' or appraisal rights are available to you in connection with the merger or any of the transactions contemplated by the merger agreement.

LISTING OF AON COMMON STOCK (SEE PAGE 45)

    The shares of Aon common stock to be issued to you in the merger will be listed on the New York Stock Exchange. Aon's trading symbol is "AOC."

DELISTING AND DEREGISTRATION OF ASI COMMON STOCK

    Following the merger, ASI common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

                     SUMMARY SELECTED FINANCIAL INFORMATION

    We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. We derived the Aon information from audited financial statements of Aon as of and for the years ended
December 31, 1996 through 2000. We derived the ASI information from the audited financial statements of ASI for the fiscal years ended March 31, 1996 through 2000 and the unaudited financial statements of ASI as of and for the nine months ended December 31, 2000 and 1999. Results for the nine-month periods are not necessarily indicative of results for the full year. The information is only a summary and should be read in conjunction with (a) the historical financial statements of Aon and related notes contained in the annual report and other information that has been filed with the Securities and Exchange Commission and incorporated by reference into this proxy statement/prospectus and (b) "ASI Management's Discussion and Analysis of Financial Condition and Results of Operations" and the ASI financial statements and notes to these financial statements contained elsewhere in this proxy statement/prospectus. See "Where You Can Find More Information" on page 75 for information on where you can obtain copies of this other information concerning Aon.

AON FINANCIAL INFORMATION (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)

                                                           TWELVE MONTHS ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                   1996       1997       1998       1999       2000
                                                 --------   --------   --------   --------   --------
CONSOLIDATED INCOME STATEMENT DATA:
Total Revenue..................................  $ 3,888    $ 5,751    $ 6,493    $ 7,070    $ 7,375
Income from continuing operations before
  special charges and accounting change........      351        406        541        547        531
Net income.....................................  $   335    $   299    $   541    $   352    $   474

INCOME PER COMMON SHARE:
  Basic
    Income from continuing operations..........  $  1.11    $  1.14    $  2.11    $  1.35    $  1.81
    Net income.................................  $  1.29    $  1.14    $  2.11    $  1.35    $  1.81
  Diluted
    Income from continuing operations before
      special charges and accounting change....  $  1.33    $  1.55    $  2.07    $  2.07    $  2.01
    Special charges............................    (0.23)     (0.43)        --      (0.74)     (0.19)
    Discontinued operations....................     0.17         --         --         --         --
    Cumulative effect of change in accounting
      principle(1).............................       --         --         --         --      (0.03)
    Net income.................................  $  1.27    $  1.12    $  2.07    $  1.33    $  1.79

CONSOLIDATED BALANCE SHEET DATA:
Total assets...................................  $13,723    $18,691    $19,688    $21,132    $22,251
Total liabilities..............................   10,840     15,019     15,821     17,231     18,013
Stockholders' equity...........................    2,833      2,822      3,017      3,051      3,388

------------------------

(1) Adoption of SEC Staff Accounting Bulletin 101, effective January 1, 2000, net of tax.

ASI FINANCIAL INFORMATION (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                NINE MONTHS ENDED
                                                        YEAR ENDED MARCH 31,                      DECEMBER 31,
                                        ----------------------------------------------------   -------------------
                                          1996       1997       1998       1999       2000       1999       2000
                                        --------   --------   --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA(A):
Revenue...............................  $10,558    $18,819    $34,866    $59,653    $71,902    $51,391    $63,692
Cost of services......................    5,207      8,706     17,664     29,755     38,113     27,437     33,363
                                        -------    -------    -------    -------    -------    -------    -------
Gross profit..........................    5,351     10,113     17,202     29,898     33,789     23,954     30,329
Operating expenses:
  General and administrative..........    2,225      3,224      7,871     14,263     18,181     13,537     14,807
  Sales and marketing.................    1,100      1,890      3,273      5,408      6,012      4,383      4,969
  Research and development............      614      1,272      1,747      1,938      2,178      1,551      1,662
                                        -------    -------    -------    -------    -------    -------    -------
Income from operations................    1,412      3,727      4,311      8,289      7,418      4,483      8,891
Other Expenses:
  Equity in loss of investee..........       --         --         --         --         --         --        195
  Interest expense (income), net......       (2)        (2)       593      1,710      1,388      1,153        641
                                        -------    -------    -------    -------    -------    -------    -------

Income before provision for income
  taxes...............................    1,414      3,729      3,718      6,579      6,030      3,330      8,055
Provision for income taxes............      682      1,917      1,599      2,768      2,625      1,428      3,440
                                        -------    -------    -------    -------    -------    -------    -------
Net income............................  $   732    $ 1,812    $ 2,119    $ 3,811    $ 3,405    $ 1,902    $ 4,615
                                        =======    =======    =======    =======    =======    =======    =======
Basic earnings per share..............  $  0.16    $  0.39    $  0.33    $  0.59    $  0.52    $  0.29    $  0.68
Diluted earnings per share............  $  0.16    $  0.39    $  0.33    $  0.58    $  0.51    $  0.28    $  0.64

Weighted average common shares
  outstanding (b)
  Basic...............................    4,625      4,625      6,346      6,487      6,595      6,572      6,834
  Dilutive effect of stock options and
    warrants..........................       42         42        175        128        113        143        331
                                        -------    -------    -------    -------    -------    -------    -------
  Diluted shares......................    4,667      4,667      6,521      6,615      6,708      6,715      7,165
                                        =======    =======    =======    =======    =======    =======    =======

                                                                  AS OF MARCH 31,                         AS OF
                                                ----------------------------------------------------   DECEMBER 31,
                                                  1996       1997       1998       1999       2000         2000
                                                --------   --------   --------   --------   --------   ------------
                                                                                                       (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.....................   $   70     $   60    $   964     $7,595    $12,156       $ 7,728
Working capital...............................      530        152      3,160      4,196      4,423         4,859
Total assets..................................    4,243      8,595     44,561     50,540     55,750        55,039
Long-term debt, less current portion..........       --        307     17,002     12,892      7,763         4,607
Total stockholders' equity....................    2,396      3,243     15,696     19,686     23,929        30,037

------------------------

(a) As of March 1, 1996, the date of ASI's reorganization, the interests of the shareholders of such entities other than one controlling shareholder have been accounted for as a purchase of minority interest. See "ASI Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and note 1 to the notes to ASI's audited financial statements included elsewhere in this proxy statement/prospectus.

(b) See note 2 to the notes to ASI's audited financial statements included elsewhere in this proxy statement/prospectus for a description of weighted average number of common shares outstanding.

                       COMPARATIVE PER SHARE INFORMATION

    Summarized below is certain per share information of Aon on a historical and pro forma basis and of ASI on a historical and equivalent pro forma basis. You should read the comparative per share information below in conjunction with the summary selected consolidated financial data on pages 9 and 10 of this proxy statement/prospectus. The equivalent pro forma share data for ASI has been determined using an assumed exchange ratio of 0.425.

                                                         FOR THE YEAR ENDED
                                                         DECEMBER 31, 2000
                                                         ------------------
AON-HISTORICAL
Basic earnings per share...............................        $ 1.81
Diluted earnings per share.............................        $ 1.79
Dividends per common share.............................        $ 0.87
Book value per common share............................        $13.02

AON-PRO-FORMA (UNAUDITED)
Basic earnings per share...............................        $ 1.81
Diluted earnings per share.............................        $ 1.79
Dividends per common share.............................        $ 0.87
Book value per common share............................        $12.89

                                                         FOR THE YEAR ENDED     FOR THE NINE MONTHS
                                                           MARCH 31, 2000     ENDED DECEMBER 31, 2000
                                                         ------------------   -----------------------
ASI-HISTORICAL
Basic earnings per share...............................        $ 0.52                  $0.68
Diluted earnings per share.............................        $ 0.51                  $0.64
Dividends per common share.............................            --                     --
Book value per common share............................        $ 3.63                  $4.40

                                                         FOR THE YEAR ENDED
                                                         DECEMBER 31, 2000
                                                         ------------------
ASI-CALENDAR YEAR (UNAUDITED)
Basic earnings per share...............................        $ 0.91
Diluted earnings per share.............................        $ 0.86
Dividends per common share.............................            --
Book value per common share............................        $ 4.40

ASI-EQUIVALENT PRO-FORMA (UNAUDITED)
Basic earnings per share...............................        $ 0.77
Diluted earnings per share.............................        $ 0.76
Dividends per common share.............................        $ 0.37
Book value per common share............................        $ 5.48

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE DATA

    Aon common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "AOC." ASI's common stock is listed on the Nasdaq National Market under the symbol "ASIS." Aon has declared quarterly cash dividends ranging from $0.19 to $0.22 per share of Aon common stock during the periods set forth below. ASI has not declared any dividends on its common stock during the periods set forth below. The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of Aon common stock as reported on the NYSE and ASI common stock as reported on the Nasdaq National Market.

                                                                  AON COMMON            ASI COMMON
                                                                   STOCK(1)                STOCK
                                                              -------------------   -------------------
                                                                 MARKET PRICE          MARKET PRICE
                                                              -------------------   -------------------
                                                                HIGH       LOW        HIGH       LOW
                                                              --------   --------   --------   --------
1999:
  First Quarter.............................................   $45.33     $32.69     $11.00     $ 7.38
  Second Quarter............................................    46.67      39.81      10.00       7.00
  Third Quarter.............................................    43.13      29.06      10.06       3.25
  Fourth Quarter............................................    41.69      26.06       5.00       2.63

2000:
  First Quarter.............................................   $42.75     $20.69     $ 6.38     $ 3.88
  Second Quarter............................................    36.94      24.44       9.75       3.56
  Third Quarter.............................................    42.00      29.00      18.75       8.25
  Fourth Quarter............................................    42.31      28.13      19.44      12.06
2001:
  First Quarter (through March 22)..........................   $38.18     $30.81     $23.88     $ 9.75

------------------------

(1) As adjusted to reflect a 3-for-2 stock split that occurred on May 17, 1999.

    On February 23, 2001, the last full trading day on both the NYSE and the Nasdaq National Market prior to the public announcement of the execution of the merger agreement, Aon common stock closed at $33.14 per share and ASI common
stock closed at $12.25 per share. On             , 2001, the most recent
practicable date prior to the printing of this proxy statement/prospectus, the
closing price of Aon common stock on the NYSE was $      per share and the
closing price of ASI common stock on the Nasdaq National Market was $      per
share. ASI stockholders are urged to obtain current market quotations for the shares of Aon common stock and ASI common stock prior to making any decision with respect to the merger. The "equivalent per share price" of shares of ASI common stock in the table below represents the per share closing market price for Aon common stock reported on the NYSE at such specified date, multiplied by the exchange ratio of 0.436 (the exchange ratio that would be in effect if Aon's average stock price was $33.14).

                                                                     AON                         ASI              ASI EQUIVALENT
                                                                 SHARE PRICE                 SHARE PRICE          PER SHARE PRICE
                                                          -------------------------   -------------------------   ---------------
February 23, 2001.......................................  $                  33.14    $                  12.25        $14.45
      , 2001............................................

    Following the consummation of the merger, shares of ASI common stock will cease to be traded on the Nasdaq National Market and shares of Aon common stock will continue to be traded on the NYSE under the trading symbol "AOC."

DIVIDEND POLICY

    Aon has paid cash dividends on Aon common stock for over forty years. Dividends are paid quarterly. The payment of future dividends on Aon common stock is in the discretion of the Aon Board of Directors.

    ASI has never paid cash dividends to its stockholders. Under the merger agreement, ASI has agreed not to pay any dividends on ASI common stock before the completion of the merger.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE INFORMATION CONTAINED IN THE DOCUMENTS THAT AON HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH IT HAS INCORPORATED BY REFERENCE INTO THIS DOCUMENT, AND THE OTHER INFORMATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS, BEFORE VOTING ON THE PROPOSALS RELATING TO THE MERGER.

RISK FACTORS RELATING TO THE MERGER

    THE VALUE OF THE AON SHARES YOU WILL RECEIVE IN THE MERGER WILL FLUCTUATE.

    You will receive shares of Aon common stock in the merger based on an exchange ratio that is determined by the market value of Aon common stock. If the average daily closing prices per share of Aon common stock on the New York Stock Exchange for the ten consecutive trading days ending five trading days prior to the closing of the merger is greater than or equal to $34.00 and less than or equal to $42.00, then the portion of a share of Aon common stock that you will receive in the merger for each of your shares of ASI common stock will be fixed at 0.425. If the average stock price is less than $31.00, then, subject to ASI's termination right, the exchange ratio will be fixed at 0.466129. As such, within these ranges, the consideration to be paid to you in the merger will decrease as the average closing price of Aon common stock decreases. The market prices of Aon common stock when the merger takes place may vary from their market prices at the date of this document and at the date of the Special
Meeting. For example, during the 12 month period ending on             , 2001,
the most recent date prior to the printing of this proxy statement/prospectus,
the sales price of Aon common stock varied from a low of $      to a high of
$      and ended that period at $      . See "Summary--Comparative Per Share
Market Price and Dividend Information" on page 12 for more detailed share price information. These variations may be the result of various factors including:

    - changes in the business, operations or prospects of Aon;

    - litigation developments;

    - market assessments as to whether and when the merger will be consummated;

    - the timing of the merger;

    - regulatory considerations; and

    - general market and economic conditions.

    The merger may not be completed until a significant period of time has passed after the Special Meeting. Therefore, at the time of the Special Meeting, you will not know the exact value of the Aon common stock that will be issued to you in connection with the merger.

    You are urged to obtain current market quotations for Aon and ASI common stock.

    THE ASI BOARD OF DIRECTORS MAY DECIDE NOT TO TERMINATE THE MERGER AGREEMENT IF THE AVERAGE PRICE OF AON COMMON STOCK IS BELOW $31.00.

    Aon common stock traded below $31.00 over 35% of the time from February 20, 2000 to February 20, 2001. If the average price of Aon common stock during the relevant measurement period is less than $31.00, ASI can notify Aon that it wishes to terminate the merger agreement, in which case Aon can:

    - elect to prevent that termination by increasing the exchange ratio so that you will receive a portion of a share of Aon common stock having a value equal to $14.45 for each share of ASI common stock that you hold; or

    - allow the agreement to be terminated, in which case the merger will not occur.

Alternatively, ASI can decline to make the termination notification, in which case the merger will proceed. In that event, you will receive 0.466129 of a share of Aon common stock for each share of

ASI common stock that you hold. The ASI Board of Directors may decide in its sole discretion whether to exercise ASI's termination right. You will not have any right to vote on the action to be taken by ASI in this event. As a result, the merger may proceed at an exchange ratio that will provide you with less than $14.45 in value of Aon common stock for each of your shares of ASI common stock.

    AON MAY BE UNABLE TO SUCCESSFULLY INTEGRATE ASI'S OPERATIONS AND RETAIN KEY ASI EMPLOYEES.

    The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

    - the necessity of coordinating geographically separated organizations;

    - integrating personnel with diverse business backgrounds;

    - combining different corporate cultures; and

    - retaining key employees.

    The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of ASI who are expected to be retained by Aon. There can be no assurances, however, that Aon will be successful in retaining these employees for the time period necessary to successfully integrate ASI's operations with those of Aon. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business and results of operations of the combined company.

    AON MAY BE UNABLE TO REALIZE THE EXPECTED COST SAVINGS AND OTHER SYNERGIES
     FROM THE MERGER.

    Even if Aon is able to integrate the operations of ASI successfully, there can be no assurances that this integration will result in the realization of the full benefits of the cost savings, synergies or revenue enhancements that Aon currently expects to result from this integration or that these benefits will be achieved within the time frame that Aon currently expects. The cost savings and other synergies from the merger may be offset by costs incurred in integrating ASI's operations, as well as by increases in other expenses, by operating losses or by problems in Aon's business unrelated to the merger.

    ASI STOCKHOLDERS WILL HAVE LIMITED ABILITY TO INFLUENCE AON'S ACTIONS AND
     DECISIONS FOLLOWING THE MERGER.

    Following the merger, ASI stockholders will hold less than two percent of the outstanding shares of Aon common stock. As a result, ASI stockholders will have only limited ability to influence ASI's business. ASI stockholders will not have separate approval rights with respect to any actions or decisions of Aon.

    CUSTOMERS OF ASI MAY CANCEL OR DELAY ORDERS AS A RESULT OF CONCERNS OVER THE
     MERGER.

    ASI customers may, in response to the announcement of the merger, cancel or delay orders or defer purchasing decisions. Any cancellation, delay or deferral by ASI customers could have a material adverse effect on ASI's business, regardless of whether or not the merger is ultimately completed.

RISK FACTORS RELATING TO OWNING AON COMMON STOCK

    THE PRICE OF AON COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF ASI COMMON STOCK.

    Upon completion of the merger, you will become a holder of Aon common stock. Aon's business differs from that of ASI. ASI is a provider of human resources outsourcing services. This business is only one of many pursued by Aon. Aon is an insurance services holding company for a family of insurance brokerage, consulting and consumer insurance companies. Aon common stock, therefore, will be affected by factors different from those that affect ASI's business and results of operations. Also factors affecting both companies may do so in different ways and in varying degrees.

    AON MAY BE UNABLE TO ADEQUATELY HEDGE AGAINST ITS MARKET RISK EXPOSURES.

    Aon is exposed to market risk from changes in foreign currency exchange rates, interest rates and equity security prices. Aon attempts to create offsetting market exposures by entering into various derivatives transactions. Aon cannot assure you that these transactions will create a successful hedge against its market risks. Furthermore, derivatives transactions may give rise to credit risks from the possible non-performance by the other party to the transaction. The failure of Aon to adequately limit its market risk exposures could have a material adverse effect on its results of operations.

    PROVISIONS OF AON'S CHARTER DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS AND COULD DELAY, DETER OR PREVENT A CHANGE IN CONTROL.

    Provisions of Aon's certificate of incorporation and by-laws may inhibit changes in control of Aon, even if a change in control is in the best interests of Aon stockholders. These provisions include:

    - a requirement that any merger or consolidation of Aon with or into another corporation, or the sale of substantially all of Aon's assets, be approved by the holders of at least two-thirds ( 2/3) of all outstanding securities of Aon, voting as a single class;

    - a declaration that Aon's Board of Directors consider, in addition to the consideration offered, all relevant non-monetary factors when determining if a proposal to acquire Aon is in the best interests of Aon stockholders;

    - a prohibition on stockholder action through written consents;

    - limitations on the ability of stockholders to amend, alter or repeal any supermajority provision contained in Aon's certificate of incorporation; and

    - the authority of the Board to issue, without stockholder approval, preferred stock with such terms as the Board may determine.

    Aon is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Aon Capital Stock."

    TRADING IN AON SHARES HAS IN THE PAST BEEN, AND COULD IN THE FUTURE BE, SUBJECT TO PRICE AND VOLUME FLUCTUATIONS.

    The market for Aon shares has in the past been, and could in the future be, subject to price and volume fluctuations. There are a number of factors, both within and outside Aon's control, which could cause the price of Aon's common stock to fluctuate. These factors include, but are not limited to:

    - announcements of developments related to Aon's business or its competitors' or customers' businesses;

    - fluctuations in Aon's financial results;

    - general conditions or developments in the insurance market;

    - potential sales of Aon common stock into the marketplace by Aon or its stockholders;

    - announcements of new or enhanced services by Aon or its competitors or customers; and

    - a shortfall in revenue, gross margin, earnings or other financial results or changes in research analysts' expectations.

    The market price of Aon common stock may experience significant fluctuations in the future, including fluctuations that are material, adverse and unrelated to Aon's performance. Further, it is likely that in some future period Aon's net sales or operating results will be below the expectations of public market analysts and investors. In that event, the price of Aon common stock would likely be materially adversely affected.

                         CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING INFORMATION

    This proxy statement/prospectus contains forward-looking information. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information may be included in this proxy statement/ prospectus or may be "incorporated by reference" from other documents filed with the Securities and Exchange Commission by Aon and may include statements for the periods from and after the completion of the merger. You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates" or similar expressions in this proxy statement/ prospectus or in documents incorporated by reference in this proxy statement/prospectus.

    The forward-looking information is subject to numerous assumptions, risks and uncertainties.

    Factors that may cause actual results to differ materially from those contemplated by the forward-looking information include, among others, the following:

    - general economic conditions in the United States and the other countries throughout the world in which we do business;

    - fluctuations in global equity and fixed-income markets;

    - the entry of new or stronger competitors and the intensification of pricing competition;

    - the loss of current customers or the inability to obtain new customers whether or not the merger is consummated;

    - changes in interest rates and the performance of the financial markets;

    - changes in the availability, cost and collectability of insurance;

    - catastrophic events, such as earthquakes or hurricanes and other severe-weather related events;

    - changes in the coverage terms selected by insurance customers, including higher deductibles and lower limits;

    - changes in commercial property and casualty premium rates;

    - the adequacy of loss reserves;

    - political risk in some of the countries in which Aon and ASI operate or in which Aon insures risks;

    - changes in asset valuations;

    - consolidation and restructuring in the insurance industry and the human resources outsourcing industry;

    - the success or failure of Aon's previously announced business transformation plan;

    - the risks and other factors described under the caption "Risk Factors" in this proxy statement/ prospectus;

    - the risk that the ASI businesses will not be successfully integrated into Aon;

    - the inability to obtain or meet conditions imposed for governmental approvals of the merger;

    - the risk that anticipated synergies will not be obtained or not obtained in the amounts and within the time anticipated; and

    - the risks described on page 57 of this proxy statement/prospectus.

    Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking information. We caution ASI stockholders not to place undue reliance on this information, which speaks only as of the date of this proxy statement/prospectus or, in the case of a document incorporated by reference, the date of that document.

    Neither Aon nor ASI, nor any person acting on their behalf, undertakes any obligation to release publicly any revisions to forward-looking information to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                 THE COMPANIES

AON CORPORATION

    Aon is an insurance services holding company for a family of insurance brokerage, consulting and consumer insurance companies. Through its insurance brokerage and other services and consulting operations, Aon offers commercial insurance brokerage, alternative risk solutions, risk management, employee benefit and human resources consulting and managing general underwriting services. In addition, Aon's insurance underwriting businesses provide a variety of insurance products, including supplemental life, accident and health coverage insurance and extended warranties. Aon's revenues were $7.4 billion in 2000. Based on 2000 insurance brokerage and consulting revenues, Aon believes that it is the second largest insurance brokerage company in the world.

    Aon's executive offices are located at 123 North Wacker Drive, Chicago, Illinois 60606, and its telephone number is (312) 701-3000.

ASI SOLUTIONS INCORPORATED

    ASI is a leading national provider of human resources outsourcing services for large organizations seeking to hire, train and develop a higher quality, more effective workforce. ASI's services are organized into three core areas:

    - performance improvement services;

    - employment process outsourcing; and

    - compensation services and market share studies.

    ASI's performance improvement services help clients to assess and select more qualified employees, to train and develop existing employees and to measure performance on a continuing basis to assure that service quality remains high. Employment process outsourcing includes: (a) advertising for and recruiting applicants; (b) establishing automated telephonic voice response systems to screen prospective applicants; (c) obtaining physical facilities and equipment needed for pre-screening; (d) performing background checks; and (e) conducting testing and simulations to select applicants. ASI's compensation services and market share studies provide a series of surveys and related services to the financial services and securities industries.

    ASI's executive offices are located at 780 Third Avenue, New York, New York 10017, and its telephone number is (212) 319-8400.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The Special Meeting will be held at             , on       , 2001, at
      a.m., local time.

PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the merger of Merger Subsidiary, Inc. with and into ASI, with ASI being the surviving corporation, and approve and adopt the merger agreement. As a result of the merger, ASI will become a wholly-owned subsidiary of Aon.

RECORD DATE AND VOTING POWER

    The ASI Board of Directors has fixed the close of business on       , 2001
as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. As of the record date, there were outstanding shares of common stock held by approximately holders of record. The common stock is ASI's only outstanding class of stock. Stockholders of record on the record date will be entitled to one vote per share of common stock on any matter that properly comes before the Special Meeting and any adjournment or postponement of that meeting.

QUORUM AND VOTE REQUIRED

    Delaware law and ASI's charter and by-laws require (a) the presence, in person or by duly executed proxy, of holders of a majority of the shares of ASI common stock outstanding and entitled to vote at the Special Meeting in order to constitute a quorum and (b) the affirmative vote of the holders of a majority of the shares of ASI common stock outstanding and entitled to vote at the Special Meeting in order to approve the merger and approve and adopt the merger
agreement. Holders of more than   % of the shares of ASI common stock
outstanding and entitled to vote have agreed with Aon to vote to approve the merger and approve and adopt the merger agreement.

    For purposes only of determining the presence or absence of a quorum for the transaction of business, ASI intends to count abstentions and broker non-votes as present at the Special Meeting. Abstentions and broker non-votes, however, are not counted as favorable votes and, therefore, have the same effect as a vote against the proposal. Broker non-votes are proxies from brokers or other nominees indicating that the person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

PROXIES, VOTING AND REVOCATION

    Shares of ASI common stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. IF A PROXY IS DULY EXECUTED AND SUBMITTED WITHOUT INSTRUCTIONS, THE SHARES OF ASI COMMON STOCK REPRESENTED BY THAT PROXY WILL BE VOTED "FOR" APPROVAL OF THE MERGER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. PROXIES ARE BEING SOLICITED ON BEHALF OF THE ASI BOARD OF DIRECTORS.

    A proxy may be revoked at any time before it is voted at the Special Meeting. You may revoke your proxy at or before the Special Meeting by:

    - delivering to the secretary of ASI a written notice of revocation bearing a later date than the proxy;

    - duly executing, dating and delivering to the secretary of ASI a subsequent proxy; or

    - attending the Special Meeting and voting in person.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

    Any written notice revoking a proxy should be delivered to ASI Solutions Incorporated, 780 Third Avenue, New York, New York 10017, Attention: Carl Seldin Koerner, Secretary.

SOLICITATION OF PROXIES AND EXPENSES

    ASI will bear the entire cost of solicitation of proxies from ASI stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of ASI common stock beneficially owned by others to forward to those beneficial owners. ASI will reimburse persons representing beneficial owners of the shares of ASI common stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of ASI. No additional compensation will be paid to directors, officers or other regular employees for these services.

                              THE PROPOSED MERGER

    ASI and Aon are furnishing this proxy statement/prospectus to you in connection with the solicitation of proxies by the ASI Board of Directors for use at the Special Meeting of ASI stockholders.

ASI PROPOSAL

    At the Special Meeting, you will be asked to vote to approve the merger and approve and adopt the merger agreement. THE MERGER WILL NOT BE COMPLETED UNLESS ASI STOCKHOLDERS APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

BACKGROUND OF THE MERGER

    During the summer of 1999, the parties engaged in preliminary discussions with respect to a possible business combination or strategic transaction between Aon and ASI. During these discussions, the parties addressed in general terms the price and structure of a potential transaction. ASI also provided Aon with preliminary due diligence materials. The parties terminated these discussions before they reached a substantive stage.

    On June 21, 2000, Edward W. Straub, Executive Vice President of Aon Consulting, a subsidiary of Aon, contacted Bernard F. Reynolds, Chairman and Chief Executive Officer of ASI, and expressed an interest in renewing discussions regarding a business combination transaction in which Aon would acquire ASI. Following this initial contact, the parties engaged in several discussions regarding the potential benefits of a business combination transaction. These discussions were followed by an August 16, 2000 meeting between Mr. Reynolds and Michael J. Mele, Senior Vice President and Chief Financial Officer of ASI, and Donald Ingram, Chairman of Aon Consulting, and Daniel F. Hunger, Senior Vice President of Aon Consulting. At this meeting, Messrs. Reynolds and Mele made a presentation to the Aon participants regarding ASI's business and operations and the company's financial performance, including then current financial projections. Also at this meeting, the participants continued to discuss in broad terms the proposed business combination transaction between the two companies. On August 21, 2000, the parties executed a confidentiality agreement which provided that each party would not disclose and would keep confidential all non-public information provided to it by the other party.

    Following the events of August 2000, the parties began to have more substantive discussions regarding the terms of a potential transaction. Throughout the Fall, Mr. Reynolds had numerous discussions with Mr. Ingram, and met with Patrick G. Ryan, Chairman and Chief Executive Officer of Aon, with respect to the structure of the transaction, the price levels and the type of consideration that ASI stockholders would receive (i.e., all cash, all Aon stock or a combination of cash and Aon stock). Aon representatives expressed their unwillingness to engage in an all cash transaction. Instead, Aon proposed a transaction in which ASI's public stockholders would receive all cash for their shares and the principal stockholders of ASI (Mr. Reynolds, Eli Salig and Seymour Adler) would receive a combination of cash and Aon stock.

    On November 21, 2000, Aon forwarded a term sheet to Mr. Reynolds which set forth the material terms of a proposed transaction in which (a) all ASI stockholders, other than the principal stockholders, would receive $17.00 in cash per share of ASI common stock and (b) the principal stockholders would receive $1.95 in cash and $15.05 in value of Aon preferred stock for each share of ASI common stock that they held. The transaction would be structured as a cash tender offer for all outstanding shares of ASI common stock, other than those held by the principal stockholders. The term sheet also provided for Mr. Reynolds and other key ASI employees to enter into five-year non-compete and two-year non-solicitation agreements upon the closing of the transaction. Following the receipt of the November 21, 2000 term sheet, the parties engaged in numerous discussions regarding the terms and structure of the proposed transaction, including the terms of the preferred stock to be received by the principal stockholders.

    Simultaneously with the distribution of the term sheet, Aon also provided ASI with a written request for selected information for due diligence purposes. Beginning on November 29, 2000 and over the next several weeks, representatives of Aon visited ASI's "data room" and performed due diligence with respect to ASI's business, including the review of legal and financial documents related to ASI. During the course of the due diligence process, representatives from ASI and Aon, including their respective legal counsel, discussed ASI's operations, capital structure and other matters raised by Aon's due diligence. On
November 29, 2000, Messrs. Reynolds and Mele made a presentation concerning ASI's business to the representatives of Aon visiting the "data room."

    On December 14, 2000, the ASI Board of Directors held a meeting to discuss the proposed transaction and the continuation of discussions with Aon regarding the transaction. At this meeting, Mr. Reynolds made a presentation concerning ASI's current operations, its historic performance and its future prospects in light of industry and economic conditions. Following this presentation, the members of the ASI Board discussed in length the terms of the proposed transaction, including the proposal that the public stockholders and the principal stockholders receive different types of consideration in the transaction. The Board also discussed the potential conflicts of interest presented by this proposal. After these discussions, the ASI Board unanimously agreed to proceed with negotiations with Aon regarding the proposed transaction and to hire an investment banking firm to render a fairness opinion letter with respect to the fairness, from a financial point of view, of the consideration to be received by the public stockholders in the transaction. Following the meeting, ASI contacted representatives of Bear, Stearns & Co. Inc. to discuss their firm's interest in representing the company.

    Following December 14, 2000, the parties engaged in discussions regarding the timing and structure of the proposed transaction. During these discussions, the parties focused on the advantages and disadvantages of the various types of transactions (e.g., merger or tender offer) and the ability of the parties to structure the transaction as a tax-free reorganization for United States federal income tax purposes. Following these discussions, the parties decided to further consider a cash tender offer with respect to the shares of ASI common stock held by the public stockholders, together with a tax-free rollover of the equity interest in ASI held by the principal stockholders.

    On December 21, 2000, the ASI Board of Directors held a meeting to further consider the transaction and the potential conflicts of interest that had been discussed at the previous meeting. In light of the potential conflicts, the ASI Board appointed a Special Committee, consisting of Michael J. Boylan and David Tory, to consider the proposed transaction and to make a recommendation to the full Board as to whether the transaction was in the best interests of the ASI stockholders. The members of the Special Committee were members of the ASI Board who were not officers of ASI or any of its subsidiaries and who did not otherwise have any potential conflicts with respect to the proposed transaction. Also at this meeting, the ASI Board authorized the Special Committee to hire its own advisors.

    Immediately following the December 21, 2000 meeting of the ASI Board of Directors, the Special Committee held a meeting to discuss the status of the proposed transaction. The Special Committee also retained Goodwin Procter LLP as legal counsel for the transaction and Bear Stearns to render the fairness opinion in connection with the transaction.

    On January 3, 2001, ASI received initial drafts of the merger agreement and the agreement related to the rollover of the equity interest of the principal stockholders. Following receipt of these initial drafts, the parties and their respective legal counsel negotiated the terms of the agreements. These negotiations focused on a variety of subjects, including (a) the scope of ASI's representations and warranties, (b) the covenants governing ASI's operations between signing and closing, (c) the conditions to the parties' respective obligations to close the transaction, (d) the events giving rise to the parties' respective rights to terminate the merger agreement, including ASI's ability to terminate the agreement if presented with the opportunity to consummate a more favorable transaction,
(e) the circumstances in which a termination fee would be paid, and (f) the circumstances in which the rollover agreement would terminate. On January 8, 2001, the Special Committee held a meeting at which representatives of Goodwin Procter reviewed the status of contract negotiations with Aon and representatives from Bear Stearns discussed the status of their review of the terms of the proposed transaction.

    During January 2001, the trading volume of ASI common stock increased significantly from historical levels. The highest, single-day trading volume for ASI common stock for the first half of January 2001 was 299,100 shares, as compared to a high of 43,600 shares in January 2000. Also during January 2001, the price of ASI common stock increased significantly from a closing price of $15.625 on January 2, 2001 to a closing price of $20.875 on January 16, 2001. Given the high trading volumes and volatility of the ASI common stock, the parties reconsidered whether the proposed transaction was in their respective best interests. Following extensive discussions concerning the proposed transaction and these recent events, the parties agreed to terminate negotiations on January 18, 2001.

    On January 29, 2001, ASI released earnings for the third quarter of fiscal year 2001 of $0.18 per diluted share. Following the earnings report, which was below analysts' estimates, the price of ASI common stock fell from a closing price of $16.00 on January 26, 2001 to a closing price of $13.625 on January 29, 2001. The range of closing prices of ASI common stock during the week of January 29, 2001 ranged from $13.625 to $12.8594 per share.

    On February 2, 2001, Mr. Ingram contacted Mr. Reynolds to inquire whether ASI was interested in resuming discussions with respect to a potential transaction. Legal counsel for the parties subsequently engaged in negotiations concerning the unresolved issues in the merger agreement, which included the termination provisions, the closing conditions, the definition of "material adverse effect," and the reimbursement of Aon's fees in the event ASI were to terminate the agreement. The parties agreed that they would continue negotiations with a view to entering into a definitive agreement during February 2001.

    On February 8, 2001, the Special Committee held a meeting at which representatives of Goodwin Procter provided an update regarding the ongoing contract negotiations and representatives of Bear Stearns discussed the status of their analyses for the fairness opinion. Also at this meeting, the Special Committee approved the terms of Bear Stearns' engagement.

    On February 13, 2001, the parties met to negotiate the remaining open issues in the merger and rollover agreements and to discuss recent developments in ASI's business and the likely effects that these developments would have on ASI's financial results in calendar year 2001. During this meeting, Aon and its representatives informed ASI that, as a result of the recent increase in the price of Aon common stock and the information regarding ASI's business presented at the meeting, they did not want to continue to pursue a cash tender offer for ASI common stock held by the public stockholders at $17.00 per share. Rather, Aon indicated that it would be interested in pursuing a transaction in which all ASI stockholders would receive Aon common stock in exchange for their shares of ASI common stock. The Aon representatives, however, expressed the need to further analyze the financial and other information presented at the meeting and agreed to contact Mr. Reynolds on the following day with the material terms of their proposal.

    On February 15, 2001, Mr. Ingram contacted Mr. Reynolds to discuss the revised terms of the proposed transaction. Following lengthy discussions, Mr. Ingram proposed a stock-for-stock merger between the two companies in which ASI stockholders would receive 0.425 of a share of Aon common stock for each share of ASI common stock that they held. If the average closing price of Aon's common stock during a 10-day measurement period prior to the merger were to be above $42.00, the exchange ratio would be adjusted so that each ASI stockholder would receive Aon common stock having a value equal to $17.85. Conversely, if the average closing price during the measurement period were to be less than $34.00, the exchange ratio would be adjusted so that each ASI stockholder would receive Aon common stock having a value equal to $14.45. If the average closing price during the measurement period were to be below $31.00, Aon would have the right to terminate the merger agreement. Mr. Reynolds responded that he would need to discuss the proposal with the other members of the ASI Board of Directors and the company's advisors. In light of the fact that all ASI stockholders were now to receive the same consideration, it was agreed to disband the Special Committee and to have all members of the ASI Board consider the proposed transaction.

    On February 20, 2001, ASI received a revised draft of the merger agreement. Between February 20, 2001 and February 23, 2001, the parties and their respective legal counsel negotiated the terms of the definitive documentation. During this period, the parties' discussions focused on (a) the exchange ratio collar, (b) the conditions to the parties' respective obligations to close the transaction, and (c) the events giving rise to the parties' respective rights to terminate the agreement. In particular, representatives of ASI negotiated for ASI, as opposed to Aon, to have the right to terminate the merger agreement if the average closing price of Aon common stock during the measurement period were to be below $31.00. As a result, if the average closing price of Aon common stock during the measurement period is below $31.00, ASI may terminate the merger agreement, unless Aon agrees to increase the exchange ratio so that ASI stockholders will receive $14.45 in value of Aon common stock for each share of ASI common stock that they hold. In addition, as a result of these negotiations, ASI was able to significantly narrow the conditions to Aon's obligations to effect the merger.

    On February 23, 2001, the ASI Board of Directors held a meeting to consider the merger agreement, the merger and the related transactions. At this meeting, the ASI Board approved the revised terms of Bear Stearns' engagement. With respect to the deliberations regarding the merger, Mr. Reynolds discussed with the other members of the Board the potential benefits and negative consequences of the merger and the recent developments following the change in the structure of the transaction to a stock-for-stock merger. Representatives of Goodwin Procter made a presentation to the Board in which they reviewed the fiduciary duties of the directors in connection with the proposed transaction and summarized for the Board the status of the contract negotiations and the terms of the definitive documentation, including the closing conditions, termination rights and break-up fee. Representatives of Bear Stearns then made a presentation to the Board concerning the terms of the merger and certain methods of valuation and analysis. Bear Stearns then delivered its oral opinion (subsequently confirmed by delivery of a written opinion dated February 23, 2001) to the ASI Board of Directors that, as of that date, based on and subject to certain assumptions, limitations and other matters described in the opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of ASI.

    The ASI Board discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction. The factors considered are described in more detail below under the heading "ASI's Reasons for the Merger; Recommendation of the ASI Board of Directors." Based on these deliberations, the ASI Board of Directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement on the terms discussed at the meeting and authorized management to complete and execute the definitive merger agreement. Following the meeting, the parties finalized the negotiations regarding the merger agreement and, thereafter, ASI and Aon executed the definitive merger agreement and each publicly announced the transaction.

ASI'S REASONS FOR THE MERGER; RECOMMENDATION OF THE ASI BOARD OF DIRECTORS

    As described above under the heading "Background of the Merger," the ASI Board of Directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement at a meeting held on February 23, 2001. The ASI Board believes that the merger is advisable and that the terms of the merger agreement are fair to, and in the best interests of, ASI and its stockholders. Accordingly, the ASI Board recommends that stockholders approve the merger and approve and adopt the merger agreement. In reaching its conclusion to approve the merger and the merger agreement, the ASI Board consulted with senior management and its legal counsel, and received an opinion as to the fairness of the exchange ratio, as of the date of the opinion, to the ASI stockholders from a financial point of view from Bear, Stearns & Co. Inc. The ASI Board considered the company's short-term and long-term interests and those of its stockholders. In particular, the ASI Board considered the following factors, all of which it deemed favorable, in reaching its decision to approve the merger and the merger agreement:

    - VALUE OF THE MERGER CONSIDERATION AS COMPARED TO HISTORICAL AND RECENT MARKET PRICES OF ASI COMMON STOCK. The consideration to be received by the ASI stockholders in the merger, based on the $14.45 value at the bottom-end of the exchange ratio collar, represents a premium of:

    -- 25.7% over the closing price of $11.50 on February 22, 2001, which was the last trading day prior to the ASI Board meeting;

    -- 37.6% over the closing price of $10.50 on February 20, 2001, which was the first trading day in the week during which the merger was publicly announced;

    --  63.3% over the 52-week average price of ASI common stock of $8.85; and

    --  305.9% over the 52-week low price of ASI common stock of $3.56.

    - ASI'S BUSINESS, FINANCIAL CONDITION AND PROSPECTS. The ASI Board believes that the merger represents a more desirable alternative for the ASI stockholders than continuing to operate as an independent public company under its current business plan. ASI has a cautious outlook given lower than expected earnings in the third quarter of fiscal year 2001 and a slowing economy. While revenues in ASI's compensation services and market share studies segment increased during the third quarter, revenues from ASI's performance improvement services and employment process outsourcing segments decreased during this period due to delays in program rollouts and lower volume from employment outsourcing. In addition, acquiring customers has proven challenging for ASI, especially in the employment process outsourcing segment of its business. ASI's revenues generally have been concentrated among a few, large customers. The ASI Board believes that being part of a larger, more diversified company will provide ASI with scalability and the opportunity to expand and diversify its customer base. ASI also will be able to draw on Aon's resources during slower economic periods. As a result of the merger, the ASI stockholders will have the opportunity to participate in this larger, more diversified company and the value generated through the combination of the two companies.

    - INCREASED MARKET CAPITALIZATION AND LIQUIDITY. The larger market capitalization and public float of Aon will mean higher trading volumes for Aon common stock and enhanced liquidity for ASI stockholders who receive shares of Aon common stock in the merger. In addition, Aon has a larger, more active group of analysts following its stock than ASI.

    - ANALYSIS BY BEAR, STEARNS & CO. INC. AND FAIRNESS OPINION. The ASI Board considered as favorable to its determination the opinion, analyses and presentation of Bear Stearns described below under the heading "Opinion of Bear, Stearns & Co. Inc.," including the opinion of Bear Stearns to the effect that, as of the date of the opinion, based on and subject to the assumptions, limitations and other matters set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of ASI. A copy of the fairness opinion is attached to this proxy statement/prospectus as Appendix B.

    - ASI'S TERMINATION RIGHT IN THE EVENT OF A SUPERIOR TRANSACTION AND TERMINATION FEE. The merger agreement permits the ASI Board, in the exercise of its fiduciary duties, to (a) continue to receive unsolicited inquiries and proposals regarding other potential business combinations, (b) negotiate and provide information to a third party concerning a proposal that the ASI Board determines in good faith is reasonably likely to lead to a transaction that will be more favorable to the ASI stockholders and

(c) upon the satisfaction of certain conditions, enter into an agreement with respect to a more favorable transaction with a third party, subject to the payment of a $3,625,000 termination fee to Aon.

    - ASI'S TERMINATION RIGHT IN THE EVENT OF A DECREASE IN THE PRICE OF AON COMMON STOCK. The merger agreement provides ASI with the right to terminate the merger agreement and withdraw from the merger if the average of the closing prices of Aon common stock for the ten consecutive trading days ending on the fifth trading day immediately prior to the closing date of the merger is less than $31.00. However, the agreement will not be terminated if, after ASI provides Aon with notice of its intention to exercise this termination right, Aon agrees to increase the exchange ratio so that the ASI stockholders will receive in the merger, $14.45 in value of Aon common stock for each share of ASI common stock that they hold.

    - TAX-FREE NATURE OF THE MERGER. The ASI Board viewed as favorable to its determination the fact that the merger, as a stock-for-stock transaction, will allow the ASI stockholders to exchange their shares of ASI common stock for shares of Aon common stock on a tax-free basis.

    The ASI Board also considered the following potentially negative factors in its deliberations concerning the merger and the merger agreement:

    - FIXED EXCHANGE RATIO AND COLLAR. The exchange ratio is fixed and not subject to adjustment if the average closing price of Aon common stock during the relevant measurement period is between $42.00 and $34.00 or, subject to ASI's termination right, less than $31.00. As such, within these ranges, the consideration to be paid to the ASI stockholders in the merger will decrease as the average closing price of Aon common stock decreases. If the relevant average closing price of Aon common stock is greater than $42.00, the exchange ratio will be capped so that the ASI stockholders will receive $17.85 in value of Aon common stock for each share of ASI common stock that they hold. Although the collar provides the ASI stockholders with price protection in the event that the average closing price of Aon common stock is greater than or equal to $31.00, but less than $34.00, the trade-off is that any increases in the average closing price of Aon common stock above $42.00 will have no effect on the consideration to be received by the ASI stockholders. In connection with its discussion of the exchange ratio, the ASI Board also considered the volatility of Aon's common stock over the past year as a result of restructuring and other special charges. In addition, the ASI Board considered the closing price of Aon common stock on February 22, 2001, the day prior to the Board meeting. This closing price of $33.72 was below the mid-point of the collar. The ASI Board also considered that Aon's common stock had traded below $31.00 over 35% of the time during the past year.

    - ANTICIPATED BENEFITS MAY NOT BE REALIZED. The ASI Board considered the risk that the anticipated benefits to the ASI stockholders may not be realized as a result of Aon's execution of its business plan, economic conditions and potential difficulties in integrating the two companies and their operations.

    - SIGNIFICANT COSTS INVOLVED. The ASI Board considered the significant costs involved in connection with consummating the merger, the substantial management time and effort required to effectuate the merger and to integrate ASI's business with Aon's business, and the related disruption to ASI's operations.

    The ASI Board also considered the potential benefits to ASI's directors and executive officers discussed in the section entitled "Interests of Certain Persons in the Merger," including the new employment agreements with Bernard F. Reynolds, Eli Salig and Seymour Adler which will become effective upon the merger and the acceleration of vesting of all outstanding options to acquire ASI common stock.

    In the opinion of the ASI Board, the above factors represent the material potential adverse consequences which could occur as a result of the merger. In considering the merger, the ASI Board considered the impact of these factors on the ASI stockholders.

    In view of the wide variety of factors considered by the ASI Board of Directors, the ASI Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. The ASI Board viewed its position and recommendation as being based on the totality of the information presented and considered by it. After taking into consideration all the factors set forth above, the ASI Board determined that the potential benefits of the proposed merger outweighed the potential detriments associated with the proposed merger.

    In the event the merger is not completed for any reason, ASI will continue to pursue its existing business strategy. In addition, ASI may seek to enter into other acquisition or business combination transactions.

OPINION OF BEAR, STEARNS & CO. INC.

    Bear Stearns has delivered a fairness opinion to the ASI Board of Directors in connection with the merger. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. ASI retained Bear Stearns based on its qualifications, expertise and reputation in providing advice to companies with respect to transactions similar to the merger and because it is familiar with ASI's business.

    In connection with Bear Stearns's engagement, the ASI Board of Directors requested that Bear Stearns evaluate the fairness, from a financial point of view, to ASI's stockholders of the exchange ratio. On February 23, 2001, Bear Stearns delivered its oral opinion to the ASI Board of Directors that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of ASI common stock. Bear Stearns subsequently confirmed its oral opinion by delivery of its written opinion dated February 23, 2001.

    The full text of the written opinion of Bear Stearns, dated February 23, 2001, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B and is incorporated by reference in this proxy statement/prospectus. You should read the opinion carefully in its entirety. The opinion was directed to the ASI Board of Directors for its information in connection with its consideration of the merger and relates only to the fairness, from a financial point of view, of the exchange ratio of Aon common stock to be received by the holders of ASI common stock.

    In the course of performing its review and analyses for rendering its opinion, Bear Stearns has:

    - reviewed draft copies of the merger agreement, stockholder agreement and employment agreements;

    - reviewed ASI's annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended March 31, 1998, 1999 and 2000, its quarterly reports on Form 10-Q for the periods ended June 30, 2000, September 30, 2000 and December 31, 2000 and its reports on Form 8-K for the three years ended February 21, 2001;

    - reviewed ASI's press release dated January 29, 2001 announcing its financial results for the period ended December 31, 2000;

    - reviewed certain historical and projected segment operating and financial information, including projections for the fiscal years ended March 31, 2001, 2002 and 2003 and written assumptions for the fiscal years ended March 31, 2004, 2005, 2006 and 2007, provided to Bear Stearns by management relating to ASI's business and prospects;

    - met with certain members of ASI's senior management to discuss ASI's business, operations, historical and projected financial results and future prospects;

    - met with ASI management to discuss in detail the downside variability and risks associated with its forecast and constructed risk-adjusted projections using written assumptions provided to Bear Stearns by management and reviewed such projections with management;

    - met with the ASI Board of Directors and discussed, among other things, the Board of Director's views of the financial projections and assumptions of ASI furnished to Bear Stearns by management, strategic alternatives pursued by management and prospects for ASI;

    - reviewed Aon's annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 1997, 1998 and 1999, its quarterly reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 and its reports on Form 8-K for the three years ended February 21, 2001;

    - discussed with certain members of Aon's senior management, Aon's business, operations, historical financial results and future prospects (senior management's outlook statement was summary in nature and did not include detailed forecasts);

    - reviewed the historical prices and events, trading multiples and trading volume of the common shares of ASI and Aon;

    - reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to ASI and Aon;

    - reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed generally comparable to ASI and the merger;

    - performed discounted cash flow analyses based on the ASI management base case and risk-adjusted projections and assumptions for ASI furnished to Bear Stearns;

    - reviewed equity research reports discussing the prospects of ASI and Aon; and

    - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

    Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation, the base case and risk-adjusted projections and assumptions provided to Bear Stearns by ASI. With respect to ASI's projected financial results, Bear Stearns has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of ASI as to the expected future performance of ASI. Bear Stearns has not assumed any responsibility for the independent verification of any such information or of the projections and assumptions provided to Bear Stearns, and Bear Stearns has further relied upon the assurances of the senior management of ASI that they are unaware of any facts that would make the information and projections and assumptions provided to Bear Stearns incomplete or misleading.

    Bear Stearns has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Bear Stearns by Aon. Bear Stearns has not assumed any responsibility for the independent verification of any such information provided to Bear Stearns, and Bear Stearns has further relied upon the assurances of the senior management of Aon that they are unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading.

    In arriving at its opinion, Bear Stearns has not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of ASI and Aon, nor has Bear Stearns been furnished with any such appraisals. Bear Stearns has assumed that the merger will be consummated in a timely manner and in accordance with the terms of the draft copies of the merger agreement, the stockholder agreement and employment agreements without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on ASI or Aon. Bear Stearns has assumed that the employment agreements will include compensation levels for the principal stockholders that are consistent with historical compensation levels. Upon advice of ASI and its legal advisors, Bear Stearns has assumed that the receipt of Aon common stock by stockholders of ASI in the merger will qualify as a tax-free transaction to ASI stockholders.

    The opinion does not constitute a recommendation to the ASI Board of Directors or any holders of ASI common stock as to how to vote in connection with the merger.

    The following is a summary of the financial analyses used by Bear Stearns in connection with providing its oral opinion to the ASI Board of Directors on February 23, 2001 and providing its written opinion to the ASI Board of Directors attached hereto as Appendix B.

    The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

    (A) STOCK TRADING HISTORY FOR ASI

    The implied minimum purchase price of $14.45 per share (in the case where Aon's average stock price is greater than or equal to $31.00, but less than $34.00), represents a 37.6% premium to ASI's closing price on February 20, 2001. The premium to the twenty-day, ninety-day and one-year average price prior to February 20, 2001 is 9.6%, (1.9%) and 63.3%, respectively.

    (B) COMPARABLE COMPANY ANALYSIS FOR ASI

    Using publicly available information, Bear Stearns reviewed and compared certain financial information, ratios and percentages for ASI with corresponding financial information, ratios and percentages for the following U.S.-based companies in the business services industry: (a) Manpower, Inc., (b) Spherion Corporation, (c) Exult, Inc., (d) Modis Professional Services, Inc.,
(e) Provant, Inc. and (f) Avert, Inc. Bear Stearns selected the aforementioned U.S. companies for comparison because they are publicly-traded companies in the business services industry with operations that for purposes of analysis may be considered similar, in varying degrees, to the operations of ASI.

    For each of the selected companies, Bear Stearns reviewed certain publicly available financial data, valuation statistics, financial ratios, research reports, published earnings estimates for calendar year 2000 and 2001, and stock market information and calculated ratios and multiples based on such information, which data was adjusted, where applicable, for certain extraordinary and non-recurring items. Bear Stearns compared enterprise values, calculated as equity value plus debt, preferred stock and minority interest less cash and cash equivalents, of the selected companies and ASI as multiples of their respective calendar year 2000 and 2001 earnings before interest and taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT. Bear Stearns also compared stock prices of the selected companies and ASI as multiples of actual calendar year 2000 and estimated calendar year 2001 earnings per share, commonly referred to as the P/E ratio.

    All multiples were based on the closing stock prices for ASI and each of the selected companies on February 20, 2001, the most recent publicly available information, and in certain cases, estimates provided by First Call for earnings per share and selected Wall Street research for projected revenue, EBITDA and EBIT.

    The results of such analysis are summarized below:

                                                                ENTERPRISE VALUE                                   PRICE/
                                   ---------------------------------------------------------------------------   -----------
                                                CY2000A(1)                               CY2001E                 CY2000A(1)
                                   -------------------------------------   -----------------------------------   -----------
                                                                                                                  EARNINGS
                                     REVENUE       EBITDA        EBIT        REVENUE      EBITDA       EBIT       PER SHARE
                                   -----------   ----------   ----------   -----------   ---------   ---------   -----------
Range of Business
  ServiceComparables(2)..........  0.29x-2.79x   3.6x-10.1x   5.4x-11.7x   0.26x-2.05x   3.6x-7.4x   5.1x-9.3x   6.3x-19.7x
Harmonic Mean of Business Service
  Comparables(2)(3)..............        0.44x         5.6x         7.7x         0.42x        5.0x        6.7x        11.4x
ASI Solutions--at $14.45 per
  Share(2)(4)....................        1.28x         7.3x         9.1x         1.18x        6.0x        7.3x        16.7x

                                     PRICE/
                                   ----------
                                    CY2001E
                                   ----------
                                    EARNINGS
                                   PER SHARE
                                   ----------
Range of Business
  ServiceComparables(2)..........  8.4x-14.6x
Harmonic Mean of Business Service
  Comparables(2)(3)..............       10.9x
ASI Solutions--at $14.45 per
  Share(2)(4)....................       14.4x

------------------------------

(1) Excludes any non-recurring gains or losses.

(2) Financial information for calendar year end.

(3) "Harmonic Mean" represents the reciprocal of the arithmetic mean of the reciprocals of a set of data points and excludes ASI.

(4) Financial information from management's Base Case forecast.

    (C) COMPARABLE ACQUISITION ANALYSIS FOR ASI

    Using publicly available information, Bear Stearns reviewed and analyzed the purchase prices and transaction multiples implied by the purchase prices, proposed to be paid, at the time of the announcement, in the following six selected merger and acquisition transactions:

ACQUIROR                               TARGET
--------                               ------
Stephens Group, Inc.                   Staffmark's Commercial Division
Vedior N.V.                            ACSYS, Inc.
TMP Worldwide, Inc.                    System One Services, Inc.
Compuware Corporation                  Data Processing Resources Corporation
Spherion Corporation                   Norrel Corporation
ASI Solutions Incorporated             McLagan Partners, Inc.

    Bear Stearns compared enterprise values, calculated as the amount proposed to be paid, at the time of announcement, in each transaction for the equity of the target company, plus debt, preferred stock and minority interests, less cash and cash equivalents, of the selected transactions and the merger as multiples of latest 12 months, or LTM, revenue, EBITDA and EBIT, and as multiples of projected year after the transaction ("CY+1"), revenue, EBITDA and EBIT, as well as equity values, calculated as the amount proposed to be paid, at the time of announcement, in each transaction for the equity of the target company, of the selected transactions and the merger as multiples of LTM net income and CY+1 net income. All multiples for the selected merger and acquisition transactions were based on financial information and Wall Street research available at the time of the announcement of the relevant transaction and data for the latest 12 months preceding the date of announcement.

Adjustments were made, where applicable, for certain extraordinary and non-recurring items. The results of such analysis are summarized below:

                                                                ENTERPRISE VALUE                                   PRICE/
                                   ---------------------------------------------------------------------------   -----------
                                                  LTM(1)                                  CY+1                     LTM(1)
                                   -------------------------------------   -----------------------------------   -----------
                                                                                                                  EARNINGS
                                     REVENUE       EBITDA        EBIT        REVENUE      EBITDA       EBIT       PER SHARE
                                   -----------   ----------   ----------   -----------   ---------   ---------   -----------
Range of Selected Merger and
  Acquisition Transactions.......  0.31x-1.40x   5.3x-10.8x   7.6x-14.8x   0.30x-1.10x   4.8x-8.3x   5.4x-9.9x   13.1x-19.6x
Harmonic Mean of Selected Merger
  and Acquisition
  Transactions(2)................        0.61x         7.4x        10.3x         0.54x        6.4x        7.9x         15.7x
ASI Solutions--at $14.45 per
  Share(3)(4)....................        1.28x         7.3x         9.1x         1.18x        6.0x        7.3x         16.7x

                                     PRICE/
                                   -----------
                                      CY+1
                                   -----------
                                    EARNINGS
                                    PER SHARE
                                   -----------
Range of Selected Merger and
  Acquisition Transactions.......  12.7x-20.8x
Harmonic Mean of Selected Merger
  and Acquisition
  Transactions(2)................        15.6x
ASI Solutions--at $14.45 per
  Share(3)(4)....................        14.4x

------------------------------

(1) Excludes any non-recurring gains or losses.

(2) "Harmonic Mean" represents the reciprocal of the arithmetic mean of the reciprocals of a set of data points and excludes ASI's merger with Merger Subsidiary.

(3) Financial information for LTM is calendar year 2000A and for CY+1 is calendar year 2001E.

(4) Financial information from management's Base Case forecast.

    (D) DISCOUNTED CASH FLOW ANALYSIS FOR ASI

    Bear Stearns performed a discounted cash flow analysis of ASI to estimate the present value of the unleveraged, after-tax, free cash flows that ASI could generate for fiscal years 2002 through 2007. The analysis was based on two sets of financial projections, the base case, provided by management, and the risk-adjusted case, based on assumptions provided by management. The base case represents management's expectations of ASI's 2002 and 2003 financial performance and assumes continued robust growth and other factors, much of which are beyond management's control. Bear Stearns met with ASI management to discuss in detail the downside variability, risks and uncertainty associated with its base case forecast and constructed risk-adjusted projections using written assumptions provided by management and reviewed such projections with management. For analytical purposes, the projections for both cases have been extended out to 2007 by Bear Stearns using reasonable assumptions based on discussions with ASI management.

    Using a range of discount rates reflecting Bear Stearns' estimate of ASI's weighted average after-tax cost of capital and a range of terminal value multiples, Bear Stearns calculated, for each case, the present value of the projected free cash flows for each of the 2002 through 2007 fiscal years and the present value of the terminal value of ASI at the end of fiscal year 2007.

                                               RANGE
                                               -----
Discount Rate Assumption.....................  12.0% -- 15.0%
EBITDA Terminal Year Multiple Assumption.....  5.0x -- 7.0x

                                               IMPLIED EQUITY VALUE PER SHARE RANGE
                                               ------------------------------------
                                               $14.67 -- $19.85
Base Case....................................
Risk-adjusted Case...........................  $12.33 -- $16.64

    (E) PRESENT VALUE OF FUTURE STOCK PRICE ANALYSIS FOR ASI

    Bear Stearns performed an analysis of the present value of ASI's hypothetical future stock price compared to the consideration to be received in the merger. Bear Stearns calculated a range of hypothetical 2001, 2002 and 2003 share prices by multiplying ASI's 2001, 2002 and 2003 EBITDA and earnings per share estimates under its base case and risk-adjusted case by a range of forward enterprise-to-EBITDA and price-earnings multiples based on ASI's comparable companies' forward enterprise-to-EBITDA and price-earnings multiples derived from Wall Street research estimates (for EBITDA) and First Call's consensus estimates (for earnings per share). The hypothetical 2002 and 2003 share prices were then converted to present value by discounting each at ASI's cost of equity.

                                                        RANGE
                                         ------------------------------------
Discount Rate Assumption...............             13.0% -- 16.0%
Forward Enterprise Value / EBITDA                    5.0x -- 7.0x
  Multiples............................
Forward P/E Multiples..................             10.0x -- 14.0x

                                         IMPLIED EQUITY VALUE PER SHARE RANGE
                                         ------------------------------------
                                                   $8.07 -- $18.85
Base Case..............................
Risk-adjusted Case.....................            $7.63 -- $15.56

    (F) HISTORICAL EXCHANGE RATIO ANALYSIS OF ASI AND AON

    Bear Stearns reviewed the historical closing prices of ASI's common stock and Aon's common stock during the period January 1, 2000 through February 20, 2001 and the implied historical exchange ratios determined by dividing the price per share of ASI's common stock by the price per share of Aon's common stock over such period. Bear Stearns did so in order to analyze whether the exchange ratio from the merger was consistent with the historical implied exchange ratios in the periods examined. The following table shows the implied exchange ratio as of February 20, 2001, as well as the average implied historical exchange ratios for various periods leading up to February 20, 2001. These figures compare to the negotiated exchange ratio of 0.425, subject to adjustment pursuant to the terms of the merger agreement.

                                                      AVERAGE HISTORICAL
TIME PERIOD                                             EXCHANGE RATIO
-----------                                           ------------------
As of February 20, 2001.............................  0.308
10-day..............................................  0.306
30-day..............................................  0.435
90-day..............................................  0.439
One-year............................................  0.321

    (G) COMPARABLE COMPANY ANALYSIS FOR AON

    Using publicly available information, Bear Stearns reviewed and compared certain financial information, ratios and percentages for Aon with corresponding financial information, ratios and percentages for the following U.S.-based companies in the insurance brokerage industry: (a) Marsh & McLennan
Companies, Inc., (b) Arthur J. Gallagher & Company, (c) Brown & Brown, Inc.,
(d) Hilb, Rogal & Hamilton Company, (e) E.W. Blanch Holdings, Inc., and
(f) Clark/Bardes Holdings, Inc. Bear Stearns selected the aforementioned U.S. companies for comparison because they are publicly-traded companies in the insurance brokerage industry with operations that for purposes of analysis may be considered similar, in varying degrees, to the operations of Aon.

    For each of the selected companies, Bear Stearns reviewed certain publicly available financial data, valuation statistics, financial ratios, research reports, published earnings estimates for calendar year 2000 and 2001, and stock market information and calculated ratios and multiples based on such information, which data was adjusted, where applicable, for certain extraordinary and non-recurring items. Bear Stearns compared enterprise values, calculated as equity value plus debt, preferred stock and minority interest less cash and cash equivalents, of the selected companies and Aon as multiples of their respective calendar year 2000 and 2001 EBITDA and EBIT. Bear Stearns also compared stock prices of the selected companies and Aon as multiples of actual calendar year 2000 and estimated calendar year 2001 P/E ratios.

    All multiples were based on the closing common stock prices for Aon and each of the selected companies on February 20, 2001, the most recent publicly available information, and in certain cases, estimates provided by First Call for earnings per share and selected Wall Street research for Revenue, EBITDA and EBIT.

    The results of such analysis are summarized below:

                                                               ENTERPRISE VALUE                                    PRICE/
                                ------------------------------------------------------------------------------   -----------
                                              CY2000A(1)                                CY2001E                  CY2000A(1)
                                --------------------------------------   -------------------------------------   -----------
                                                                                                                  EARNINGS
                                  REVENUE       EBITDA        EBIT         REVENUE       EBITDA        EBIT       PER SHARE
                                -----------   ----------   -----------   -----------   ----------   ----------   -----------
Range of Insurance Brokerage
  Comparables(2)..............  0.92x-5.08x   5.6x-17.6x   10.3x-20.2x   0.85x-3.14x   2.9x-13.6x   4.2x-15.3x   11.2x-32.8x

Harmonic Mean of Insurance
  Brokerage Comparables(2)....        2.06x         9.8x         14.1x         1.65x         6.4x         8.5x        21.1x

Harmonic Mean of Insurance
  Brokerage
  Comparables(2)(3)...........        3.37x        13.3x         16.6x         2.72x        11.1x        13.8x        27.0x

ASI Solutions--at $34.07 per
  Share(2)(4).................        1.76x         9.3x         12.1x         1.62x         8.5x        11.0x        17.0x

                                  PRICE/
                                ----------
                                 CY2001E
                                ----------
                                 EARNINGS
                                PER SHARE
                                ----------
Range of Insurance Brokerage
  Comparables(2)..............  7.7x-26.8x
Harmonic Mean of Insurance
  Brokerage Comparables(2)....       14.2x
Harmonic Mean of Insurance
  Brokerage
  Comparables(2)(3)...........       22.6x
ASI Solutions--at $34.07 per
  Share(2)(4).................       15.1x

------------------------------

(1) Excludes any non-recurring gains or losses.

(2) "Harmonic Mean" represents the reciprocal of the arithmetic mean of the reciprocals of a set of data points and excludes Aon.

(3) Excludes E.W. Blanch and Clark/Bardes due to their small size relative to Aon.

(4) CY2001E Revenue, EBITDA and EBIT projections from Wall Street research. CY2001E Earnings per share from First Call estimates.

    (H) OTHER ANALYSES

    Bear Stearns conducted other analyses as it deemed appropriate, including reviewing the historical stock performance and the historical and estimated financial and operating data of ASI and Aon. In addition, Bear Stearns examined publicly available information relating to trends in the business services and insurance brokerage industries.

    The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Bear Stearns' opinion is therefore not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Bear Stearns made qualitative judgments as to the significance and relevance of each analysis and factor considered by it and did not attribute particular weight to any one analysis or factor. Bear Stearns did not form an opinion as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support its opinion. Accordingly, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or of the summary described above or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    The analyses performed by Bear Stearns, particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those results suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Bear Stearns' analyses are inherently subject to substantial uncertainty. The analyses were prepared solely as part of Bear Stearns' analysis of the fairness, from a financial point of view, of the exchange ratio of Aon common stock to be received in the merger by the holders of ASI common stock.

    Bear Stearns' opinion and financial analyses were only one of many factors considered by the ASI Board in its evaluation of the merger, and should not be viewed as determinative of the views of the ASI Board or management with respect to their decision to recommend the merger.

    In the ordinary course of business, Bear Stearns may actively trade debt and equity securities of ASI and/or Aon for Bear Stearns' own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities. In the ordinary course of business, Bear Stearns may enter into derivative transactions with ASI or Aon as the counterparty. A senior executive of Bear Stearns is a member of the ASI Board of Directors.

    Pursuant to a letter agreement dated February 22, 2001 entered into by ASI and Bear Stearns, ASI has agreed to pay Bear Stearns (a) a fee of $100,000 upon execution of the engagement letter, (b) $250,000 upon delivery of the opinion by Bear Stearns, and (c) $450,000 upon consummation of the merger.

    ASI has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns, including reasonable fees and disbursements of counsel, and of other consultants and advisors retained by Bear Stearns in connection with matters contemplated by Bear Stearns' engagement, including any such expenses arising from Bear Stearns being requested or required to testify in any legal or regulatory proceeding. ASI has agreed to indemnify Bear Stearns and related persons against liabilities in connection with the engagement of Bear Stearns, including liabilities under the federal securities laws.

AON'S REASONS FOR THE MERGER

    The Aon Board of Directors has determined that the merger is in the best interests of Aon and its stockholders. The Aon Board of Directors has approved the merger and the issuance of Aon common stock in the merger. The merger does not need to be approved by the holders of Aon common stock under Delaware law.

    In reaching its determination, among other considerations, the Aon Board of Directors identified several potential strategic complements that ASI could bring to the human resources and compensation consulting practices of Aon Consulting, a subsidiary of Aon. These complements include:

    - ASI's compensation survey capabilities, which (a) have a strong base of recurring revenue in the banking and financial services industries,
      (b) can merge smoothly with Aon Consulting's existing compensation survey capabilities and (c) provide Aon Consulting with the opportunity to expand upon ASI's compensation survey capabilities with its own compensation consulting capabilities to generate additional consulting fees in the banking and financial services sector;

    - ASI's employment outsourcing business, which offers proven assessment tools and a strong revenue stream that would supplement Aon Consulting's existing business in this area, as well as broaden Aon's customer base;

    - ASI's consulting capabilities in call center performance monitoring and training, which would represent an addition to Aon Consulting's human resources practice and hold promise for organic growth; and

    - ASI's sales force, which could provide needed support in enabling Aon Consulting to achieve its growth targets for its human resources consulting practice.

ACCOUNTING TREATMENT

    Aon will account for the merger under the "purchase" method of accounting as that term is used under accounting principles generally accepted in the United States. Under this method of accounting, the purchase price paid by Aon will be allocated based on fair values of ASI's assets and liabilities. Aon will make this allocation based upon valuations and other studies that have not been finalized. The excess of the purchase price over the amounts so allocated will be treated as goodwill.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax considerations arising from the merger to a United States holder of ASI common stock. A United States holder is a beneficial owner of ASI common stock that is:

    - an individual citizen or resident of the United States;

    - a corporation created or organized in or under the laws of the United States or any of its political subdivisions; or

    - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    This summary deals only with a United States holder that holds ASI common stock as a capital asset, and does not address tax considerations applicable to United States holders that may be subject to special tax rules, such as:

    - dealers or traders in securities or currencies;

    - financial institutions;

    - insurance companies;

    - tax-exempt entities;

    - United States holders that acquired ASI common stock upon the exercise of an employee stock option or otherwise in connection with the performance of services;

    - United States holders that hold the ASI common stock as a part of a straddle or conversion transaction or other arrangement involving more than one position; or

    - United States holders whose "functional currency" is not the United States dollar.

    The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date of this proxy statement/ prospectus. Any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in tax considerations different from those discussed below. This summary has no binding effect or official status of any kind.

    Neither of us has requested or intends to request a ruling from the United States Internal Revenue Service with respect to any of the United States federal income tax considerations of the merger and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below. We cannot assure you that the conclusions reached below would be sustained by a court if challenged by the Internal Revenue Service.

    Because United States tax considerations may differ from one holder to the next, this summary does not purport to deal with all of the United States federal income tax considerations that might be relevant to you in light of your personal investment circumstances or status. In addition, this summary does not address the application of other United States taxes, such as the federal estate tax or alternative minimum tax, or state or local tax laws. Accordingly, you are advised to consult your own tax advisor in determining the specific tax consequences to you of the merger, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or other, including non-United States, tax laws.

    THE MERGER. It is a condition to the closing of the merger that each of Aon and ASI receive a tax opinion from its counsel that the merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. These opinions will be based upon representation letters provided by Aon and ASI to be delivered at the time of closing. Although the merger agreement allows us to waive this condition to closing, we currently do not anticipate doing so.

    Based on the assumptions discussed above and upon facts, factual representations and assumptions contained in the representation letters to be provided by Aon and ASI, all of which must continue to be true and accurate in all material respects as of the effective time, it is the opinion of each of Kirkland & Ellis, counsel to Aon, and Goodwin Procter LLP, counsel to ASI, that:

    - the merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

    - no gain or loss will be recognized by United States holders of ASI common stock on the exchange of their ASI common stock for Aon common stock in the merger, except for cash received instead of fractional shares, as discussed below;

    - the aggregate adjusted basis of the Aon common stock received in the merger by a United States holder (including any fractional share of Aon common stock with respect to which the United States holder receives cash) will be equal to the aggregate adjusted basis of the United States holder's ASI common stock exchanged for that Aon common stock; and

    - the holding period of the Aon common stock received in the merger by a United States holder will include the holding period of the United States holder's ASI common stock exchanged for that Aon common stock.

    CASH INSTEAD OF FRACTIONAL SHARES. The receipt of cash instead of a fractional share of Aon common stock will be treated as a taxable disposition of that fractional share interest and the United States holder will recognize taxable gain or loss for United States federal income tax purposes based upon the difference between the amount of cash received by that United States holder and the United States holder's adjusted tax basis in the fractional share. The gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the United States holder's holding period in the ASI common stock surrendered in the merger is greater than 12 months as of the date of the merger.

    BACKUP WITHHOLDING TAX. Some non-corporate United States holders may be subject to backup withholding tax at a 31% rate on cash payments received instead of fractional shares of Aon common stock in the merger unless they:

    - furnish a correct taxpayer identification number and certify that they are not subject to backup withholding tax on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to United States holders following the date of completion of the merger; or

    - are otherwise exempt from backup withholding tax.

    REPORTING REQUIREMENTS. A United States holder receiving Aon common stock as a result of the merger may be required to retain records related to that United States holder's ASI common stock exchanged and Aon common stock received, and to file with its United States federal income tax return a statement setting forth facts relating to the merger.

    THIS SUMMARY DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY STATE, LOCAL OR NON-UNITED STATES TAX CONSIDERATIONS OF THE MERGER. THE SUMMARY DOES NOT ADDRESS THE TAX CONSIDERATIONS OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR NON-UNITED STATES INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

REGULATORY APPROVALS

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, prohibits us from completing the merger until after we have filed the required notification and report forms and, if requested, furnished additional information and materials to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, and the required waiting period has expired or terminated. Aon and ASI filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on March 15, 2001. We were granted early termination of the waiting period under the HSR Act on March 23, 2001.

NO APPRAISAL RIGHTS

    Holders of ASI common stock are not entitled to dissenters' or appraisal rights under Delaware law that would give them the right to obtain the payment of cash in exchange for their ASI common stock as a result of the merger.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the ASI Board of Directors with respect to the merger, you should be aware that some executive officers and directors of ASI have interests in the merger that may be different from, or in addition to, your interests. The ASI Board of Directors was aware of these interests and considered them, among other matters, in making its recommendation.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    EMPLOYMENT AGREEMENTS. Each of Bernard F. Reynolds, Eli Salig and Seymour Adler currently has an employment agreement with ASI which, as a result of negotiations with Aon, will terminate upon the completion of the merger. Each individual has entered into a new employment agreement with ASI which will become effective at that time. The material terms of the employment agreements are as follows:

    - TITLES. With respect to their initial titles, Mr. Reynolds will serve as President, Mr. Salig will be an Executive Vice President and Dr. Adler will be a Senior Vice President.

    Mr. Reynolds currently serves as Chairman and Chief Executive Officer,
Mr. Salig serves as President and Chief Operating Officer, and Dr. Adler is an Executive Vice President of ASI.

    - TERM. Unless otherwise terminated as set forth in the employment agreements, Mr. Reynolds' term of employment is for a three-year period beginning upon the completion of the merger, and each of Mr. Salig's and Dr. Adler's term of employment is for a five-year period beginning on the completion of the merger.

    The employees' current employment agreements provide for terms ending on the date of termination of their employment, whether due to death, disability, voluntary resignation or termination with or without cause, and subject to the payment of the termination benefits described below.

    - SALARY, BONUS AND EMPLOYEE BENEFITS. Mr. Reynolds is entitled to receive a minimum base salary of $500,000 and a guaranteed minimum bonus of $200,000 per year. Mr. Salig is entitled to receive a minimum base salary of $400,000 per year, and Dr. Adler is entitled to receive a minimum base salary of $375,000 per year. Mr. Salig and Dr. Adler will receive bonus amounts at the discretion of ASI management. During the course of his employment, each employee will enjoy the customary benefits which are generally afforded to ASI employees and will be entitled to participate, to the extent eligible, in employee benefit plans provided to ASI employees generally.

    The current base salaries of Messrs. Reynolds and Salig and Dr. Adler are $475,000, $375,000 and $350,000. Under their current employment agreements, the employees are entitled to fringe benefits and an annual bonus to be determined by the ASI Board of Directors.

    - TERMINATION DUE TO DEATH OR DISABILITY. The employment agreements will terminate immediately upon the death, total disability or other event or condition rendering the employee unable to perform substantially all of his duties and obligations under his employment agreement. In the event of the employee's total disability, an amount equal to his base salary will be paid for the remainder of the term of his employment agreement, as reduced by the amount of any disability insurance benefits payable to the employee pursuant to Aon-sponsored disability insurance coverage.

    Under the current employment agreements, each employee's estate is entitled to receive the employee's annual base salary for a period of three years following the employee's death. Also under the current employment agreements, if an employee's employment is terminated due to disability, the employee is entitled to receive his annual base salary and all other benefits provided to executive officers (other than bonus and vacation) for a period of three years after the date of termination.

    - TERMINATION WITHOUT CAUSE. Each employment agreement may be terminated by ASI or the employee without cause on no less than 30 days advance notice. If his employment is terminated without cause by ASI, the employee will continue to receive his base salary and any guaranteed bonus as and when it would be paid to employees generally until the end of the term of his employment agreement. In this event, ASI also will pay to the employee all accrued but unpaid benefits as of the date of termination of his employment. If the employee terminates his employment agreement without cause, ASI will only be required to pay to the employee all accrued but unpaid base salary and benefits as of the date of termination.

    Under the current employment agreements, each employee is entitled to receive his annual base salary and all other benefits provided to executive officers (other than bonus and vacation) for a period of three years after the date of termination of his employment without cause.

    - TERMINATION FOR CAUSE. ASI may terminate the employment agreements for "cause" and will only be required to pay to the employee all accrued but unpaid base salary and benefits as of the date of termination. As used in the employment agreements, "cause" means the employee's: (a) performing an act of dishonesty, fraud, theft, embezzlement or misappropriation involving the employee's employment with ASI; (b) performing an act of race, sex, national origin, religion, disability or age-based discrimination which an independent counsel, after investigating the matter, reasonably concludes will result in liability being imposed on ASI and/or the employee; (c) willful and material violation of ASI's written policies and procedures; (d) material non-compliance with the terms of the employment agreement which remains uncured for 30 days following receipt of notice from ASI; or (e) performing any act resulting in a criminal conviction of the employee, other than a conviction for a minor traffic violation.

    The employees are not entitled to any compensation or benefits after the date of termination of their employment for "cause" under the current employment agreements. As used in the current employment agreements, "cause" means a conviction of a felony or any crime involving ASI or a determination by the ASI Board of Directors that the employee has engaged in (a) willful misconduct,
(b) willful or gross neglect, (c) fraud, (d) misappropriation,
(e) embezzlement, (f) material breach of his fiduciary duty, or (g) conduct in wanton disregard of corporate policy in the performance of his duties under his employment agreement.

    - TERMINATION FOR GOOD REASON. The employment agreements may be terminated by the employee for "good reason." If terminated for "good reason," the employee will continue to receive his base salary and any guaranteed bonus as and when it would be paid to employees generally until the end of the term of his employment agreement. In this event, ASI also will pay to the employee all accrued but unpaid benefits as of the date of termination. As used in the employment agreements, "good reason" means: (a) any significant material adverse change in the employee's duties or responsibilities under the employment agreement or the assignment to the employee of duties or responsibilities which are materially inconsistent with his duties and responsibilities under the employment agreement; (b) any material reduction of any employee benefit or perquisite enjoyed by the employee, other than part of an across-the-board reduction of benefits and perquisites applicable to all executive officers of ASI; (c) the failure of ASI to pay to the employee on a timely basis any amount that he is entitled to receive under the employment agreement, which failure is not cured by ASI within 30 days following receipt of notice from the employee; or (d) the failure of ASI to perform, or any breach by ASI of, its material obligations under the employment agreement, which failure or breach is not cured by ASI within 60 days following receipt of notice from the employee.

    The current employment agreements do not include termination for "good reason" provisions.

    - COVENANT NOT TO COMPETE. Each employee has agreed that he will not, for five years from the effective date of his employment agreement, directly or indirectly, compete with any business of Aon and its subsidiaries and affiliates, including their business of providing human resources consulting and outsourcing services. The employee may, however, purchase or otherwise acquire up to 1% of any class of securities of any enterprise if the securities are listed on a national or regional securities exchange or have been registered under the Securities Exchange Act of 1934 and may own interests in competing entities through mutual funds, private equity funds and similar arrangements so long as he owns less than 1% of these pooled entities.

    Under the current employment agreements, throughout his employment and for a period of three years following the date of termination of his employment or his resignation from ASI, each employee agreed not to engage in any capacity in the business of human resources consulting and outsourcing services or other principal business developed by ASI during his employment. An employee may invest in publicly-traded securities of an entity that competes with ASI if the employee does not control that entity and does not own 10% or more of a class of securities of that entity.

    - COVENANT NOT TO SOLICIT. Each employee also has agreed that, for a period of two years following the later of the expiration of the term of his employment agreement or the termination of his employment with Aon and its subsidiaries for any reason, he will not enter into or attempt to enter into any business relationship of the same type or kind as any business relationship that exists between Aon and its subsidiaries and affiliates and their clients or customers, with any person who was a client or customer of Aon or any of its subsidiaries or affiliates during the 24 months prior to the end of his employment.

    The current employment agreements do not include specific covenants not to solicit ASI clients and customers.

    - COVENANT NOT TO HIRE. Also for a period of two years following the later of the expiration of the term of his employment agreement or the termination of his employment with Aon and its subsidiaries for any reason, each employee has agreed not to induce or attempt to induce, or to cause any person or other entity to induce or attempt to induce, any person who is an employee of Aon or any of its subsidiaries or affiliates to leave the employ of Aon or such subsidiary or affiliate.

    Under the current employment agreements, for a period of one year following the termination of the employee's employment with ASI, each employee agreed
(a) not to solicit or encourage any employee of ASI to leave his or her employment with ASI or its subsidiaries and (b) not to hire any employee who has left the employment of ASI or its subsidiaries.

    SEVERANCE AGREEMENT.  ASI has entered into a letter agreement with Michael
J. Mele, Senior Vice President and Chief Financial Officer, which provides that if Mr. Mele's employment with ASI is terminated for any reason other than gross negligence or willful misconduct, he will be entitled to receive severance payments totaling 18 months of salary payable in regular, semi-monthly installments.

STOCK OPTIONS

    All of ASI's outstanding stock options will become fully vested and exercisable for a specified period of time prior to the closing of the merger. In full settlement of any options which remain outstanding immediately prior to the completion of the merger, Aon will make a cash payment to each option holder as of the closing of the merger equal to the difference between the merger consideration that would be payable with respect to each share of ASI common stock underlying the option and the applicable option exercise price. The following table sets forth all currently unvested options held by

ASI's directors and executive officers which will become fully vested as a result of the transactions contemplated by the merger agreement:

                                                                  PER SHARE EXERCISE
NAME                                          OPTION SHARES (#)       PRICE ($)
----                                          -----------------   ------------------
Seymour Adler, Ph.D.........................       20,000                 5.25
  Executive Vice President and Director
Michael J. Boylan...........................        3,334                 6.50
  Director                                          6,667                 5.25
                                                   10,000                 4.00
Ilan Kaufthal...............................        1,667                 6.50
  Director                                          3,334                 5.25
                                                    6,667                 4.00
Carl S. Koerner.............................        1,667                 6.50
  Secretary and Director                            3,334                 5.25
                                                    6,667                 4.00
David Tory..................................        1,667                 6.50
  Director                                          3,334                 5.25
                                                    6,667                 4.00
Michael J. Mele.............................        5,000                9.625
  Senior Vice President and                        16,667                 6.50
  Chief Financial Officer                          16,667                 5.25

RELATIONSHIP WITH BEAR, STEARNS & CO. INC.

    The ASI Board of Directors engaged Bear, Stearns & Co. Inc. to render a fairness opinion to the ASI Board in connection with the proposed transaction. A portion of the compensation to be paid to Bear Stearns for its engagement is conditioned upon the completion of the merger. Ilan Kaufthal, a director of ASI, is Vice Chairman of Bear Stearns. Due to the potential conflict of interest, Mr. Kaufthal recused himself when the ASI Board of Directors voted on the approval of the merger, the merger agreement and related matters. See "The Proposed Merger--Opinion of Bear, Stearns & Co. Inc." for additional information.

INTEREST OF COUNSEL

    Koerner, Silberberg & Weiner, LLP has been general counsel to ASI since 1989 and provided legal services to ASI in connection with the proposed transaction. Carl S. Koerner, a partner of Koerner, Silberberg & Weiner, LLP, has been Secretary and a director of ASI since 1996. During the fiscal year ended March 31, 2001, ASI paid legal fees to Koerner, Silberberg & Weiner, LLP of approximately $334,000. ASI believes that the fees paid to this firm are comparable to those fees that would have been paid to an unrelated third party.

STOCKHOLDER AGREEMENT WITH THE PRINCIPAL STOCKHOLDERS

    THE FOLLOWING SUMMARY OF THE STOCKHOLDER AGREEMENT IS QUALIFIED BY REFERENCE TO THE COMPLETE TEXT OF THE STOCKHOLDER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE AND ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ THE ENTIRE TEXT OF THE STOCKHOLDER AGREEMENT.

    Aon and Merger Sub have entered into a stockholder agreement with Bernard F. Reynolds, Eli Salig and Seymour Adler and their affiliated entities. Under this agreement, the principal stockholders have agreed to vote:

    - in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

    - against any competing transaction or other proposal that would result in a breach of any agreement, covenant, representation or warranty of ASI under the merger agreement or which is reasonably likely to result in any of the conditions of ASI's obligations under the merger agreement not being satisfied;

    - against any change in ASI's directors, current capitalization, certificate of incorporation or by-laws or any other material change to ASI's corporate structure or business; and

    - in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement.

    The principal stockholders have granted Aon an irrevocable proxy to vote their shares in the manner set forth above.

    The principal stockholders have also agreed that, except as otherwise provided in the stockholder agreement, they will not:

    - sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any agreement, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of their shares of ASI common stock; or

    - grant any proxies, deposit shares in a voting trust or enter into any voting arrangement with respect to their shares.

    As of February 23, 2001, there were 3,757,739 shares of ASI common stock
subject to the stockholder agreement, which represented more than   % of ASI's
outstanding common stock as of the record date for the Special Meeting. The stockholder agreement also applies to any shares of ASI common stock acquired by the principal stockholders after the date of the agreement, through the exercise of stock options or otherwise.

    The stockholder agreement will terminate immediately upon the termination of the merger agreement for any reason. Under the terms of the stockholder agreement, if the merger agreement is terminated due to a competing transaction and a competing transaction is thereafter completed, the principal stockholders have agreed to pay to Aon a termination fee. The termination fee will be in an amount equal to the difference between (a) the aggregate consideration that the principal stockholders would be entitled to receive in the competing transaction and (b) the product of $17.85, multiplied by the aggregate number of shares of ASI common stock owned by the principal stockholders at the closing of the competing transaction or on February 23, 2001, whichever is greater.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    The merger agreement requires Aon and the surviving corporation to indemnify, to the fullest extent permitted by applicable law, each individual who is or was an officer, director, employee, fiduciary or agent of ASI or any of its subsidiaries for all actions taken by them in their capacities as such prior to the completion of the merger. Aon and the surviving corporation also have agreed to advance payment for expenses incurred by these indemnified parties to the fullest extent permitted by law.

    For six years after the completion of the merger, Aon is required to, or required to cause the surviving corporation to, include in its certificate of incorporation and by-laws all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of ASI and its subsidiaries which are contained in ASI's current certificate of incorporation and by-laws. In addition, prior to the effective time of the merger, ASI will purchase an extended reporting period endorsement under ASI's existing insurance policies for ASI's directors and officers, which shall provide ASI's directors and officers with coverage for a period of six years following the effective time of the merger on terms not materially less favorable than ASI's existing directors' and officers' liability insurance policies. Aon will not be required to pay, in total, an annual premium for this insurance in excess of $125,000.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A DESCRIPTION OF THE MATERIAL TERMS OF THE MERGER AGREEMENT BUT DOES NOT PURPORT TO DESCRIBE ALL THE TERMS OF THE MERGER AGREEMENT. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE MERGER AGREEMENT WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/ PROSPECTUS AND INCORPORATED IN THIS DOCUMENT BY REFERENCE. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

GENERAL

    Under the merger agreement, Merger Subsidiary, Inc., a wholly-owned subsidiary of Aon, will merge with and into ASI, with ASI continuing as the surviving corporation. As a result of the merger, ASI will become a wholly-owned subsidiary of Aon.

CLOSING MATTERS

    CLOSING. The closing of the merger will take place no later than the second business day following the satisfaction or waiver of all of the closing conditions, unless the merger agreement has been terminated or another time or date is agreed to in writing by the parties. See "--Conditions" below for a more complete description of the conditions that must be satisfied prior to closing.

    EFFECTIVE TIME. As soon as practicable after the satisfaction of the conditions to the merger, ASI will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law and make all other filings or recordings required under Delaware law. The merger will become effective when the certificate of merger is duly filed.

CONSIDERATION TO BE RECEIVED IN THE MERGER; TREATMENT OF STOCK OPTIONS AND
  WARRANTS

    The merger agreement provides that, at the effective time of the merger:

    - each share of ASI common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.425 of a share of Aon common stock, subject to adjustment as follows:

       -- If the average daily closing price per share of Aon common stock during the regular session on the New York Stock Exchange for the 10 consecutive trading days in the period ending five trading days prior to the closing date of the merger is greater than $42.00, each share of ASI common stock will be converted into a portion of a share of Aon common stock having a value equal to $17.85.

       -- If the average stock price is equal to or greater than $31.00, but less than $34.00, each share of ASI common stock will be converted into a portion of a share of Aon common stock having a value equal to $14.45.

       -- If the average stock price is less than $31.00, ASI has the right to notify Aon that it wishes to terminate the merger agreement, in which case Aon can (a) elect to prevent that termination by increasing the exchange ratio so that each share of ASI common stock will be converted into a portion of a share of Aon common stock having a value equal to $14.45 or (b) allow the agreement to be terminated, in which case the merger will not be completed. Alternatively, ASI can decline to make the termination notification, in which case the merger will proceed and each share of ASI common stock will be converted into 0.466129 of a share of Aon common stock.

    - each outstanding option to purchase shares of ASI common stock and each outstanding and exercisable warrant to purchase shares of ASI common stock will be canceled, and Aon will pay each holder of options or warrants a cash payment determined by multiplying (a) the excess, if any, of the product of the average stock price multiplied by the exchange ratio over the applicable per share exercise price of the option or warrant, by (b) the number of shares of ASI common stock underlying the option or warrant held by the holder, less applicable withholding tax.

    In addition, any shares of ASI common stock held by ASI as treasury stock will be automatically canceled, and Aon will not exchange those shares for any shares of Aon common stock or other consideration.

    On February 23, 2001, ASI terminated its employee stock purchase plan and each participant was deemed, as of that date, to have exercised his or her option to purchase the number of whole shares of ASI common stock as his or her accumulated payroll deduction could purchase at the exercise price then in effect, and any remaining cash balance in the participant's account was returned to the participant.

    For a further discussion of the treatment of other employee benefit plans under the merger agreement, see "--Other Covenants and Agreements--Employee Matters."

EXCHANGE OF CERTIFICATES IN THE MERGER

    Before the closing of the merger, Aon will appoint an exchange agent to handle the exchange of ASI stock certificates for stock certificates of Aon and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange ASI stock certificates for stock certificates of Aon, to each former ASI stockholder of record. The letter of transmittal will contain instructions explaining the procedure for surrendering ASI stock certificates. YOU SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY CARD.

    ASI stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive stock certificates representing the number of whole shares of Aon common stock into which the shares of ASI common stock were converted in the merger.

    After the merger, each certificate that previously represented shares of ASI stock will only represent the right to receive the shares of Aon common stock into which those shares of ASI common stock have been converted, plus cash in lieu of fractional shares of Aon common stock.

    Aon will not pay to holders of ASI stock certificates any dividends or other distributions declared or made after the effective time of the merger with respect to Aon common stock until the ASI stock certificates are surrendered to the exchange agent. However, once those certificates are surrendered, Aon will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares of Aon common stock into which those ASI shares have been converted.

    After the effective time of the merger, ASI will not register any transfers of the shares of ASI common stock.

FRACTIONAL SHARES

    No fractional shares of Aon common stock will be issued in the merger. Instead, the exchange agent will pay each of those ASI stockholders who would have otherwise been entitled to a fractional share of Aon common stock, an amount in cash determined by multiplying the fractional share interest by the average stock price.

LISTING OF AON COMMON STOCK

    Aon has agreed to use its commercial best efforts to cause the shares of Aon common stock issuable in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger. Approval for listing on the NYSE of the shares of Aon common stock issuable to the ASI stockholders in the merger, subject only to official notice of issuance, is a condition to the obligations of Aon, Merger Subsidiary and ASI to complete the merger.

ASI COVENANTS

    ASI has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

    NO SOLICITATION. ASI has agreed not to, and to cause each of its subsidiaries not to, and to not authorize any of its officers, directors, employees, agents or representatives to, directly or indirectly:

           (1) solicit, initiate, or encourage (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal with respect to any tender offer, merger, consolidation or other business combination involving ASI or any acquisition of any kind of a material portion of the assets or capital stock of ASI or any of its subsidiaries, each such transaction referred to as a "competing transaction";

           (2) negotiate, explore or otherwise communicate in any way with any third party with respect to any competing transaction; or

           (3) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the merger.

    However, ASI is permitted, as is contemplated under the federal securities laws, to take and disclose to its stockholders its position with respect to any competing transaction.

    In addition, ASI is permitted to engage in discussions and negotiations with, and provide information to, any person in response to an unsolicited competing transaction, if:

        (1) the Special Meeting of the ASI stockholders shall not have occurred; and

        (2) the ASI Board of Directors determines in good faith that (a) based on the advice of its financial advisor, such competing transaction is reasonably likely to lead to a "superior transaction" of the type described below and (b) based on the advice of its legal counsel, failing to take such action would be inconsistent with its fiduciary duties.

    However, ASI must promptly advise Aon and Merger Subsidiary orally and in writing of any competing transaction or any inquiry with respect to or that could reasonably be expected to lead to any competing transaction and include the terms and conditions of such competing transaction and the identity of the person making any such competing transaction. Furthermore, ASI must keep Aon apprised of any material amendment or other modification to the terms of any competing transaction or inquiry.

    A "superior transaction" is a competing transaction that:

        (1) the ASI Board of Directors determines in good faith, based on the advice of its outside legal counsel and its financial advisor, is more favorable to the ASI stockholders than the merger, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal; and

        (2) is not conditioned on obtaining financing and ASI has received objective written evidence that demonstrates that the person making the proposal has the ability to fully finance its competing transaction.

    - BOARD OF DIRECTORS COVENANT TO RECOMMEND. ASI has agreed that it shall not:

           (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Aon, the approval, adoption or recommendation of the ASI Board of Directors of the merger or the merger agreement;

           (2) approve or recommend, or propose to approve or recommend, any competing transaction; or

           (3) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any competing transaction or propose or agree to take any of these actions.

    ASI, however, may terminate the merger agreement if, prior to the vote of the ASI stockholders to approve the merger and the merger agreement, the ASI Board of Directors determines in good faith, based on the advice of its outside counsel and its financial advisor, that failing to do so would be inconsistent with its fiduciary duties under applicable law. If ASI does terminate the merger agreement for this reason, it must pay a termination fee of $3,625,000 to Aon. See "--Termination of the Merger Agreement" for a discussion of each party's ability to terminate the merger agreement.

    - OPERATIONS OF ASI PENDING CLOSING. ASI has undertaken a covenant that places restrictions on ASI and its subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, ASI and its subsidiaries are required to conduct their business in the ordinary course and in a manner consistent with past practice and to use their commercially reasonable efforts to maintain or preserve intact their business organization, their assets, including intellectual property, their relationships with third parties and the services of their officers, employees and consultants. ASI has also agreed, subject to limited exceptions, not to, and to cause its subsidiaries not to, without Aon's consent:

    - amend or otherwise change its certificate of incorporation or by-laws;

    - issue, sell, pledge, dispose of, grant or encumber (a) any shares of capital stock of ASI or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or (b) any material assets of ASI or any of its subsidiaries;

    - declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

    - reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, any of its capital stock;

    - acquire, by merger or otherwise, any corporation, partnership, limited liability company, or other business organization or division thereof or any equity interest therein;

    - incur any material indebtedness or authorize any material capital expenditures;

    - acquire, sell, lease or dispose of any real property or other material assets, other than sales or leases of fixed assets or sales of inventory;

    - enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreement or arrangements with any director, officer, consultant or employee, or grant any salary or wage increase;

    - establish, adopt, amend or increase benefits under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, welfare benefit contract, plan or arrangement;

    - enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union;

    - discharge or satisfy any material lien or pay or satisfy any material obligation or liability, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

    - make or institute any change in its accounting procedures and practices unless mandated by generally accepted accounting principles or any applicable laws;

    - enter into any agreement or other arrangement with any director, officer, employee or stockholder of ASI or any of its subsidiaries;

    - enter into, modify or amend any material contract to which ASI or any of its subsidiaries is a party or waive, release or assign any material rights or claims under any material contract;

    - with respect to taxes, (a) make, change or revoke any election, (b) file any amended tax return, (c) settle any tax claim or assessment relating to ASI or any of its subsidiaries, (d) surrender any right to claim a refund,
      (e) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment or (f) fail to timely file any tax return;

    - take any action or omit to take any action which would result in a material violation of any applicable law or regulation or would cause a material breach of any agreement, contract or commitment;

    - license, assign or otherwise transfer to any person or entity any rights to any intellectual property owned or used by ASI or any of its subsidiaries;

    - alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of ASI or any of its subsidiaries; or

    - settle or compromise any pending or threatened suit, action or claim relating to the merger.

    SPECIAL MEETING OF STOCKHOLDERS. The merger agreement contains a covenant that ASI will convene a special meeting of its stockholders to consider and vote upon the merger and the merger agreement. According to the terms of the merger agreement, the date of the special meeting is to be as soon as practicable following the date that the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission.

OTHER COVENANTS AND AGREEMENTS

    - EMPLOYEE MATTERS. Aon has agreed to honor all of ASI's obligations under the terms of existing employment, retention, termination and severance agreements and any general severance policy of ASI and its subsidiaries. Aon will also allow ASI's employees to continue to participate in ASI's existing benefit plans on terms substantially similar to those currently in effect. Aon may, however, substitute its own benefit plans if such plans are either (a) not materially less favorable to ASI's employees as those of ASI currently in effect or (b) those benefit plans currently in effect for comparable Aon employees.

    - INSURANCE AND INDEMNIFICATION. The merger agreement requires Aon and the Surviving Corporation to indemnify, to the fullest extent permitted by applicable law, each individual who is or was an officer, director, employee, fiduciary or agent of ASI or any of its subsidiaries for all actions taken by them in their capacities as such prior to the completion of the merger. Aon and the surviving corporation also have agreed to advance payment for expenses incurred by these indemnified parties to the fullest extent permitted by law.

    Aon is also obligated, for six years after the merger, to (a) maintain in effect ASI's current directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger; provided that Aon will not be required to pay, in total, an annual premium for this insurance in excess of $125,000, and (b) include in its certificate of incorporation and by-laws, or cause the surviving corporation to include in its certificate of incorporation and by-laws, all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of ASI and its subsidiaries which are contained in ASI's current certificate of incorporation and by-laws.

    - NYSE LISTING. Aon is obligated to use its commercial best efforts to cause the shares of its common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, on or before the completion of the merger.

    - MAINTENANCE OF NASDAQ QUOTATION; SEC REPORTS. ASI has agreed to use its commercial best efforts to continue the quotation of its common stock on Nasdaq during the term of the merger agreement. Furthermore, ASI will continue to file with the SEC and the National Association of Securities Dealers, or NASD, all reports required to be filed by it pursuant to the rules and regulations of the SEC and NASD.

    - TAX-FREE REORGANIZATION. Each of ASI, Aon and Merger Subsidiary has agreed not to knowingly take or fail to take any action which could reasonably be expected to affect adversely the qualification of the merger as a tax-free reorganization.

    - OTHER COVENANTS. The merger agreement contains covenants relating to the cooperation between Aon and ASI in the preparation and mailing of this proxy statement/prospectus and other governmental filings. The merger agreement also contains additional agreements relating to, among other things, public announcements, mutual notice of certain matters and access to information.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains numerous representations and warranties made by ASI to Aon. The representations and warranties relate to:

    - corporate existence, qualification to conduct business and corporate standing and power;

    - ownership of subsidiaries;

    - capital structure;

    - corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

    - absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

    - filings with the SEC;

    - financial statements;

    - the absence of undisclosed liabilities;

    - approval of the ASI Board of Directors;

    - stockholder vote required for approval;

    - litigation;

    - compliance with laws;

    - absence of certain changes or events;

    - real estate and personal property;

    - environmental matters;

    - intellectual property matters;

    - insurance;

    - payment of fees to finders or brokers in connection with the merger agreement;

    - opinion of Bear Stearns;

    - customers and suppliers;

    - tax matters;

    - material contracts;

    - certain business practices and restrictions on business activities;

    - ownership of capital stock;

    - compliance with the Employment Retirement Income Security Act of 1974; and

    - labor matters and employment agreements.

    The merger agreement also contains certain representations and warranties made by Aon and Merger Subsidiary to ASI, including due organization, corporate authorization, capitalization, non-contravention, SEC filings, financial statements, absence of certain changes, litigation, compliance with law, NYSE requirements, broker fees, tax matters and no prior business activities of Merger Subsidiary.

    The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

CONDITIONS

    Our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions:

    - the adoption and approval of the merger agreement by the ASI stockholders;

    - the absence of any law, order or injunction prohibiting completion of the merger;

    - the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act;

    - the receipt of all other material governmental and regulatory consents, approvals and authorizations;

    - the approval for listing by the NYSE of the Aon common stock to be issued in the merger, upon official notice of issuance; and

    - the SEC having declared effective Aon's registration statement of which this proxy statement/ prospectus forms a part relating to the shares of Aon common stock to be issued in the merger.

    In addition, our respective obligations to effect the merger are subject, individually, to the satisfaction or waiver of the following conditions:

    - the representations and warranties of the other company contained in the merger agreement being true and correct in all material respects on the closing date of the merger as if they were made on that date, unless they were by their express provisions made as of another particular date, in which case the statement must be true and correct in all material respects as of that date;

    - the other party having performed all of its obligations contained in the merger agreement required to be performed prior to the effective time of the merger, unless the failure to do so would not materially impair or significantly delay the completion of the merger; and

    - the receipt of an opinion of each company's counsel to the effect that the merger will be treated as a tax- free reorganization under the Internal Revenue Code.

    Furthermore, Aon's obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

    - no event shall have occurred which has or which would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of ASI and its subsidiaries, taken as a whole, excluding events resulting from (a) the merger, the merger agreement or the announcement of the merger or the merger agreement and (b) general industry or stock market conditions;

    - the stockholder agreement must be in full force and effect;

    - there shall not be any litigation to which ASI is a party or involving the merger which would have the effect of requiring or being reasonably likely to result in requiring ASI, Aon or Merger Subsidiary to pay damages or other litigation costs in excess of $3,500,000; and

    - ASI shall have obtained specified consents.

TERMINATION OF THE MERGER AGREEMENT

    RIGHT TO TERMINATE. The merger agreement may be terminated at any time prior to the effective time in any of the following ways:

    - by our mutual written consent;

    - by either one of us:

           (a) if the merger has not been completed by September 30, 2001, except that a party may not terminate the agreement if the cause of the merger not being completed by that date is that party's failure to fulfill its obligations under the merger agreement; or

           (b) if a governmental authority or a court order permanently prohibits the completion of the merger.

    - by Aon:

           (a) if the ASI Board of Directors either withdraws or modifies in a manner adverse to Aon its approval or recommendation of the merger agreement or the merger or recommends a competing transaction to the ASI stockholders;

           (b) if ASI breaches certain representations, warranties, covenants or agreements contained in the merger agreement which ASI cannot or does not cure within 10 business days; or

           (c) if ASI effects, or enters into any agreement with respect to, a competing transaction or the ASI Board of Directors resolves to do so.

    - by ASI:

           (a) if the average stock price is less than $31.00 per share and, within three business days of receipt of notice of ASI's intention to terminate the merger agreement, Aon shall not have increased the exchange ratio so that each share of ASI common stock will be converted into a portion of a share of Aon common stock having a value equal to $14.45;

           (b) if Aon breaches certain representations, warranties, covenants or agreements contained in the merger agreement which Aon does not cure within 10 business days; or

           (c) if at any time prior to the Special Meeting, the ASI Board of Directors determines in good faith, based upon the advice of its outside legal counsel and its financial advisor, that failing to withdraw or modify its recommendation or to recommend a competing transaction would be inconsistent with its fiduciary duties under applicable law.

    TERMINATION FEES PAYABLE BY ASI. ASI has agreed to pay Aon a termination fee of $3,625,000:

    - if Aon terminates the merger agreement because the ASI Board of Directors has either (a) withdrawn or modified in a manner adverse to Aon its approval or recommendation of the merger or the merger agreement or
      (b) recommended a competing transaction to ASI stockholders; or

    - if ASI terminates the merger agreement because the ASI Board of Directors has determined in good faith, based upon the advice of its outside legal counsel and its financial advisor, that failing to withdraw or modify its recommendation or to recommend a competing transaction would be inconsistent with its fiduciary duties under applicable law.

    AON EXPENSES PAYABLE BY ASI. ASI has agreed to reimburse Aon for up to $1,000,000 of Aon's out-of-pocket fees and expenses incurred in connection with the negotiation, preparation and execution of the merger agreement and pursuing the merger in the event that Aon terminates the merger agreement because ASI breaches certain representations, warranties, covenants or agreements contained in the merger agreement which ASI cannot or does not cure within 10 business days.

AMENDMENTS, EXTENSIONS AND WAIVERS

    The merger agreement may be amended by the parties at any time prior to the effective time of the merger. After the approval of the merger and approval and adoption of the merger agreement by the ASI stockholders, no amendment may be made that requires approval of the ASI stockholders under applicable law without having received that approval. All amendments to the merger agreement must be in a writing signed by each party.

    At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

    - extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

    - waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement; and

    - waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement. All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

                                BUSINESS OF ASI

OVERVIEW

    ASI is a leading national provider of human resources outsourcing services for large organizations seeking to hire, train and develop a higher quality, more effective workforce. ASI's services are organized into three core areas: performance improvement services; employment process outsourcing; and compensation services and market share studies. ASI, which has been providing human resources services for over 20 years, believes that it is well positioned to be a single-source solution for organizations which outsource all or a portion of these human resources functions.

    ASI was founded in 1978 as a New York corporation by Bernard F. Reynolds, Eli Salig and Seymour Adler and was reorganized in March 1996 as a Delaware holding company for its two subsidiaries, Assessment Solutions Incorporated and Proudfoot Reports Incorporated. On April 16, 1997, ASI completed its initial public offering of 1,800,000 shares of common stock. On November 14, 1997, ASI acquired McLagan Partners Incorporated and its related entities.

SERVICES

    PERFORMANCE IMPROVEMENT SERVICES. ASI provides a comprehensive range of workforce performance improvement services. ASI believes that the role of customer service has assumed a greater level of importance in terms of customer acquisition and retention as heightened competition has led to the availability of an increased number of alternative or substitute products and services in virtually all industries. As a consequence, companies are becoming increasingly vigorous in their efforts to ensure that their customer service meets the highest quality standards. ASI meets this need by providing solutions that help clients to assess and select more qualified employees, train and develop existing employees and to measure performance on a continuing basis to ensure that service quality remains high. ASI custom designs programs for clients. This generally involves field research and job analysis to determine the critical components of a position and the key competencies required to execute it successfully. Many of ASI's projects include the use of live simulations, either in person or over the telephone, since ASI has found that the use of job-specific, behavior-based techniques to determine a candidate's ability to actually perform the required tasks provides clients with a more qualified workforce. Assessment and selection services range from high volume telephone simulation of job candidates, both internal and external, to comprehensive executive assessment programs. Training and development programs also utilize ASI's expertise in conducting live simulations for job skill evaluation. ASI also provides performance measurement, or monitoring, services for clients who engage in large-scale use of call centers for their customer contact function.

    EMPLOYMENT PROCESS OUTSOURCING. ASI offers complete employment process outsourcing services to clients who have large-scale hiring needs and who do not have the in-house capacity to fulfill their needs. Employment processes provided by ASI typically include: (a) advertising for and recruiting applicants;
(b) establishing automated telephonic voice response systems to screen prospective applicants; (c) arranging for the physical facilities and equipment necessary for the pre-screening process; (d) performing background checks on applicants; and (e) conducting testing and simulations utilizing ASI's assessment expertise to select applicants for recommendation to the client. ASI can also provide any of these services individually on an as needed basis. In particular, ASI provides clients who have their own internal employment processes with ongoing background check services. To meet a client's needs, ASI is frequently asked to secure facilities and equipment, establish an interactive voice response system to screen prospective applicants, develop proprietary database and report generation software and staff a facility with test administrators and coordinators. ASI has in the past scheduled and tested up to 500 applicants per day, provided client access to the database for ongoing status reports and provided complete support up to the point of hire.

    COMPENSATION SERVICES AND MARKET SHARE STUDIES. ASI provides a series of surveys and related services to the financial services and securities industries. These include compensation surveys for bank and brokerage and investment management clients as well as market share surveys for retail operations and performance monitoring services for institutional operations within the financial services industry. ASI's consultants and analysts work closely with clients throughout the year to ensure the accuracy and consistency of survey data. Only participating clients may purchase surveys. In addition to domestic surveys, ASI serves both the European and Asian markets through its foreign offices. ASI also provides various compensation consulting services to its client base.

    For further information, please see note 14 to the notes to ASI's audited financial statements and note 5 to the notes to ASI's unaudited financial statements included elsewhere in this proxy statement/ prospectus.

CLIENTS

    ASI's clients are in a wide range of industries, including telecommunications, financial services, information technology, consumer products and healthcare, and are principally Fortune 500 companies for which customer service, sales and call center functions are critical components of their businesses. Current customers include American Express Company, Verizon (formerly Bell Atlantic), BellSouth Corporation, Cablevision, Citibank, N.A., Goldman, Sachs & Co., Merrill Lynch Incorporated, Morgan Stanley Dean Witter, Discover & Co., Hewlett-Packard Company, the Internal Revenue Service and SBC Corporation. ASI provides its services primarily through its two operations centers in Melville, New York, but also through its regional offices and at client locations. Compensation services are provided through offices in Stamford, Connecticut; Chicago, Illinois; London, Tokyo and Hong Kong. The only customer accounting for more than 10% of ASI's revenues in fiscal 2000, 1999 and 1998 was Bell Atlantic, representing 28% in 2000 and 1999, and 30% in 1998.

COMPETITION

    ASI believes that the human resources industry is highly fragmented and that no one participant or small number of participants is dominant in the industry. The principal competition encountered by ASI across the full range of services provided by ASI are human resources consulting firms, smaller companies who are specialized providers of particular services provided by ASI and consulting firms that are affiliated with large multinational accounting firms. In addition, the human resources staffs of many large organizations which are existing or potential clients of ASI may already provide one or more of the basic services provided by ASI. Key competitive factors include depth of industry knowledge, breadth of skills and services offered, level of experience, flexibility, responsiveness to customer requests, availability of resources to perform a wide variety of projects in a timely manner and price.

    In the area of performance improvement services, ASI encounters competition from firms such as Aon Consulting, Development Dimensions International, Personnel Decisions International, The Center for Creative Leadership and Achieve Global. In the area of employment process outsourcing, ASI competes with the human resources outsourcing departments within organizations such as Aon Consulting, Ernst & Young LLP, Fiserve, Inc., Manpower Temporary Services and Spherion. While there are many firms who offer compensation consulting services such as Towers Perrin and Hewitt Associates, ASI's compensation survey service for the financial services industry currently has no direct competition.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    ASI primarily relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. ASI generally enters into confidentiality agreements with its employees and clients that limit access to and distribution of its proprietary information. ASI also believes that factors such as the technical and creative skills of its personnel, ASI's corporate knowledge and expertise in behavioral assessment and name recognition are essential to establishing and maintaining a leadership position in its industry. ASI seeks to protect its database, documentation and other written materials under trade secret and copyright laws.

EMPLOYEES

    As of December 31, 2000, ASI had 679 employees, of whom 497 were full-time and 182 were part-time. ASI has no collective bargaining agreements or any similar union agreements and ASI has never experienced any work stoppages. ASI considers its relations with its employees to be good.

PROPERTIES

    ASI's corporate headquarters is located in leased offices occupying approximately 11,300 square feet at 780 Third Avenue, New York, New York 10017. The lease for this space will expire in 2010. ASI also leases office space at the following locations: San Francisco, California; St. Louis, Missouri; Washington, D.C.; Boston, Massachusetts; and two offices in Melville, New York. The terms of these leases expire between 2002 and 2005. Through its acquisition of McLagan in November 1997, ASI acquired a lease in Stamford, Connecticut for 11,000 square feet and a lease in Chicago, Illinois for 6,100 square feet. These leases expire in 2001. ASI also acquired leased office space in London, Tokyo and Hong Kong through its acquisition of McLagan.

LEGAL PROCEEDINGS

    From time to time, ASI is involved in various legal proceedings that are incidental to the conduct of its business. ASI is not involved in any pending or threatened legal proceedings which ASI believes could reasonably be expected to have a material adverse effect on ASI's financial condition or results of operations.

                       ASI SELECTED FINANCIAL INFORMATION

    The selected financial data set forth below with respect to ASI's consolidated statements of income for the five fiscal years ended March 31, 1996, 1997, 1998, 1999 and 2000 and consolidated balance sheets as of March 31, 1996, 1997, 1998, 1999 and 2000 are derived from ASI's audited financial statements. The selected financial data for the nine-month periods ended December 31, 1999 and 2000 and as of December 31, 2000 have been derived from ASI's unaudited financial statements. The data set forth below should be read in conjunction with "ASI Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to those financial statements included elsewhere in this proxy statement/prospectus.

                                                                                                NINE MONTHS ENDED
                                                        YEAR ENDED MARCH 31,                      DECEMBER 31,
                                        ----------------------------------------------------   -------------------
                                          1996       1997       1998       1999       2000       1999       2000
                                        --------   --------   --------   --------   --------   --------   --------
                                                                                                   (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA(A):
Revenue...............................  $10,558    $18,819    $34,866    $59,653    $71,902    $51,391    $63,692
Cost of services......................    5,207      8,706     17,664     29,755     38,113     27,437     33,363
                                        -------    -------    -------    -------    -------    -------    -------
Gross profit..........................    5,351     10,113     17,202     29,898     33,789     23,954     30,329

Operating expenses:
  General and administrative..........    2,225      3,224      7,871     14,263     18,181     13,537     14,807
  Sales and marketing.................    1,100      1,890      3,273      5,408      6,012      4,383      4,969
  Research and development............      614      1,272      1,747      1,938      2,178      1,551      1,662
                                        -------    -------    -------    -------    -------    -------    -------
Income from operations................    1,412      3,727      4,311      8,289      7,418      4,483      8,891
Other expenses:
  Equity in loss of investee..........       --         --         --         --         --         --        195
  Interest expense (income), net......       (2)        (2)       593      1,710      1,388      1,153        641
                                        -------    -------    -------    -------    -------    -------    -------
Income before provision for income
  taxes...............................    1,414      3,729      3,718      6,579      6,030      3,330      8,055
Provision for income taxes............      682      1,917      1,599      2,768      2,625      1,428      3,440
                                        -------    -------    -------    -------    -------    -------    -------
Net income............................  $   732    $ 1,812    $ 2,119    $ 3,811    $ 3,405    $ 1,902    $ 4,615
                                        =======    =======    =======    =======    =======    =======    =======
Basic earnings per share..............  $  0.16    $  0.39    $  0.33    $  0.59    $  0.52    $  0.29    $  0.68
Diluted earnings per share............  $  0.16    $  0.39    $  0.33    $  0.58    $  0.51    $  0.28    $  0.64

Weighted average common shares
  outstanding (b)
  Basic...............................    4,625      4,625      6,346      6,487      6,595      6,572      6,834
  Dilutive effect of stock options and
    warrants..........................       42         42        175        128        113        143        331
                                        -------    -------    -------    -------    -------    -------    -------
  Diluted shares......................    4,667      4,667      6,521      6,615      6,708      6,715      7,165
                                        =======    =======    =======    =======    =======    =======    =======

                                                               AS OF MARCH 31,                         AS OF
                                             ----------------------------------------------------   DECEMBER 31,
                                               1996       1997       1998       1999       2000         2000
                                             --------   --------   --------   --------   --------   ------------
                                                                                                    (UNAUDITED)
                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................  $    70    $    60    $   964    $ 7,595    $12,156       $ 7,728
Working capital............................      530        152      3,160      4,196      4,423         4,859
Total assets...............................    4,243      8,595     44,561     50,540     55,750        55,039
Long-term debt, less current portion.......       --        307     17,002     12,892      7,763         4,607
Total stockholders' equity.................    2,396      3,243     15,696     19,686     23,929        30,037

------------------------

(a) As of March 1, 1996, the date of ASI's reorganization, the interests of the shareholders of such entities other than one controlling shareholder have been accounted for as a purchase of minority interest. See "ASI Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and note 1 to the notes to ASI's audited financial statements included elsewhere in this proxy statement/prospectus.

(b) See note 2 to the notes to ASI's audited financial statements included elsewhere in this proxy statement/prospectus for a description of weighted average number of common shares outstanding.

             ASI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with ASI's selected financial data and the related notes and ASI's financial statements and related notes, both included elsewhere in this proxy statement/prospectus. This proxy statement/prospectus also contains, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any such statements are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in such statements, including negative developments relating to unforeseen order cancellations or the effect of a customer delaying an order, negative developments relating to ASI's significant customers, a reduction in demand for ASI's services, the impact of intense competition, changes in the industry, changes in the general economy and the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Information" in this proxy statement/prospectus. ASI undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OVERVIEW

    ASI is a leading national provider of human resources outsourcing services for large organizations seeking to hire, train and develop a higher quality, more effective workforce. ASI's services are organized into three core areas: performance improvement services; employment process outsourcing; and compensation services and market share studies. ASI, which has been providing human resources services for over 20 years, believes that it is well positioned to be a single-source solution for organizations which outsource all or a portion of these human resources functions.

    ASI was founded in 1978 as a New York corporation by Bernard F. Reynolds, Eli Salig and Seymour Adler and was reorganized in March 1996 as a Delaware holding company for its two subsidiaries, Assessment Solutions Incorporated and Proudfoot Reports Incorporated. On April 16, 1997, ASI completed its initial public offering of 1,800,000 shares of common stock. On November 14, 1997, ASI acquired McLagan Partners Incorporated and its related entities.

    In fiscal 1994, ASI introduced and began generating revenue from a broader array of employment process outsourcing services and performance improvement services, which have favorably impacted ASI's results of operations since that time. In October 1996, ASI introduced its performance measuring services. In November 1997, ASI acquired McLagan, a provider of a comprehensive array of compensation services and market share studies primarily to the financial services and securities industries. From fiscal 1996 to fiscal 2000, ASI's revenue has increased at a compounded annual growth rate of approximately 55%, from $10.6 million in fiscal 1996 to $71.9 million in fiscal 2000.

    ASI charges for its services through contractual arrangements which vary depending on the type of service and the nature of ASI's relationship with the client and recognizes revenue upon completion of such services. Within performance improvement services, ASI generally charges a fixed fee for the initial design of a program, and then delivers assessment and training services for a per person fee. For performance measurement, ASI generally charges a fixed monthly fee, determined by the duration of calls monitored, aggregate number of calls, and other relevant variables. For employment process outsourcing contracts, ASI charges a per-unit fee, which varies depending upon whether the client only needs one type of service, such as employee background checks, or an entire recruitment and hiring process. For larger engagements a minimum monthly fee may be charged. Individual services generally are also provided on a per-unit fee basis, while more complete services typically include a base fee component and a per-unit fee. Compensation services and market share studies are provided at a fixed price per survey or per service provided.

    ASI's clients generally use its services on an as-needed basis, requiring ASI to be able to respond quickly to changes in the volume of services it must provide at a given time. ASI has taken a variety of steps in order to address the operational challenges this situation presents and increase its ability to control its cost of services. For example, ASI engages many professionals, including a number of its psychologists, on a part-time basis, which enables it to have access to a large number of staff on relatively short notice without incurring significant fixed labor expenses. ASI also cross-trains its employees on multiple aspects of the delivery of its services, giving ASI as much flexibility as possible when staffing a particular client engagement. In addition, ASI often provides its services at client facilities or other off-site locations, limiting ASI's need to expand its own facilities in response to rapid increases in clients' demands for services.

    Cost of services includes payroll and other expenses directly attributable to the services delivered by ASI, as well as facilities costs, including telephone expenses, costs for third party data utilized in background reports (e.g., credit bureau reports) and any necessary travel directly related to providing such services.

    General and administrative expense includes payroll and related expenses attributable to senior management, finance, information systems, human resources and office administration personnel, facilities costs and general office expenses pertaining to these functions, as well as outside professional fees.

    Sales and marketing expense consists of salaries, commissions, travel-related costs associated with the solicitation of new business, the cost of designing, producing and distributing advertising and marketing materials, and facilities and office-related expense pertaining to these activities.

    Research and development expense includes payroll and related expenses, facilities costs and necessary travel expenses pertaining to the professional staff which develop new programs used in the conduct of performance improvement services and employment process outsourcing. Such research and development typically is only conducted in connection with services being performed under existing client contracts, and is expensed as incurred.

    ASI's operations are subject to federal and various state, local and foreign taxes, resulting in an effective tax rate typically of approximately 44%.

    Because of the significant size and financial resources of ASI's existing clients, write-offs for bad debts have historically not been material. As of March 31, 2000, the following five customers represented 43% of ASI's total accounts receivable: Bell Atlantic, SBC Corporation, Hewlett-Packard Company, American Express and Morgan Stanley Dean Witter.

    In March 1996, ASI completed the reorganization pursuant to which its two predecessor companies, Assessment Solutions and Proudfoot, which were separately owned but commonly controlled, became subsidiaries of ASI and substantially all of the stockholders of the predecessors became stockholders of ASI. The reorganization has been accounted for as a reorganization of entities under common control to the extent of the ownership of one stockholder who held an approximately 60% interest in the entities both prior and subsequent to the reorganization. The remaining approximately 40% of the ownership interests have been treated as if acquired and have been accounted for as a purchase, resulting in an increase in goodwill of approximately $1.1 million. This goodwill is being amortized over ten years.

    On October 6, 2000, ASI closed a $3 million equity financing of CyberU, Inc., a California based Delaware corporation. ASI obtained a 25.6% equity interest (on a fully diluted and converted basis) in CyberU, Inc., a comprehensive source of online education and training for corporations, small businesses and individuals.

QUARTERLY COMPARISON

    REVENUE. Revenue increased $2.4 million, or 12.1%, to $22.7 million in the third quarter of fiscal 2001 from $20.3 million in the third quarter of fiscal 2000. Performance improvement services revenue decreased 6.1% to $4.3 million in fiscal 2001's third quarter from $4.5 million in the third quarter of fiscal 2000. Assessment and selection revenue increased while revenue decreased in performance measurement and training and development, where delays in program rollouts impacted reported revenue.

    Employment process outsourcing revenue decreased by $0.3 million, or 5.8%, to $5.5 million in the third quarter of fiscal 2001 from $5.8 million in the third quarter of fiscal 2000. Background investigation revenue increased, while revenue from employment outsourcing was negatively impacted by lower volume.

    Compensation services and market share studies revenue increased by $3.1 million, or 31%, to $13.0 million in the third quarter of fiscal 2001 from $9.9 million in fiscal 2000's third quarter. Revenue increased for both surveys and consulting in both domestic and international markets.

    COST OF SERVICES. Cost of services increased by $1.0 million, or 9.1%, to $11.7 million in the third quarter of fiscal 2001 from $10.7 million in the third quarter of fiscal 2000. As in prior quarters, higher personnel expenses accounted for the increase. As a percentage of revenue, cost of services was 51.6% in the third quarter of fiscal 2001 compared to 53.1% in fiscal 2000's third quarter. The lower rate in 2001 results from a higher proportion of revenue in compensation and market share studies, which has a relatively lower cost of services percentage.

    GENERAL AND ADMINISTRATIVE. General and administrative expense increased by $0.3 million, or 6.1%, to $6.1 million in the third quarter of fiscal 2001 from $5.8 million in the third quarter of fiscal 2000. Higher personnel expenses accounted for the increase. As a percentage of revenue, general and administrative expense was 26.9% in fiscal 2001's third quarter compared to 28.4% in the third quarter of fiscal 2000.

    SALES AND MARKETING. Sales and marketing expense increased by $0.1 million, or 6.6%, to $1.7 million in the third quarter of fiscal 2001 from $1.6 million in the third quarter of fiscal 2000. As a percentage of revenue, sales and marketing expense was 7.5% in the third quarter of fiscal 2001 compared to 7.8% in fiscal 2000's third quarter.

    RESEARCH AND DEVELOPMENT. Research and development expense was $0.5 million in both the third quarters of fiscal 2001 and 2000. As a percentage of revenue, research and development expense was 2.2% in fiscal 2001's third quarter and 2.4% in the third quarter of fiscal 2000.

    OTHER EXPENSES. Charges related to the investment in CyberU were $0.2 million in the third quarter of fiscal 2000. The investment was made in October 2001. Net interest expense decreased to $0.2 million in the third quarter of fiscal 2001 from $0.4 million in the third quarter of fiscal 2000 due to lower average debt outstanding and to interest income on cash balances maintained in the third quarter of fiscal 2001.

    PROVISION FOR INCOME TAXES. The provision for income taxes as a percentage of pre-tax income was 42.0% in the third quarter of fiscal 2001 compared to 44.7% in the third quarter of fiscal 2000. The lower rate resulted from lower state taxes and a small adjustment recorded in fiscal 2000's third quarter.

    The percentages listed are based on actual amounts rather than the rounded amounts shown above.

YEAR TO DATE COMPARISON

    REVENUE. Revenue increased $12.3 million, or 23.9%, to $63.7 million in the first nine months of fiscal 2001 from $51.4 million in the first nine months of fiscal 2000. Performance improvement services revenue increased $2.7 million, or 19.7%, to $16.4 million in the first nine months of fiscal 2001 from $13.7 million in the first nine months of fiscal 2000. Revenue increased for assessment and selection, performance improvement services and training and development.

    Employment process outsourcing revenue increased by $4.5 million, or 24.5%, to $22.6 million in the first nine months of fiscal 2001 from $18.2 million in the first nine months of fiscal 2000. Revenue increased for both background investigation and employment outsourcing.

    Compensation services and market share studies revenue increased
$5.1 million, or 26.4%, to $24.6 million in the first nine months of fiscal 2001 from $19.5 million in the first nine months of fiscal 2000. Revenues increased for both surveys and consulting.

    COST OF SERVICES. Cost of services increased $5.9 million, or 21.6%, to $33.4 million in the first nine months of fiscal 2001 from $27.4 million in the first nine months of fiscal 2000. Higher personnel and outside service expenses, associated with higher volume, accounted for the increase. As a percentage of revenue, cost of services were 52.4% in the first nine months of fiscal 2001 compared to 53.4% in the first nine months of fiscal 2000.

    GENERAL AND ADMINISTRATIVE. General and administrative expense increased $1.3 million, or 9.4%, to $14.8 million in the first nine months of fiscal 2001 from $13.5 million in the first nine months of fiscal 2000. Higher personnel expenses and professional fees, associated primarily with information technology initiatives, account for the increase. As a percentage of revenue, general and administrative expense was 23.3% in the first nine months of fiscal 2001 compared to 26.3% in the first nine months of fiscal 2000.

    SALES AND MARKETING. Sales and marketing expense increased $0.6 million, or 13.4%, to $5.0 million in the first nine months of fiscal 2001 from $4.4 million in the first nine months of fiscal 2000. Higher personnel, advertising and other business development expenses accounted for the increase. As a percentage of revenue, sales and marketing expense was 7.8% in the first nine months of fiscal 2001 compared to 8.5% in the first nine months of fiscal 2000.

    RESEARCH AND DEVELOPMENT. Research and development expense increased by $0.1 million, or 7.2%, to $1.7 million in the first nine months of fiscal 2001 from $1.6 million in the first nine months of fiscal 2000. Higher professional fees accounted for the increase. As a percentage of revenue, research and development expense was 2.6% in the first nine months of fiscal 2001 compared to 3.0% in the first nine months of fiscal 2000.

    OTHER EXPENSES. Charges related to the investment in CyberU, Inc. were $0.2 million in the first nine months of fiscal 2001. Net interest expense decreased by $0.5 million, to $0.6 million, in the first nine months of fiscal 2001 from $1.2 million in the first nine months of fiscal 2000 due to lower debt balances outstanding, as well as higher interest income earned on cash balances invested.

    PROVISION FOR INCOME TAXES. As a percentage of pretax income, the provision for income taxes was 42.7% in the first nine months of fiscal 2001 compared to 42.9% in the first nine months of fiscal 2000.

    The percentages listed are based on actual amounts rather than the rounded amounts shown above.

FISCAL 2000 COMPARED WITH FISCAL 1999

    REVENUE. Revenue increased $12.2 million, or 20.5%, from $59.7 million in fiscal 1999 to $71.9 million in fiscal 2000. Performance improvement services revenue increased 23.7% to $21.2 million in fiscal 2000 from $17.1 million in fiscal 1999. Training and development services accounted for the largest portion of the increase followed by revenue increases from the expansion of ASI's client base in performance measurement.

    Employment process outsourcing revenue increased by 19.2% to $25.9 million in fiscal 2000 from $21.8 million in fiscal 1999. Increases in both employment outsourcing and background investigation contributed to the increase.

    Compensation services and market share studies revenue increased by 19.3% to $24.8 million in fiscal 2000 from $20.8 million in fiscal 1999. Increased survey and consulting revenue, both domestically and internationally, accounted for the increase.

    COST OF SERVICES. Cost of services increased by $8.3 million, or 28.1%, from $29.8 million in fiscal 1999 to $38.1 million in fiscal 2000. Higher personnel expenses, due to increased incentive obligations as well as higher headcount to support higher business volume, accounted for most of the increase. Higher telecommunications and service delivery expenses also related to higher volume contributed to the increase as well. As a percentage of revenue, cost of services was 49.9% in fiscal 1999 compared with 53.0% in fiscal 2000.

    GENERAL AND ADMINISTRATIVE. General and administrative expense increased by $3.9 million, or 27.5%, from $14.3 million in fiscal 1999 to $18.2 million in fiscal 2000. Higher personnel and incentive expenses, a portion of which was due to a contractual obligation related to the acquisition of McLagan Partners in 1997, accounted for most of the increase. Higher professional fees related to information system upgrades in the employment process outsourcing unit, also contributed to the increase. As a percentage of revenue, general and administrative expenses were 25.3% in fiscal 2000 compared with 23.9% in fiscal 1999.

    SALES AND MARKETING. Sales and marketing expenses increased by $0.6 million, or 11.2%, from $5.4 million in fiscal 1999 to $6.0 million in fiscal 2000. New business development activities, including advertising, marketing and conferences account for most of the increase. As a percentage of revenue, sales and marketing expense was 8.4% in 2000 compared with 9.1% in fiscal 1999.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by $0.3 million, or 12.4%, from $1.9 million in fiscal 1999 to $2.2 million in fiscal 2000. Higher personnel expenses account for the increase. As a percentage of revenue, research and development expense was 3.0% in 2000 compared with 3.2% in fiscal 1999.

    INTEREST (EXPENSE) INCOME, NET. Net interest expense decreased from $1.7 million in fiscal 1999 to $1.4 million in fiscal 2000 due to lower borrowings outstanding as ASI's five year term loan continued to be paid.

    PROVISION FOR INCOME TAXES. The difference between the effective federal income tax provision calculated using statutory rates and the actual provision recorded is principally due to the effect of state and local taxes. As a percentage of pre-tax income, the provision for income taxes was 43.5% in fiscal 2000 compared with 42.1% in fiscal 1999. The increase was the result of additional state taxes, largely due to a change in business mix by state.

    The percentages listed are based on actual amounts rather than the rounded amounts shown above.

FISCAL 1999 COMPARED WITH FISCAL 1998

    REVENUE. Revenue increased $24.8 million, or 71.1%, from $34.9 million in fiscal 1998 to $59.7 million in fiscal 1999. The acquisition of McLagan Partners, ASI's compensation services and market share studies unit, in November 1997, accounted for $14.8 million, or 60% of the increase. Other service areas grew by $10.0 million, or 34.4%, in fiscal 1999.

    Performance improvement services' revenue increased by $2.5 million, or 17.1%, from $14.6 million in fiscal 1998 to $17.1 million in fiscal 1999. Increases in training and development and performance measurement resulted from an increase in ASI's client base.

    Employment process outsourcing revenue increased by $7.4 million, or 51.3%, from $14.4 million in fiscal 1998 to $21.8 million in fiscal 1999. Services provided to a large outsourcing client accounted for a majority of the increase. Compensation services and market share study revenue increased by $14.8 million from $5.9 million in fiscal 1998 to $20.8 million in fiscal 1999.

    COST OF SERVICES. Cost of services increased $12.1 million, or 68.4%, from $17.7 million in fiscal 1998 to $29.8 million in fiscal 1999. Expenses associated with McLagan Partners, acquired in November 1997, accounted for $6.7 million, or 55.4% of the increase. Incentive payments, largely due to the McLagan acquisition agreement, were $3.7 million in 1999 compared to $0.6 million in 1998. Cost of services for other business areas increased by 34.3% which is consistent with the increase in revenue. Increased personnel and related expenses, and outside services, such as telecommunications and service delivery, needed to meet the higher business volume, accounted for the majority of the increase. As a percentage of revenue, cost of services was 49.9% in fiscal 1999, compared to 50.7% in fiscal 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expense increased by $6.4 million, or 81%, from $7.9 million in fiscal 1998 to $14.3 million in fiscal 1999. Expenses associated with McLagan Partners, acquired in November 1997, accounted for $5.9 million, or 91.6% of the increase. Incentive payments, largely due to the McLagan acquisition agreement, amounted to $3.3 million. General and administrative expense for other service areas increased by only 9.1% as higher business volume provided better absorption of fixed expenses. As a percentage of revenue, general and administrative expense was 23.9% in fiscal 1999 compared to 22.6% in fiscal 1998.

    SALES AND MARKETING. Sales and marketing expense increased by $2.1 million, or 65.2%, from $3.3 million in fiscal 1998 to $5.4 million in fiscal 1999. Expenses associated with McLagan Partners, acquired in November 1997, accounted for $0.6 million, or 28.6% of the increase. Other service areas sales and marketing expense increased by $1.5 million, or 49.2%. Approximately half of this increase was due to increased sales personnel dedicated to new business developments. As a percentage of revenue, sales and marketing expense was 9.1% in fiscal 1999 compared to 9.4% in fiscal 1998.

    RESEARCH AND DEVELOPMENT. Research and development expense increased by $0.1 million, or 6.0%, from $1.8 million in fiscal 1998 to $1.9 million in fiscal 1999. Increased personnel accounted for the majority of the increase. As a percentage of revenue, research and development expense was 3.2% in fiscal 1999 compared to 5.0% in fiscal 1998. The decrease was largely due to the fact that the compensation services area had no research and development.

    INTEREST (EXPENSE) INCOME, NET.  Net interest expense increased by
$1.1 million from $0.6 million in fiscal 1998 to $1.7 million in fiscal 1999 due to interest incurred on the debt to acquire McLagan Partners in November 1997 and interest on short-term bank borrowings, used principally to provide working capital and to finance fixed asset additions.

    PROVISION FOR INCOME TAXES. The difference between the effective federal income tax provision calculated using statutory rates and the actual provision recorded is principally due to the effect of state and local taxes. As a percentage of pre-tax income, the provision for income taxes was 42.1% in fiscal 1999 compared to 43.0% in fiscal 1998.

    The percentages listed are based on actual amounts rather than the rounded amounts shown above.

LIQUIDITY AND CAPITAL RESOURCES

    ASI's liquidity needs arise from capital requirements, capital expenditures and principal and interest payments on debt. Historically, ASI's source of liquidity has been cash flow generated internally from operations, supplemented by short-term borrowings under bank lines of credit and long-term equipment financing.

    Cash flow provided by operating activities during the first nine months of fiscal 2001 was approximately $2.6 million, due to increases in accounts receivable and reductions in accounts payable

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
and accrued expenses. Cash flow used in investing activities of approximately $4.3 million in the first nine months of 2001 was primarily for the investment in CyberU and fixed asset additions. Cash flow used in financing activities was $2.4 million in the first nine months of fiscal 2001 and was primarily attributable to the repayment of outstanding debt.

    Cash flow provided by operating activities in fiscal 2000 was approximately $14.5 million, on net income of approximately $3.4 million, due to income generated from operations and increases in accounts payable and accrued expenses. Cash flow used in investing activities of approximately $1.6 million in fiscal 2000 was primarily for fixed asset additions. Cash flow used in financing activities was approximately $8.5 million in fiscal 2000 and was attributable to the repayment of outstanding debt.

    In November 1997, ASI entered into a new bank credit agreement which provides a $15 million term loan and a $5 million revolving credit facility. The revolving credit facility was subsequently increased to $10 million in December 1998. This agreement expires on November 13, 2002. At December 31, 2000, borrowings under the term loan were $8.5 million and there were no borrowings under the revolving credit facility. ASI also had borrowings at December 31, 2000 under an equipment lease facility of approximately $317,000. The credit facility contains various financial and other covenants and conditions, including, but not limited to, limitations on making capital expenditures, paying dividends, making acquisitions and incurring additional indebtedness.

    Management believes its working capital, line of credit and cash flows from operations will be sufficient to meet expected future working capital requirements.

INFLATION

    Inflation has had a minimal effect on the results of ASI.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    ASI is exposed to market risk, i.e. the risk of loss arising from adverse changes in interest rates and foreign currency exchange rates.

    INTEREST RATE EXPOSURE. ASI has entered into an interest rate swap at a fixed rate of 9% per annum on borrowings under its credit facility of up to $5 million. A one percent change in interest rates on variable rate debt would increase interest expense by approximately $60,000 based upon the variable rate debt outstanding at March 31, 2000.

    FOREIGN EXCHANGE EXPOSURE. Portions of ASI's operations are conducted in Hong Kong, Japan and the United Kingdom. Exchange rate fluctuations between the US dollar/Hong Kong dollar, US dollar/ Japanese Yen and the US dollar/pound sterling result in fluctuations in the amounts relating to the Hong Kong, Japan and United Kingdom operations reported in ASI's consolidated financial statements. ASI has not entered into hedging transactions with respect to its foreign currency exposure, but may do so in the future.

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
       SECURITY OWNERSHIP OF ASI MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth as of March 19, 2001 (except as otherwise indicated) certain information regarding the beneficial ownership of ASI common stock by:

    - each person known by ASI to be the beneficial owner of more than 5% of ASI common stock;

    - each named executive officer of ASI;

    - each director of ASI; and

    - all directors and executive officers of ASI as a group (9 persons).

Except as otherwise indicated, ASI believes, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of ASI common stock shown as beneficially owned, subject to community property laws, where applicable.

                                                         NUMBER OF SHARES          PERCENTAGE OF
NAME OF BENEFICIAL OWNER (1)                          BENEFICIALLY OWNED (2)   COMMON STOCK OWNED (2)
----------------------------                          ----------------------   ----------------------
Aon Corporation.....................................         3,892,580(3)               53.4%

Bernard F. Reynolds.................................         2,459,953(4)               34.4

Eli Salig...........................................         1,215,924(5)               17.0

Seymour Adler, Ph.D.................................           350,319(6)                4.8

Michael J. Mele.....................................            65,169(7)                  *

David Tory..........................................            39,332(8)                  *

Michael J. Boylan...................................           144,999(9)                2.0

Ilan Kaufthal.......................................            33,332(10)                 *

Carl S. Koerner.....................................            24,432(11)                 *

F. Samuel Smith.....................................            92,851                   1.3

All directors and executive officers as a group (9
  persons)..........................................         4,426,311(12)              60.0

------------------------

*   Less than 1%

(1) The address of each holder, other than Aon Corporation, is c/o ASI Solutions Incorporated, 780 Third Avenue, New York, New York 10017. The address of Aon Corporation is 123 North Wacker Drive, Chicago, Illinois 60606.

(2) In computing the number of shares of ASI common stock beneficially owned by a person, shares of ASI common stock subject to options held by that person which are exercisable within 60 days of March 19, 2001 are deemed outstanding. For purposes of computing the percentage of outstanding shares of ASI common stock beneficially owned by such person, such shares of stock subject to options exercisable within 60 days of March 19, 2001 are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person. As of March 19, 2001, there were 7,157,962 shares of ASI common stock outstanding.

(3) Aon, Merger Sub and Bernard F. Reynolds, Eli Salig and Seymour Adler and their affiliated entities entered into a stockholder agreement dated as of February 23, 2001. Pursuant to the terms of the stockholder agreement, Messrs. Reynolds and Salig and Dr. Adler and their affiliated entities have agreed to vote, and have granted Aon an irrevocable proxy and power of attorney to vote, their shares of common stock owned as of February 23, 2001 and any shares of common stock acquired after February 23, 2001 and prior to the consummation of the merger, in favor of the merger, the merger agreement and all other transactions contemplated by the merger agreement. Upon execution of the stockholder agreement, Aon may be deemed to have acquired "beneficial ownership" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of the shares set forth above by virtue of shared voting power. Includes 134,841 shares subject to stock options exercisable within 60 days.

(4) As a result of the execution of the stockholder agreement (described in footnote 3), Aon has shared voting power with Mr. Reynolds with respect to 2,000,000 of these shares. Includes 40,200 shares owned by Bernard F. Reynolds--IRRA FBO Bernard F. Reynolds, 100,000 shares owned by
    Mr. Reynolds' wife, 10,000 shares owned by the Bernard F. Reynolds Charitable Trust, 154,876 shares owned by Carl Seldin Koerner, Trustee of the Anne B. Reynolds Irrevocable Family Trust, and 154,877 shares owned by Carl Seldin Koerner, Trustee of the Bernard F. Reynolds Irrevocable Family Trust, as to all of which 459,953 shares Mr. Reynolds disclaims beneficial ownership.

(5) As a result of the execution of the stockholder agreement (described in footnote 3), Aon has shared voting power with Mr. Salig with respect to 1,133,208 of these shares. Includes 39,100 shares owned by the Eli Salig IRA, 30,000 shares owned by The Eli Salig Charitable Trust, and 13,616 shares owned by Mr. Salig's children, as to all of which 82,716 shares Mr. Salig disclaims beneficial ownership.

(6) As a result of the execution of the stockholder agreement (described in footnote 3), Aon has shared voting power with Dr. Adler with respect to 320,319 of these shares. Includes 134,841 shares subject to stock options exercisable within 60 days and 10,000 shares owned by The Seymour Adler Charitable Trust and 20,000 owned by Dr. Adler's children, as to all of which 30,000 shares Dr. Adler disclaims beneficial ownership.

(7) Includes 25,116 shares subject to stock options exercisable within 60 days.

(8) Includes 13,332 shares subject to stock options exercisable within 60 days.

(9) Includes 24,999 shares subject to stock options exercisable within 60 days.

(10) Includes 13,332 shares subject to stock options exercisable within 60 days.

(11) Includes 13,332 shares subject to stock options exercisable within 60 days.

(12) Includes 3,757,739 outstanding shares subject to the stockholder agreement (described in footnote 3) and 224,952 shares subject to stock options exercisable within 60 days (134,841 of which are subject to the stockholder agreement).

                       COMPARISON OF STOCKHOLDERS RIGHTS

    After consummation of the merger, holders of ASI common stock who receive Aon common stock under the terms of the merger agreement will become stockholders of Aon. The rights of stockholders of ASI are presently governed by Delaware law, the ASI charter and the ASI by-laws. The rights of stockholders of Aon are presently governed by Delaware law, the Aon charter and the Aon by-laws. The following discussion compares the rights of holders of ASI common stock and holders of Aon common stock and various provisions of the charters and by-laws of ASI and Aon. This summary is not complete and is qualified in its entirety by reference to ASI's charter and by-laws, Aon's charter and by-laws and the relevant provisions of Delaware law.

AUTHORIZED CAPITAL

    ASI. ASI is authorized to issue 20,000,000 shares of capital stock, consisting of 18,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of March 19, 2001, there were 7,157,962 shares of common stock outstanding and no shares of preferred stock outstanding. The ASI Board of Directors, without further action by the ASI stockholders, may provide for the issuance of shares of preferred stock in one or more series and fix the designation, powers, preferences and rights of the shares of each series of preferred stock, including dividend rights, conversion rights, liquidation preferences and voting rights.

    AON. The total number of authorized shares of capital stock of Aon is 750,000,000 shares of Aon common stock, par value $1.00 per share, and 25,000,000 shares of Aon preferred stock, par value $1.00 per share. As of March 19, 2001, there were 261,664,000 shares of common stock outstanding and 1,000,000 shares of Series C cumulative preferred stock outstanding. Aon's Board of Directors may, without further action by Aon stockholders, direct the issuance of shares of preferred stock in series and determine the rights, preferences and limitations of each series. For a more detailed description of Aon's common stock and Series C cumulative preferred stock, see "Description of Aon Capital Stock."

    Accordingly, both ASI and Aon may issue preferred stock without any further action by stockholders.

VOTING RIGHTS

    ASI. The holders of ASI common stock are entitled to one vote per share on all matters to be voted on by the stockholders. ASI's charter provides that cumulative voting is not allowed in the election of directors or for any other purpose. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of holders of preferred stock, if and when issued. The holders of ASI common stock have no preemptive or other subscription rights.

    AON. The holders of Aon common stock and the holders of Aon Series C cumulative preferred stock are each entitled to one vote per share on all matters submitted to a vote of stockholders. Neither Aon's charter nor by-laws provide for cumulative voting in the election of directors. Therefore, the holders of a majority of all shares voted in the election of directors can elect all of the directors then standing for election. Aon's charter expressly precludes the granting of preemptive rights to holders of any class of Aon stock.

    Thus, stockholders of Aon and ASI generally have the same voting rights with respect to the election of directors.

VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS

    ASI. The affirmative vote of holders of a majority of the shares of ASI common stock outstanding and entitled to vote is required in order to approve a merger or other business combination.

    AON. Aon's certificate of incorporation provides that holders of two-thirds ( 2/3) of the outstanding securities of Aon voting as a single class must approve the merger or consolidation of Aon into another corporation.

    Thus, the approval of a merger or consolidation by Aon stockholders requires a super-majority vote, while the holders of a majority of the outstanding shares of ASI common stock may approve a similar transaction involving ASI.

DIVIDENDS; LIQUIDATION

    ASI. Holders of ASI common stock are entitled to receive proportionately any dividends as may be declared by the ASI Board of Directors, subject to any preferential rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of ASI, the holders of ASI common stock will be entitled to receive proportionately ASI's net assets available after payment of all debts and other liabilities and subject to any prior rights of any outstanding preferred stock.

    AON. Holders of Aon common stock are entitled to receive proportionately any dividends as may be declared by its Board of Directors. However, no dividend may be declared or paid on Aon's common stock unless all dividends accumulated on all outstanding shares of Aon Series C cumulative preferred stock have been paid in full. Holders of Aon Series C cumulative preferred stock are entitled to receive cumulative cash dividends of $2.55 per share per annum, payable quarterly. Upon any liquidation, dissolution or winding up of Aon, the holders of common stock are entitled to receive on a pro rata basis the assets of Aon which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of the holders of Aon's Series C cumulative preferred stock. Upon any liquidation, dissolution or winding up of Aon, the holders of Aon's Series C cumulative preferred stock are entitled to $50.00 per share, plus accrued and unpaid dividends, before any distribution is made on the common stock.

    Accordingly, Aon and ASI stockholders generally have the same dividend and liquidation rights, although Aon currently has preferred stock outstanding with rights superior to the Aon common stock and ASI does not.

BOARD OF DIRECTORS

    ASI. ASI's by-laws provide that the Board of Directors shall consist of three directors, but the number of directors may be reduced or increased by action of a majority of the entire Board. The Board may not decrease the number of directors if such decrease would shorten the term of an incumbent director. Any director of ASI may be removed from office only by cause and only by the vote of holders of two-thirds ( 2/3) of the outstanding shares entitled to vote at an election of directors. Only the Board of Directors can fill vacant directorships. The ASI Board of Directors is not divided into classes.

    AON. Pursuant to Aon's charter, the number of directors of Aon shall not be less than seven nor more than twenty-one. Aon's Board currently consists of eighteen directors. Any vacancies occurring on the Aon Board of Directors for any reason, and any newly created directorships, may be filled by the affirmative vote of a majority of directors in office. The Board may not decrease the number of directors if such decrease would shorten the term of an incumbent director. The Aon Board of Directors is not divided into classes.

    Thus, it is less difficult for the stockholders of Aon to remove a member of its Board of Directors than it is for the stockholders of ASI to remove one of its directors.

LIMITATION OF DIRECTORS' LIABILITY

    ASI. ASI's charter provides that the personal liability of the directors is eliminated to the fullest extent permitted by the Delaware General Corporation Law. Personal liability of the directors is eliminated for monetary damages for breach of fiduciary duty, including breaches involving negligence and gross negligence in business combinations, unless the director has (a) breached his duty of loyalty, (b) failed to act in good faith, (c) engaged in intentional misconduct or knowing violation of law, (d) paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or (e) obtained an improper personal benefit.

    AON. Aon's charter eliminates the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law. Aon's charter provides that its directors shall not be personally liable to Aon or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for (a) any breach of the director's duty of loyalty to Aon or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of the Delaware General Corporation Law, or (d) any transaction from which the director derived any improper personal benefit.

    Thus, both ASI and Aon have eliminated the personal liability of their directors to the fullest extent permitted by the Delaware General Corporation Law.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

    ASI. Under its by-laws, ASI is required to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any and all persons whom it has the power to indemnify under the Delaware General Corporation Law or other such provisions of law. ASI is required to indemnify any person who was or is a party (or threatened to be made a party) to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of ASI), by reason of the fact that such person was or is a director, officer, employee or agent of ASI, or is or was serving at the request of ASI as a director, officer, employee or agent of another entity, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ASI, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. ASI is also required to indemnify any person who was or is a party (or threatened to be made a party) to any threatened, pending or completed action or suit by or in the right of ASI to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of ASI, or is or was serving at the request of ASI as a director, officer or agent of another entity, against reasonable expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ASI, except as otherwise provided by law.

    Indemnification also may be granted, to the fullest extent permitted by law, and expenses may be advanced to an officer, director, employee or agent by a resolution of stockholders, a resolution of the Board of Directors, or an agreement providing for such indemnification and advancement of expenses. No indemnification, however, may be made to or on behalf of any person if a judgment or other final adjudication adverse to the person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

    AON. Aon's charter provides that Aon shall indemnify and hold harmless to the fullest extent authorized by the Delaware General Corporation Law each person who is involved in any action, suit or proceeding by reason of the fact that they are or were an officer or director of Aon or serving at the request of Aon as an officer, director or employee of any other entity, against all expenses and liabilities suffered by such person in connection with such action or proceeding, provided that the person was acting in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of Aon. Furthermore, Aon shall only indemnify a person in connection with a proceeding initiated by such person if the proceeding was authorized by Aon's Board of Directors.

    Aon's officers and directors are entitled to be paid by Aon the expenses incurred in connection with a proceeding in advance of its final disposition, provided that the officer or director undertakes to repay such expenses if it is ultimately determined that the officer or director was not entitled to indemnification from Aon.

    While both ASI and Aon are required to indemnify their directors and officers, Aon is also required to advance payment of expenses to directors and officers in connection with a proceeding, while the advancement of expenses by ASI is at the discretion of the ASI Board or the ASI stockholders.

SPECIAL MEETINGS OF STOCKHOLDERS

    ASI. Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the corporation's charter or by-laws. ASI's charter and by-laws provide that a special meeting of stockholders requires approval of the Chairman of the Board or at least a majority of the members of the Board of Directors.

    AON. Aon's charter provides that special meetings of Aon's stockholders can only be called by the Chairman of the Board, the President and Chief Executive Officer or the Secretary upon the request in writing of Aon's Board of Directors or stockholders owning a majority of the capital stock of Aon issued and outstanding and entitled to vote.

    Thus, stockholders of Aon, unlike ASI stockholders, have some ability to call a special meeting of stockholders.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    ASI. Under Delaware law, unless the charter provides otherwise, any action to be taken by stockholders may be taken without a meeting, without prior notice and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted consent to the action in writing. ASI's charter and by-laws provide that stockholders may not take any action by written consent, but any action to be taken at any annual or special meeting of stockholders must be taken at a meeting.

    AON. Aon's charter does not allow for stockholder action by written consent and provides that all stockholder action must be taken at an annual or special meeting of stockholders.

    Accordingly, both ASI and Aon stockholders must take all actions at annual and special meetings of stockholders.

ADVANCE NOTICE BY-LAW PROVISIONS

    ASI. To make a proposal, a stockholder must give written notice to ASI not less than 60 nor more than 90 days prior to the meeting of stockholders. If less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by an ASI stockholder will be timely if received not later than the close of business on the tenth day following the date on which notice or public disclosure of the meeting is given or made. ASI's by-laws also require that supporting documentation be submitted with a stockholder proposal.

    AON. Aon has no advance notice provision in its charter or bylaws with respect to a stockholder's proposal.

    Thus, it is less difficult for a stockholder of Aon to propose a matter to be acted upon at an Aon stockholder's meeting than it is for a stockholder of ASI to propose a matter to be acted upon at a meeting of ASI stockholders.

AMENDMENTS TO GOVERNING DOCUMENTS

    ASI. In conformity with the Delaware General Corporation Law, amendment of ASI's charter generally requires the approval of the Board of Directors and approval of the stockholders by the affirmative vote of a majority of the outstanding shares entitled to vote, but amendment of the provisions dealing with the corporation's indemnification obligations and the personal liability of the directors must be approved by the Board and thereafter by the holders of two-thirds ( 2/3) of the total votes eligible to be cast by holders of voting stock. ASI's charter also provides that the Board is authorized to amend any or all of the by-laws. ASI's by-laws provide that by-laws may be amended by the Board, subject to the right of stockholders to alter or repeal any by-laws made by the Board.

    AON. Pursuant to the Delaware General Corporation Law, Aon's charter may generally be amended by the affirmative vote of the holders of a majority of the voting power of the outstanding stock, provided that the affirmative vote of the holders of at least two-thirds ( 2/3) of the combined voting power of the then outstanding shares of stock entitled to vote, voting together as a single class, is required to amend the provisions relating to amendments, business combinations, acquisition proposals and liquidation. Aon's by-laws may be amended by the affirmative vote of the holders of a majority of the voting power of the outstanding stock of Aon. All of the provisions of Aon's by-laws may also be amended by Aon's Board of Directors.

    Thus, the stockholders of ASI and Aon generally have the same ability to amend their company's charter and by-laws.

                        DESCRIPTION OF AON CAPITAL STOCK

GENERAL MATTERS

    Aon's total amount of authorized capital stock consists of 750,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. As of March 19, 2001, Aon had 261,664,000 shares of common stock and 1,000,000 shares of Series C cumulative preferred stock issued and outstanding. The following summary of certain provisions of Aon's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, Aon's charter and its by-laws, which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus forms a part and by the provisions of applicable law. See "Where You Can Find More Information."

    Aon's certificate of incorporation provides that holders of two-thirds
( 2/3) of the outstanding securities of Aon voting as a single class must approve the merger or consolidation of Aon into another corporation. In addition, Aon's Board may consider numerous factors, including non-monetary factors, in determining if a proposed acquisition of Aon is in the best interests of Aon's stockholders. These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of Aon.

COMMON STOCK

    All of Aon's issued and outstanding shares of common stock are, and the shares of Aon common stock to be issued by Aon to the ASI stockholders in connection with the merger will be, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock are entitled to receive such dividends as may be lawfully declared at such time and in such amounts as the Aon Board of Directors may from time to time determine. The shares of common stock are not convertible and the holders of Aon common stock have no preemptive or subscription rights to purchase any securities of Aon. Upon any liquidation, dissolution or winding up of Aon, the holders of common stock are entitled to receive on a pro rata basis the assets of Aon which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of Aon common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Additional shares of authorized Aon common stock may be issued, as determined by the Aon Board from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

    Aon's common stock is included for trading on the New York Stock Exchange under the symbol "AOC."

PREFERRED STOCK

    Aon's Board of Directors may, without further action by Aon stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Aon before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Aon's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors of Aon, without stockholder approval, may issue shares of preferred stock with voting, dividend and conversion rights which could adversely affect the holders of shares of Aon common stock.

    Currently, there are 1,000,000 shares of Series C cumulative preferred stock, par value $1.00 per share, issued and outstanding. Holders of shares of Series C cumulative preferred stock are entitled to receive, when, as and if declared by Aon's Board of Directors, cumulative cash dividends accruing at a rate of $2.55 per share per annum, payable quarterly. If the accrued dividends have not been paid in full, no dividends or other distributions can be made, except for distributions in kind, on Aon's common stock. Similarly, as long as outstanding dividends on Series C cumulative preferred stock are not paid in full, Aon cannot redeem, purchase, or otherwise acquire for consideration any shares of Aon common stock. Aon can redeem all or part of the outstanding shares of Series C cumulative preferred stock at its discretion for $50.00 per share plus all accrued and unpaid dividends. Each holder of Series C cumulative preferred stock also can require Aon to redeem the shares, in whole or in part, for the amounts described above, upon notice. If any shares of Series C cumulative preferred stock are outstanding at the time of Aon's dissolution, liquidation, or winding up, the holders of such stock are entitled to $50.00 per share, plus accrued and unpaid dividends, before any distribution is made on Aon common stock. The holders of Series C cumulative preferred stock are entitled to vote on any matter on which the holders of Aon common stock are entitled to vote, and such holders are entitled to cast one vote per share.

CERTAIN PROVISIONS OF AON'S CHARTER AND BY-LAWS

    - ELIMINATION OF STOCKHOLDER ACTION THROUGH WRITTEN CONSENTS. Aon's charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

    - ABILITY TO CALL SPECIAL MEETINGS. Aon's charter provides that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of the Board, the President and Chief Executive Officer or the Secretary at the request in writing of a majority of the Aon Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of Aon issued and outstanding and entitled to vote.

    - AMENDMENTS TO THE AON CERTIFICATE OF INCORPORATION. Aon's charter provides that the affirmative vote of holders of at least two-thirds ( 2/3) of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of its provisions. This requirement of a super-majority vote to approve amendments to Aon's charter and by-laws could enable a minority of Aon's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

    Aon is subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction which the person became an "interested stockholder," unless:

    - the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status;

    - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

    A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Aon and, accordingly, may discourage attempts to acquire Aon.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Aon's charter limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, Aon's certificate of incorporation provides that Aon shall indemnify its directors and officers to the fullest extent permitted by such law.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for Aon's common stock is First Chicago Trust Company of New York.

                                 LEGAL MATTERS

    The validity of the Aon common stock to be issued in connection with the merger will be passed on by Kirkland & Ellis, counsel for Aon. In addition, Kirkland & Ellis and Goodwin Procter LLP, counsel for ASI, will deliver opinions to their respective clients concerning certain United States federal income tax consequences of the merger. See "The Proposed Merger--Material United States Federal Income Tax Consequences."

                                    EXPERTS

    The consolidated financial statements of Aon Corporation incorporated by reference in Aon Corporation's Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedules included therein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of ASI Solutions Incorporated as of March 31, 2000 and 1999 and for each of the three years in the period ended March 31, 2000 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in accounting and auditing.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the ASI Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                          FUTURE STOCKHOLDER PROPOSALS

    SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. ASI expects to hold an annual meeting of stockholders in September 2001, unless the merger is completed prior to that meeting. Any ASI stockholder who intended to present a proposal at such meeting and sought to have the proposal included in the proxy materials for the 2001 meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, must have submitted the proposal to ASI at its principal executive office on or before March 23, 2001.

    Any stockholder proposals intended to be presented at the annual meeting of ASI stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act, must be received in writing at the principal executive office of ASI not less than 60 days nor more than 90 days prior to the date of the meeting, together with all required supporting documentation. If less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, stockholder proposals must be received, together with all required supporting documentation, no later than the close of business on the tenth day following the day on which such notice or public disclosure of the date of the annual meeting is first made.

    The deadline for submission of stockholder proposals for inclusion in the proxy materials for Aon's next annual meeting, which is expected to be held in April 2002, as disclosed in the Aon proxy statement for the 2001 annual meeting of stockholders, is November 5, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

    Aon and ASI file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at http://www.sec.gov.

    Aon has filed a Registration Statement on Form S-4 to register with the SEC the Aon common stock to be issued to ASI stockholders in the merger. This document is a part of the Form S-4 and constitutes a prospectus of Aon in addition to being a proxy statement of ASI for the Special Meeting. As allowed by SEC rules, this document does not contain all the information you can find in the Form S-4 or the exhibits to the Form S-4. For further information, you should refer to the Form S-4 and to the exhibits filed as part of the Form S-4. Statements contained in this proxy statement/ prospectus regarding the contents of any agreement or other document filed as an exhibit to the Form S-4 are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the Form S-4, each statement being qualified by this reference. The Form S-4, including the exhibits filed as a part of the Form S-4, may be obtained as set forth above.

    The SEC allows Aon to "incorporate by reference" information into this document, which means that Aon can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Aon has previously filed with the SEC. These documents contain important information about Aon and its finances.

    AON SEC FILINGS

    - Annual Report on Form 10-K for the year ended December 31, 2000.

    - The description of Aon's common stock contained in Item 12 of the registration statement on Form 10 filed on February 19, 1980 (when Aon was called Combined International Corporation), and any amendment or report which Aon has filed for the purpose of updating such description, including Aon's Current Report on Form 8-K dated April 23, 1987 and Current Report on Form 8-K dated May 9, 2000.

    Aon is also incorporating by reference additional documents that it files with the SEC after the date of this document and prior to the termination of the offering of Aon common stock to which this document relates.

    Aon has supplied all information contained or incorporated by reference in this document about Aon and all information about ASI has been supplied by ASI.

    If you are an Aon stockholder, Aon may have sent you some of the documents incorporated by reference, but you can obtain any of them through Aon or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. Stockholders of ASI may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Aon at the following addresses:

    Aon Corporation
    123 North Wacker Drive
    Chicago, Illinois 60606
    Attention: Financial Relations Department
    (312) 701-3000

    If you would like to request documents from us, please do so by , 2001 to receive them prior to the Special Meeting.

    You should rely only on the information contained or incorporated by reference in this document to vote on the proposals included in this document. We have not authorized anyone to provide you with information that is different
from what is contained in this document. This document is dated             ,
2001. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of ASI nor the issuance of Aon common stock in the merger shall create any implication to the contrary.

                 INDEX TO ASI CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................     F-2

Consolidated Balance Sheets as of March 31, 2000 and 1999...     F-3

Consolidated Statements of Income for the years ended
  March 31, 2000, 1999 and 1998.............................     F-4

Consolidated Statements of Stockholders' Equity for the
  years ended March 31, 2000, 1999 and 1998.................     F-5

Consolidated Statements of Cash Flows for the years ended
  March 31, 2000, 1999 and 1998.............................     F-6

Notes to Consolidated Financial Statements..................     F-8

Consolidated Balance Sheets as of December 31, 2000
  (unaudited) and March 31, 2000............................    F-21

Consolidated Statements of Income for the three and nine
  months ended December 31, 2000 and 1999 (unaudited).......    F-22

Consolidated Statements of Cash Flows for the nine months
  ended December 31, 2000 and 1999 (unaudited)..............    F-23

Notes to Consolidated Financial Statements (unaudited)......    F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of ASI Solutions Incorporated:

    In our opinion, the consolidated financial statements appearing on pages F-3 through F-20 present fairly, in all material respects, the consolidated financial position of ASI Solutions Incorporated at March 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, NY
May 12, 2000

                           ASI SOLUTIONS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
                                        ASSETS
Current Assets:
  Cash and cash equivalents.................................  $12,155,795   $ 7,595,366
  Accounts receivable, net..................................   14,479,377    12,874,967
  Prepaid expenses and other current assets.................      765,721       576,424
  Deferred income taxes.....................................       75,918       299,478
                                                              -----------   -----------
    Total current assets....................................   27,476,811    21,346,235
Property and equipment, net.................................    5,042,982     5,218,408
Intangible assets, net......................................   22,401,403    23,258,472
Deferred financing costs....................................      375,160       391,386
Other assets................................................      453,875       325,518
                                                              -----------   -----------
    Total assets............................................  $55,750,231   $50,540,019
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion, notes payable to bank....................  $ 3,462,363   $ 7,143,658
  Current portion, subordinated notes payable...............    1,666,667     1,666,666
  Other debt................................................       87,785        66,501
  Accounts payable and accrued expenses.....................   17,558,809     7,946,658
  Accrued income taxes......................................      278,287       326,964
                                                              -----------   -----------
    Total current liabilities...............................   23,053,911    17,150,447
Deferred income taxes.......................................      690,765       543,593
Notes payable to bank, less current portion.................    7,762,537    11,224,900
Subordinated notes payable, less current portion............    1,666,667
Other liabilities...........................................      313,528       268,373
                                                              -----------   -----------
    Total liabilities.......................................   31,820,741    30,853,980
Commitments
Stockholders' Equity:
  Preferred stock, $.01 par value, authorized 2,000,000
    shares; no shares issued................................
  Common stock, $.01 par value, authorized 18,000,000
    shares; issued and outstanding 6,662,183 in 2000 and
    6,497,631 in 1999.......................................       67,078        65,432
  Additional paid in capital................................   11,477,820    11,038,250
  Accumulated other comprehensive income....................       (3,789)       (7,839)
  Retained earnings.........................................   12,388,381     8,982,927
  Less: Treasury stock, 45,534 shares at cost in 1999.......                   (392,731)
                                                              -----------   -----------
    Total stockholders' equity..............................   23,929,490    19,686,039
                                                              -----------   -----------
    Total liabilities & stockholders' equity................  $55,750,231   $50,540,019
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ASI SOLUTIONS INCORPORATED
                       CONSOLIDATED STATEMENTS OF INCOME
         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 2000

                                                           2000          1999          1998
                                                        -----------   -----------   -----------
Revenue...............................................  $71,901,931   $59,653,278   $34,865,557
Cost of services......................................   38,113,459    29,755,156    17,663,690
                                                        -----------   -----------   -----------
  Gross profit........................................   33,788,472    29,898,122    17,201,867
Operating expenses:
  General and administrative..........................   18,180,554    14,263,341     7,871,423
  Sales and marketing.................................    6,012,223     5,407,659     3,272,518
  Research and development............................    2,178,081     1,938,061     1,746,507
                                                        -----------   -----------   -----------
Income from operations................................    7,417,614     8,289,061     4,311,419
Interest expense, net.................................    1,387,609     1,709,734       592,841
                                                        -----------   -----------   -----------
Income before provision for income taxes..............    6,030,005     6,579,327     3,718,578
Provision for income taxes............................    2,624,551     2,768,439     1,598,989
                                                        -----------   -----------   -----------
  Net income..........................................  $ 3,405,454   $ 3,810,888   $ 2,119,589
                                                        ===========   ===========   ===========
Basic earnings per share..............................  $      0.52   $      0.59   $      0.33
                                                        ===========   ===========   ===========
Diluted earnings per share............................  $      0.51   $      0.58   $      0.33
                                                        ===========   ===========   ===========
Weighted average common shares outstanding:
  Basic shares........................................    6,594,695     6,487,253     6,346,053
  Diluted effect of stock options and warrants........      113,320       128,018       175,345
                                                        -----------   -----------   -----------
  Diluted shares......................................    6,708,015     6,615,271     6,521,398
                                                        ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ASI SOLUTIONS INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 2000

                                          ASI SOLUTIONS
                                           INCORPORATED                      ACCUMULATED
                                           COMMON STOCK       ADDITIONAL        OTHER                      DEFERRED
                                       --------------------     PAID-IN     COMPREHENSIVE    RETAINED      OFFERING    TREASURY
                                        SHARES      AMOUNT      CAPITAL        INCOME        EARNINGS       COSTS        STOCK
                                       ---------   --------   -----------   -------------   -----------   ----------   ---------
April 1, 1997........................  4,625,158   $46,252    $ 1,109,218                   $ 3,052,450   $ (965,034)
Comprehensive Income:
  Net income.........................                                                         2,119,589
  Translation adjustment.............                                         $  9,382
    Total Comprehensive Income.......
  Issuance of common stock in initial
    public offering and payment of
    offering costs...................  1,800,000    18,000      9,016,283                                    965,034
  Transfer of common stock back to
    the company......................    (45,534)                                                                      $(392,731)
  Issuance of common stock for
    Employee Stock Purchase Plan.....     17,077       171         86,927
  Issuance of common stock for
    acquisition of McLagan Partners,
    Inc..............................     50,000       500        449,500
  Issuance of common stock related to
    bank financing...................     20,000       200        179,800
                                       ---------   -------    -----------     --------      -----------   ----------   ---------
March 31, 1998.......................  6,466,701    65,123     10,841,728        9,382        5,172,039           --    (392,731)
Comprehensive Income:
  Net income.........................                                                         3,810,888
  Translation adjustment.............                                          (17,221)
    Total Comprehensive Income.......
  Issuance of common stock for
    Employee Stock Purchase Plan.....     30,930       309        196,522
                                       ---------   -------    -----------     --------      -----------   ----------   ---------
March 31, 1999.......................  6,497,631    65,432     11,038,250       (7,839)       8,982,927           --    (392,731)
Comprehensive Income:
  Net income.........................                                                         3,405,454
  Translation adjustment.............                                            4,050
    Total Comprehensive Income.......
  Issuance of common stock for
    Employee Stock Purchase Plan.....     84,488       845        360,124
  Employee Stock Grant...............     53,685       537         44,713                                                392,731
  Exercise of employee stock
    options..........................     26,379       264         34,733
                                       ---------   -------    -----------     --------      -----------   ----------   ---------
March 31, 2000.......................  6,662,183   $67,078    $11,477,820     $ (3,789)     $12,388,381           --          --
                                       =========   =======    ===========     ========      ===========   ==========   =========


                                          TOTAL
                                       -----------
April 1, 1997........................  $ 3,242,886
Comprehensive Income:
  Net income.........................    2,119,589
  Translation adjustment.............        9,382
                                       -----------
    Total Comprehensive Income.......    2,128,971
                                       -----------
  Issuance of common stock in initial
    public offering and payment of
    offering costs...................    9,999,317
  Transfer of common stock back to
    the company......................     (392,731)
  Issuance of common stock for
    Employee Stock Purchase Plan.....       87,098
  Issuance of common stock for
    acquisition of McLagan Partners,
    Inc..............................      450,000
  Issuance of common stock related to
    bank financing...................      180,000
                                       -----------
March 31, 1998.......................   15,695,541
Comprehensive Income:
  Net income.........................    3,810,888
  Translation adjustment.............      (17,221)
                                       -----------
    Total Comprehensive Income.......    3,793,667
                                       -----------
  Issuance of common stock for
    Employee Stock Purchase Plan.....      196,831
                                       -----------
March 31, 1999.......................   19,686,039
Comprehensive Income:
  Net income.........................    3,405,454
  Translation adjustment.............        4,050
                                       -----------
    Total Comprehensive Income.......    3,409,504
                                       -----------
  Issuance of common stock for
    Employee Stock Purchase Plan.....      360,969
  Employee Stock Grant...............      437,981
  Exercise of employee stock
    options..........................       34,997
                                       -----------
March 31, 2000.......................  $23,929,490
                                       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ASI SOLUTIONS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 2000

                                                             2000          1999         1998
                                                          -----------   ----------   -----------
Cash flow from operating activities:
Net income:.............................................  $ 3,405,454   $3,810,888   $ 2,119,589
Adjustments to reconcile net income to net cash:
  Depreciation and amortization.........................    2,656,118    2,418,164     1,378,232
  Provision for doubtful accounts.......................         (772)      75,503       108,153
  Loss on fixed asset disposal..........................        2,903
  Other.................................................      106,225       90,703       112,929
  Deferred income taxes.................................      370,732      (72,867)      244,589
  Stock compensation....................................      437,981
  Changes in assets and liabilities, net of the effect
    of business acquisitions:
    Accounts receivable.................................   (1,575,319)  (2,231,542)   (6,622,371)
    Prepaid expenses and other current assets...........     (187,933)      22,084      (334,960)
    Other assets........................................      (95,239)      (2,597)      (31,890)
    Accounts payable and accrued expenses...............    8,597,309    3,397,558     1,253,616
    Income taxes........................................      768,606      630,713      (876,260)
  Other liabilities.....................................       33,464
                                                          -----------   ----------   -----------
Net cash provided by (used in) operating activities.....   14,519,529    8,138,607    (2,648,373)
                                                          -----------   ----------   -----------
Cash flow from investing activities:
Acquisition of property and equipment...................   (1,516,943)  (1,411,205)   (3,556,780)
Acquisition of businesses...............................                             (16,943,188)
Other...................................................     (107,488)     (40,333)     (103,649)
                                                          -----------   ----------   -----------
Net cash (used in) investing activities.................   (1,624,431)  (1,451,538)  (20,603,617)
                                                          -----------   ----------   -----------
Cash flow from financing activities:
Proceeds from borrowings................................                              21,102,238
Repayment of debt.......................................   (8,789,040)  (2,119,435)   (4,834,080)
Payment of financing costs..............................      (90,000)     (25,000)     (312,048)
Restricted cash.........................................                 1,891,821    (1,891,821)
Proceeds from issuance of common stock, net.............      395,965      196,831    10,086,415
                                                          -----------   ----------   -----------
Net cash (used in) provided by financing activities.....   (8,483,075)     (55,783)   24,150,704
                                                          -----------   ----------   -----------
Effect of exchange rate changes on cash and
cash equivalents........................................      148,406          (26)        5,202
                                                          -----------   ----------   -----------
Net increase (decrease) in cash and cash equivalents....    4,560,429    6,631,260       903,916
Cash and cash equivalents at beginning of period........    7,595,366      964,106        60,190
                                                          -----------   ----------   -----------
Cash and cash equivalents at end of period..............  $12,155,795   $7,595,366   $   964,106
                                                          ===========   ==========   ===========
Supplemental cash flow information:
  Cash paid for:
    Interest............................................  $ 1,277,535   $1,588,680       658,049
    Income taxes........................................  $ 1,450,591   $2,328,978   $ 2,240,600

  The accompanying notes are an integral part of these consolidated financial statements.

                           ASI SOLUTIONS INCORPORATED

         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 2000

                                                                2000        1998
                                                              --------   -----------
Supplemental disclosures of non-cash investing and financing activities:

Capital lease obligations:
  Incurred..................................................  $55,690
  Terminated................................................   25,883

Transfer of common stock back to the Company in full
  satisfaction of shareholder debt..........................             $   392,731

Common stock issued in connection with acquisitions.........                 450,000

Common stock issued in connection with debt financing.......                 180,000

Issuance of subordinated debt in connection with
  acquisitions..............................................               5,000,000

Issuance of notes in connection with acquisitions...........                 401,500

Details of acquisitions (Note 3):

Fair value of assets acquired (including goodwill)..........             $23,794,688
Liabilities assumed.........................................              (1,000,000)
Notes issued................................................              (5,401,500)
Stock issued................................................                (450,000)
                                                                         -----------
Cash utilized for acquisitions..............................             $16,943,188
                                                                         ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ASI SOLUTIONS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    On March 26, 1996, ASI Solutions Incorporated (the "Company") was incorporated in the State of Delaware. Effective March 31, 1996, the Company issued 4,625,158 shares of Common Stock in exchange for substantially all of the issued and outstanding shares of common stock of Proudfoot Reports Incorporated ("PRI") and 95% of the common stock of Assessment Solutions Incorporated ("Assessment Solutions"). During fiscal 1997, the remaining 5% of the outstanding common stock of Assessment Solutions was redeemed. The initial stockholders of the Company were also the principal stockholders of PRI and Assessment Solutions, the two previously separate but commonly controlled companies. After the reorganization, Assessment Solutions and PRI are wholly owned subsidiaries of the Company. On August 29, 1997, the Company acquired the assets of Effective Learning Systems. On November 13, 1997, the Company's newly created subsidiary McLagan Partners Inc. ("McLagan Partners") acquired substantially all of the assets and business operations of McLagan Partners Incorporated and subsidiaries. The Company, Assessment Solutions, PRI and McLagan Partners are hereinafter referred to collectively as the "Company."

    The exchange described above has been accounted for as a reorganization since all entities involved were under common control. The consolidated financial statements reflect the interests attributable to the one controlling shareholder of both combined entities at their historical basis of accounting. The remaining interests have been accounted for as a purchase of minority interests and the excess of the purchase price over the related historical cost of $1,063,000 has been allocated to intangible assets. All intercompany accounts and transactions have been eliminated in consolidation.

    Effective April 16, 1997, the Company sold 1.8 million shares of common stock to the public at a price of $6 per share in an initial public offering and pursuant to an over-allotment option, the underwriter purchased 270,000 shares of common stock at a price of $6 per share (the "Offering"). Proceeds from the Offering, net of underwriters' discount and offering costs, were approximately $9,034,000. Effective on the Offering date, the Company's Certificate of Incorporation (the "Certificate") was restated to increase the number of authorized shares of Common Stock to 18 million shares.

THE COMPANY

    ASI Solutions Incorporated (the "Company") is a leading national provider of human resources outsourcing services for large organizations seeking to hire, train and develop a higher quality, more effective workforce. The Company's services are organized into three core areas: performance improvement services, employment process outsourcing and compensation services and market share studies. The Company believes these services position the Company as a single-source solution for many organizations that outsource all or a portion of their human resources functions. The Company markets its services principally to Fortune 500 companies for which customer service, sales and call center functions are critical components of their businesses. Industries served by the Company include telecommunications, financial services, information technology, consumer products and healthcare.

2. SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of all wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

                           ASI SOLUTIONS INCORPORATED

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity date of three months or less from the date of purchase to be a cash equivalent.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk consist of accounts receivable and cash deposits. Cash deposits generally do not exceed insurable limits. Accounts receivable are concentrated among a limited number of major companies. To reduce credit risk, the Company performs credit evaluations of its customers but does not generally require collateral. One customer represented 28% of revenue for the years ended
March 31, 2000 and 1999, and 30% of revenue for the year ended March 31, 1998. Revenues from the Company's top five customers represented approximately 46% of total revenues for the years ended March 31, 2000 and 1999, and 55% for the year ended 1998. Accounts receivable from the Company's top five customers represented approximately 43% and 42% of total accounts receivable at March 31, 2000 and 1999, respectively.

    Allowances for doubtful accounts were approximately $186,000 as of March 31, 2000 and 1999, and $122,000 as of March 31, 1998. Accounts receivable write-offs amounted to $20,934 for fiscal year ended March 31, 1999. There were no accounts receivable write-offs for fiscal years ended March 31, 2000 or 1998.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Furniture and equipment are stated at cost and depreciated over the assets' estimated useful lives of five years using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvement. Capitalized software reflects costs related to internally developed or purchased software that are capitalized and amortized on a straight-line basis over a period of five years.

    Maintenance and repairs are charged to expense as incurred; renewals and improvements that extend the life of assets are capitalized. Upon retirement or disposal, the asset cost and the related accumulated depreciation and amortization are eliminated from the respective accounts and the resulting gain or loss, if any, is included in the results of operations.

INTANGIBLE ASSETS

    Intangible assets principally include customer lists, covenants not to compete and the excess of purchase price over the fair value of identifiable net assets acquired (goodwill). The intangible assets are amortized on a straight-line basis over their estimated useful lives ranging from 5 to 40 years. Amortization expense relating to intangible assets was approximately $929,000, $913,000 and $401,000

                           ASI SOLUTIONS INCORPORATED

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) for the years ended March 31, 2000, 1999 and 1998, respectively. Accumulated amortization relating to intangible assets was $2,314,186 and $1,393,990 as of March 31, 2000 and 1999, respectively.

    The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through forecasted future operations. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use or sale of the asset and its eventual disposition, to the carrying amount of the asset.

LONG-LIVED ASSETS

    If events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted) is less than the carrying amount of the long-lived asset, an impairment loss is recognized. To date, no impairment losses have been recognized.

DEFERRED FINANCING COSTS

    Deferred financing costs represent fees incurred in connection with the Company's Credit Agreement, and are being amortized, using the straight-line method, over the length of the related term loan. Amortization expense was $106,226 and $93,689 for the years ended March 31, 2000 and 1999, respectively.

FOREIGN CURRENCY TRANSLATION

    The financial statements of foreign subsidiaries, where the local currency is the functional currency, are translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for results of operations and cash flows. Adjustments resulting from translation of financial statements are reflected as a separate component of stockholders' equity.

REVENUE

    The Company recognizes revenue as earned upon the performance of agreed-upon services.

RENT EXPENSE

    The Company recognizes rent expense for operating leases on a straight-line basis over the term of the related lease.

INCOME TAXES

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the tax

                           ASI SOLUTIONS INCORPORATED

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) payable for the period and the change during the period in deferred tax assets and liabilities. (See Note 9.)

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cash and cash equivalents and fixed rate debt obligations are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value. Management is not aware of any factors that would significantly affect the value of these amounts.

EARNINGS PER SHARE

    In 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated, to conform to the SFAS 128 requirements. Basic earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share are calculated to give effect to all potentially dilutive common shares that were outstanding during the year.

STOCK-BASED COMPENSATION

    The Company has adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation." As permitted under SFAS 123, the Company continues to measure compensation cost in accordance with APB No. 25, "Accounting for Stock Issued to Employees."

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of Statement 133," which postponed the adoption of SFAS No. 133. The Company does not anticipate the statement to have a significant effect on its current financial reporting and disclosure requirements.

3. ACQUISITIONS:

    On November 13, 1997, the Company acquired substantially all of the assets (primarily fixed assets of $483,978) and businesses of McLagan Partners Incorporated and its related entities (collectively, "McLagan"). The consideration paid by the Company for the assets of McLagan included
(i) $15.5 million paid in cash; (ii) $5 million in subordinated notes bearing interest at 8 percent per annum and payable in three equal principal installments on each of April 30, 1998, April 30, 1999 and April 30, 2000; and
(iii) 50,000 shares of the common stock, par value $.01 per share, of the Company. The Company incurred $828,188 of costs associated with the acquisition. The Company also discharged approximately $1 million of McLagan's outstanding liabilities and agreed to make deferred payments in an aggregate amount of $1 million, on April 30, 2000, to certain employees of McLagan, provided that such employees continue to be employed by the McLagan subsidiaries as of such date.

    The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased based upon the fair values at the date of

                           ASI SOLUTIONS INCORPORATED

3. ACQUISITIONS: (CONTINUED)
the acquisition. As a result, $22,294,210 of the purchase price has been allocated to goodwill, customer lists and other intangibles which are being amortized on a straight line basis over periods from 5 to 40 years. The Company has an incentive compensation program with former officers of McLagan which provides for payments to such officers when certain milestone earnings are attained. (See Note 13.)

4. PROPERTY AND EQUIPMENT:

    Property and equipment are comprised of the following:

                                                                 2000         1999
                                                              ----------   ----------
Furniture and equipment.....................................  $9,362,145   $7,901,792
Capitalized software........................................     696,925      652,848
Leasehold improvements......................................     363,150      357,422
                                                              ----------   ----------
                                                              10,422,220    8,912,062
Less, accumulated depreciation and amortization.............   5,379,238    3,693,654
                                                              ----------   ----------
                                                              $5,042,982   $5,218,408
                                                              ==========   ==========

    Depreciation and amortization expense relating to furniture and equipment and leasehold improvements was approximately $1,584,000, $1,374,000 and $858,000 for the years ended March 31, 2000, 1999 and 1998, respectively. Amortization expense relating to capitalized software was approximately $139,000, $131,000 and $83,000 for the fiscal years ended March 31, 2000, 1999 and 1998, respectively.

5. DEBT:

    NOTES PAYABLE TO BANK:

    On November 13, 1997, the Company entered into a Credit Agreement with several banks. The Credit Agreement consists of a $15 million term loan, the proceeds of which were used in the financing of the acquisition of McLagan, and a $10 million revolving credit facility. Substantially all of the Company's assets are held as collateral for this debt.

    The term loan bears interest at the prime rate (9% at March 31, 2000) plus
0.25 percent or the eurodollar rate (.9553 at March 31, 2000) plus
3.25 percent. The payment schedule under the term loan calls for quarterly installment payments beginning on March 31, 1998. Borrowings under the revolving credit facility bear interest at the prime rate or an optional eurodollar based rate. The Company has entered into an interest rate swap at a fixed rate of 9% per annum on borrowings under its credit facility of up to $5,000,000. As of March 31, 2000 and 1999, borrowings under the term loan were $10,750,000 and $13,000,000, respectively. There were no borrowings under the revolving credit facility at March 31, 2000. Borrowings under the revolving credit facility were $4,700,000 at March 31, 1999.

    The Credit Agreement expires on November 13, 2003 at which time any outstanding principal and interest is payable. The Credit Agreement contains various financial and other covenants and conditions, including but not limited to limitations on capital expenditures and dividend payments, making acquisitions and incurring additional indebtedness. The Company received a waiver for non-compliance of certain loan covenants as of March 31, 2000.

                           ASI SOLUTIONS INCORPORATED

5. DEBT: (CONTINUED)
    The Company also has two equipment notes payable to a bank in the amount of $474,900 and $668,558 at March 31, 2000 and 1999, respectively. Such notes are payable monthly and bear interest at 8.97% and 9.65%.

    SUBORDINATED NOTES PAYABLE:

    In connection with the acquisition of McLagan (See Note 3), the Company issued $5 million of subordinated notes bearing interest at 8% per annum and payable in three equal principal installments on each of April 30, 1998, 1999 and 2000. Such notes are subordinated to the Company's Credit Facility and equipment borrowings. The amount outstanding under such notes as of March 31, 2000 was $1,666,667. The note was satisfied on April 30, 2000.

    Amounts due on the Company's debt financings discussed above are as follows:

2001...............................................   $ 5,216,815
2002...............................................     4,315,694
2003...............................................     3,446,843
                                                      -----------
                                                      $12,979,352
                                                      ===========

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Accounts payable and accrued expenses are comprised of the following:

                                                         2000          1999
                                                      -----------   ----------
Accounts payable....................................  $ 4,012,038   $1,205,870
Bonuses.............................................    8,513,377    4,938,826
Payroll, payroll taxes and benefits.................    1,388,915      679,595
Customer advances...................................    2,414,950           --
Interest............................................      126,319      259,769
Professional fees...................................      279,682      184,123
Other...............................................      823,528      678,475
                                                      -----------   ----------
                                                      $17,558,809   $7,946,658
                                                      ===========   ==========

7. LEASE COMMITMENTS:

    The Company leases facilities under various operating leases that expire on various dates through 2010. The leases include escalations for operating expenses and real estate taxes. Rent expense charged to operations was $2,361,000, $2,139,000 and $1,585,000 for the years ended March 31, 2000, 1999 and 1998, respectively.

                           ASI SOLUTIONS INCORPORATED

7. LEASE COMMITMENTS: (CONTINUED)
    As of March 31 2000, future minimum annual rental payments under non-cancelable operating leases are as follows:

FISCAL YEAR
-----------
2001........................................................  $1,706,718
2002........................................................   1,422,079
2003........................................................   1,364,570
2004........................................................   1,251,368
2005........................................................     911,762
Thereafter..................................................  $2,830,098

8. RELATED PARTY TRANSACTIONS:

    A director of the Company is also a partner of the law firm that is the Company's general counsel. Expenses incurred by the Company for legal services provided by this law firm were approximately $221,000, $241,000 and $691,000 for the years ended March 31, 2000, 1999 and 1998, respectively. In addition this director was issued options to purchase 5,000 shares of common stock at a price of $6.50 on January 15, 1997 and options to purchase 5,000 shares of common stock at a price of $6.50 on November 4, 1998.

9. INCOME TAXES:

    The provision for income taxes consists of:

                                              2000         1999         1998
                                           ----------   ----------   ----------
Current:
Federal..................................  $1,092,948   $1,436,018   $  798,961
State and local..........................     408,319      769,094      332,986
Foreign..................................     752,552      636,194      222,453
Deferred.................................     370,732      (72,867)     244,589
                                           ----------   ----------   ----------
                                           $2,624,551   $2,768,439   $1,598,989
                                           ==========   ==========   ==========

    The tax provision for the year ended March 31, 2000 also included a $55,182 charge pertaining to an examination by the Internal Revenue Service.

    The difference between the statutory Federal income tax rate and the effective income tax rate is reconciled as follows:

                                              2000         1999         1998
                                           ----------   ----------   ----------
Statutory Federal income tax rate
  provision..............................  $2,050,202   $2,236,971   $1,264,317
State and local taxes, net of Federal
  benefit................................     315,363      507,593      194,853
Non-deductible expenses..................      89,802       72,306       64,703
Prior year income taxes..................      55,182
Other....................................     114,002      (48,431)      75,116
                                           ----------   ----------   ----------
                                           $2,624,551   $2,768,439   $1,598,989
                                           ==========   ==========   ==========

                           ASI SOLUTIONS INCORPORATED

    The components of deferred tax assets and liabilities as of March 31, 2000 and 1999, are as follows:

                                                          2000        1999
                                                        ---------   ---------
Current:

  Bad debt reserve....................................  $  75,918   $  75,918

  Accrued bonus.......................................                223,560
                                                        ---------   ---------

  Net current asset...................................  $  75,918   $ 299,478
                                                        ---------   ---------

Non-current:

  Foreign Tax Credit..................................  $  82,634   $  82,634

  Straight-lining rent payments.......................    111,799     109,222

  Fixed and intangible assets.........................   (885,198)   (735,449)
                                                        ---------   ---------

  Net non-current liability...........................   (690,765)   (543,593)
                                                        ---------   ---------

  Net deferred tax liability..........................  $(614,847)  $(244,115)
                                                        =========   =========

10. RETIREMENT PLANS:

    The Company has a 401(k) profit sharing plan, covering substantially all employees. Employees can contribute to a maximum of 15% of their earnings up to IRS limitations. Contributions can be made by the Company on a discretionary basis and vest over a five-year period. Contributions made by the Company to the plan for the years ended March 31, 2000, 1999 and 1998 were approximately $475,000, $317,000 and $75,000, respectively.

    McLagan Partners, Inc. employees are covered under a separate plan. Employees are eligible after one year of service. Employees are not required to make contributions to the plan. The Company makes a discretionary contribution based on the total compensation of participants. Contributions made by the Company to the plan for the years ended March 31, 2000 and 1998 were approximately $178,000 and $34,000, respectively. There were no contributions made by the Company to the plan for the year ended March 31, 1999.

11. STOCK PLANS:

STOCK OPTION AND GRANT PLAN

    The Company's Stock Option and Grant Plan (the "Option Plan") was adopted by the Company's Board of Directors as of March 31, 1996 and approved by its stockholders on January 16, 1997. Officers, directors, employees, consultants and key persons of the Company are eligible to participate in the Option Plan. The Option Plan currently provides that options for an aggregate of 1,600,000 shares of Common Stock are available for award (at a price of no less than the fair market value of the underlying stock at grant date) which generally vest ratably over three years and expire ten years from the date of grant.

                           ASI SOLUTIONS INCORPORATED

11. STOCK PLANS: (CONTINUED)
STOCK PURCHASE PLAN

    In January 1997, the Company created an Employee Stock Purchase Plan (the "Stock Purchase Plan"), which provides for eligible employees to purchase shares of Common Stock, through regular period salary reductions of up to 10% of their pre-tax gross compensation. A maximum of 250,000 shares of Common Stock may be issued under the Stock Purchase Plan. Under applicable tax rules, an employee may purchase no more than $25,000 of the fair market value worth of Common Stock in any calendar year and certain other tax limitations may apply. The Stock Purchase Plan is intended to qualify as an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code.

DIRECTORS' STOCK OPTION PLAN

    In January 1997, the Company adopted a stock option and grant plan for non-employee directors pursuant to which options to acquire a maximum aggregate of 100,000 shares of Common Stock may be granted to non-employee directors. The options issued vest ratably over three years, expire ten years from grant date and cannot have exercise prices less than the fair market value of the Common Stock on date of grant.

RESTRICTED STOCK

    During fiscal 2000 the Company issued 53,685 shares of restricted Class A common stock to certain key employees. As such shares are fully vested, the Company has recognized the full amount of compensation expense, approximately $438,000, during fiscal 2000, representing the fair market value of the stock on the issuance date.

SUMMARY OF OPTIONS

    A summary of stock option transactions for the years ended March 31, 2000, 1999 and 1998 is as follows:

                                                  2000                    1999                   1998
                                          ---------------------   ---------------------   -------------------
                                                       WEIGHTED                WEIGHTED              WEIGHTED
                                                       AVERAGE                 AVERAGE               AVERAGE
                                                       EXERCISE                EXERCISE              EXERCISE
                                            SHARES      PRICE       SHARES      PRICE      SHARES     PRICE
                                          ----------   --------   ----------   --------   --------   --------
Outstanding, Beginning of year..........   1,073,103    $7.49        790,533    $7.26      393,533    $5.75

Granted.................................     409,000     6.39        314,000     8.05      406,000     8.71

Forfeited/expired.......................    (122,090)    7.81        (31,430)    7.46       (9,000)    6.50

Exercised...............................     (26,379)    1.33
                                          ----------              ----------              --------

Options outstanding, end of year........   1,333,634    $7.12      1,073,103    $7.49      790,533    $7.26
                                          ==========              ==========              ========

Options exercisable, end of year........     580,252    $7.16        436,177    $6.49      245,866    $5.30
                                          ==========              ==========              ========

Options available for grant, end of
  year..................................     339,987                 176,897                59,467
                                          ==========              ==========              ========

Weighted average fair value of options
  granted during the year...............  $     3.92              $     3.88              $   2.92
                                          ==========              ==========              ========

                           ASI SOLUTIONS INCORPORATED

11. STOCK PLANS: (CONTINUED)
    The Company has applied the disclosure-only provision for SFAS 123. Had compensation cost been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended March 31, 2000, 1999 and 1998.

                                                              2000         1999         1998
                                                           ----------   ----------   ----------
Net income attributable to common stockholders as
  reported...............................................  $3,405,454   $3,810,888   $2,119,589
                                                           ==========   ==========   ==========

Unaudited pro forma net income...........................  $2,849,339   $3,536,324   $1,921,552
                                                           ==========   ==========   ==========

Basic earnings per share, as reported....................  $     0.52   $     0.59   $     0.33
                                                           ==========   ==========   ==========

Diluted earnings per share, as reported..................  $     0.51   $     0.58   $     0.33
                                                           ==========   ==========   ==========

Unaudited pro forma basic earnings per share.............  $     0.43   $     0.55   $     0.30
                                                           ==========   ==========   ==========

Unaudited pro forma diluted earnings per share...........  $     0.42   $     0.53   $     0.29
                                                           ==========   ==========   ==========

    The weighted average fair value of each option has been estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions; no dividend yield; expected volatility of 60%, 55% and 40% in 2000, 1999 and 1998, respectively; risk-free interest rate (ranging from 5.96%-6.69% in 2000, 4.74%-5.61% in 1999 and 5.74%-6.37% in 1998); and
expected lives ranging from approximately two to five years.

    The following table summarizes information about stock options outstanding at March 31, 2000:

                                                   WEIGHTED
                                                    AVERAGE     WEIGHTED                 WEIGHTED
             RANGE OF                              REMAINING    AVERAGE                  AVERAGE
             EXERCISE                 SHARES      CONTRACTUAL   EXERCISE     SHARES      EXERCISE
              PRICES                OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
----------------------------------  -----------   -----------   --------   -----------   --------
$0.35 to 1.22.....................      25,846        6.25       $0.35        25,846      $0.35

 4.00 to 5.25.....................     220,000        9.87        4.99             0       0.00

 6.50 to 7.75.....................     511,308        7.43        6.72       378,807       6.70

 7.84 to 9.00.....................     445,980        8.23        8.64       132,098       9.00

 9.25 to 9.63.....................     130,500        8.14        9.63        43,500       9.63
                                     ---------       -----       -----       -------      -----

$0.35 to 9.63.....................   1,333,634        8.15       $7.12       580,251      $7.16
                                     =========       =====       =====       =======      =====

    For the years ended March 31, 1999 and 1998, no options were exercised or expired.

                           ASI SOLUTIONS INCORPORATED

12. EQUITY:

UNDESIGNATED PREFERRED STOCK

    The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 2,000,000 shares of Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. However, pursuant to the Certificate, the holders of Preferred Stock would not have cumulative voting rights with respect to the election of directors. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

    The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company.

13. EMPLOYMENT AGREEMENTS:

    In January 1997, the Company entered into employment agreements with three key executives that expire on the third anniversary of the date upon which the Company notifies the executive of the Company's intention to terminate (except in the case of termination due to cause) their employment. The agreements provide for aggregate salaries per annum, which were $1,060,000 in fiscal 2000, plus fringe benefits and an annual bonus to be determined by the Board of Directors. Each employment agreement includes a covenant not to compete with the Company for a period of three years after employment ceases.

    In November 1997, the Company entered into employment agreements with four key executives of McLagan Partners, Inc. that expired on March 31, 2000. The agreements were extended with the same terms through March 31, 2001. The agreements provide for aggregate base salaries of $600,000 and aggregate annual incentive payments if certain performance targets are met. All incentive payments amount to (a) for the period January 1, 1998 through March 31, 1999, 100% of McLagan's income between $4.5 and $6.75 million and 60% of the income in excess of $6.75 million, and (b) for fiscal year 2000, 100% of McLagan's income between $3.6 and $5.4 million and 60% of income in excess of $5.4 million. The agreements include covenants not to compete with the Company for periods between two and three years beyond the term of their employment with the Company. In connection with this incentive plan, $5,465,020 was paid to the officers in fiscal 2001. Incentive payments for 1999 of $4,254,000 were paid to the officers in May 1999, and at the request of the officers, $841,278 was paid to employees in fiscal 1998.

14. INDUSTRY SEGMENT INFORMATION:

    ASI Solutions' reportable segments are performance improvement services, employment process outsourcing and compensation services and market share studies.

    Revenues and profits in the performance improvement services segment are generated by designing custom solutions for a client where ASI assesses job candidates, trains existing employees and measures

                           ASI SOLUTIONS INCORPORATED

14. INDUSTRY SEGMENT INFORMATION: (CONTINUED) employee performance through monitoring customer contact. Fees charged are generally based on the number of people and calls processed plus a fee for the development of a customized solution.

    Revenues and profits in the employee process outsourcing segment are generated by providing the following services: advertising for and recruiting of applicants; establishing automated telephonic voice response systems to screen prospective applicants; arranging for the physical facilities and equipment necessary for the pre-screening process and performing background checks on applicants. For larger engagements, the Company generally charges a fixed minimum monthly fee which may increase based on the total number of people processed. For other assignments, such as background checks, revenue is based on a fixed fee for each candidate processed.

    Revenues and profits in the compensation services and market share studies segment are generated by providing survey services to the financial and securities industries. These include compensation as well as market share survey services for retail operations within the financial services industry. Only participating clients may purchase surveys. The Company also provides compensation services where revenue is generated based on a fee per assignment basis.

    The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." ASI Solutions evaluates the performance of its segments and allocates resources to them based on their operating contribution, which represents segment revenues less direct costs of operation, excluding the allocation of corporate expenses. Identifiable assets of the operating segments principally consist of net accounts receivable associated with the segment activities. Accounts receivable from performance improvement services and employment process outsourcing are managed on a combined basis. All other identifiable assets not attributable to industry segments are included in corporate assets. The Company does not track expenditures for long lived assets on a segment basis.

    The table below presents information on the revenues and operating contribution for each segment for the three years ended March 31, 2000, and items which reconcile segment operating contribution to the Company's reported pre-tax income.

                                                                   YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Revenue:
  Performance Improvement Services..........................  $21,158    $17,104    $14,538
  Employment Process Outsourcing............................   25,946     21,763     14,381
  Compensation Services and Market Share Studies............   24,798     20,786      5,946
                                                              -------    -------    -------
                                                              $71,902    $59,653    $34,865
                                                              -------    -------    -------
Operating contribution:
  Performance Improvement Services..........................  $ 7,512    $ 6,878    $ 6,755
  Employment Process Outsourcing............................    8,280      8,500      5,304
  Compensation Services and Market Share Studies............    5,068      4,370      2,091
                                                              -------    -------    -------
                                                              $20,860    $19,748    $14,150
                                                              -------    -------    -------
Consolidated expenses (income):
  Interest, net.............................................  $ 1,388    $ 1,710    $   593
  Depreciation and Amortization.............................    2,656      2,418      1,378

                           ASI SOLUTIONS INCORPORATED

14. INDUSTRY SEGMENT INFORMATION: (CONTINUED)

                                                                   YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
  Selling, General and Administrative and Research and
    Development.............................................   10,786      9,041      8,460
                                                              -------    -------    -------
                                                               14,830     13,169     10,431
                                                              -------    -------    -------
Income before income taxes..................................  $ 6,030    $ 6,579    $ 3,719
                                                              -------    -------    -------
Identifiable Assets:
  Performance Improvement and Employment Process
    Outsourcing.............................................  $13,384    $13,136    $12,644
  Compensation Services and Market Share Studies............    6,592      5,283      3,684
  Corporate.................................................   12,997      8,471      3,641
                                                              -------    -------    -------
                                                              $32,973    $26,890    $19,969
                                                              =======    =======    =======

    The Company began providing compensation and market share studies in November 1997 with the acquisition of McLagan, through its United States and international offices. All other revenues are generated in the United States. International revenues in fiscal 2000, 1999 and 1998 were $8,362,835, $6,775,828 and $1,893,879, respectively.

15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

    The following tables set forth unaudited financial data for each of the eight consecutive fiscal quarters ended March 31, 2000.

                                                                        QUARTER ENDED
                                                          -----------------------------------------
                                                          JUNE 30    SEPT. 30   DEC. 31    MARCH 31
                                                          --------   --------   --------   --------
2000:
  Revenue...............................................  $15,899    $15,239    $20,252    $20,512
  Gross Profit..........................................    7,587      6,863      9,503      9,835
  Income before provision for income taxes..............    1,725        303      1,302      2,700
  Net income............................................    1,008        175        719      1,503
  Diluted earnings per share............................  $  0.15    $  0.03    $  0.11    $  0.22
1999:
  Revenue...............................................  $12,013    $14,844    $18,058    $14,739
  Gross Profit..........................................    6,149      7,630      8,985      7,134
  Income before provision for income taxes..............    1,504      1,570      1,949      1,556
  Net income............................................      854        914      1,121        922
  Diluted earnings per share............................  $  0.13    $  0.14    $  0.17    $  0.14

                           ASI SOLUTIONS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                DECEMBER 31, 2000 (UNAUDITED) AND MARCH 31, 2000

                                                               DECEMBER 31,     MARCH 31,
                                                                   2000           2000
                                                              --------------   -----------
                          ASSETS:
Current Assets:
  Cash and cash equivalents.................................   $ 7,727,526     $12,155,795
  Accounts receivable, net..................................    15,617,752      14,479,377
  Prepaid expenses and other current assets.................       817,127         765,721
  Deferred income taxes.....................................        75,918          75,918
                                                               -----------     -----------
    Total current assets....................................    24,238,323      27,476,811

Property and equipment, net.................................     5,216,018       5,042,982
Intangible assets, net......................................    21,848,032      22,401,403
Investments, at equity......................................     2,826,329              --
Deferred financing costs....................................       298,694         375,160
Other assets................................................       611,364         453,875
                                                               -----------     -----------
    Total assets............................................   $55,038,760     $55,750,231
                                                               ===========     ===========
           LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Current portion, notes payable to bank....................   $ 4,210,898     $ 3,462,363
  Current portion, subordinated notes payable...............            --       1,666,667
  Other debt................................................            --          87,785
  Accounts payable and accrued expenses.....................    14,732,691      17,558,809
  Income taxes payable......................................       435,271         278,287
                                                               -----------     -----------
    Total current liabilities...............................    19,378,860      23,053,911

Deferred income taxes.......................................       690,765         690,765
Notes payable to bank, less current portion.................     4,606,579       7,762,537
Other liabilities...........................................       325,445         313,528
                                                               -----------     -----------
    Total liabilities.......................................    25,001,649      31,820,741

Stockholders' Equity:
  Common stock..............................................        70,632          67,078
  Additional paid in capital................................    13,221,931      11,477,820
  Accumulated other comprehensive (loss)....................      (258,865)         (3,789)
  Retained earnings.........................................    17,003,413      12,388,381
                                                               -----------     -----------
    Total stockholders' equity..............................    30,037,111      23,929,490
                                                               -----------     -----------
    Total liabilities & stockholders' equity................   $55,038,760     $55,750,231
                                                               ===========     ===========

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                           ASI SOLUTIONS INCORPORATED

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

         FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999

                                                THREE MONTHS ENDED             NINE MONTHS ENDED
                                            ---------------------------   ---------------------------
                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                2000           1999           2000           1999
                                            ------------   ------------   ------------   ------------
Revenue...................................  $22,704,078    $20,252,038    $63,692,131    $51,390,674
Cost of services..........................   11,723,460     10,748,479     33,362,688     27,437,355
                                            -----------    -----------    -----------    -----------
    Gross profit..........................   10,980,618      9,503,559     30,329,443     23,953,319
Operating expenses:
  General and administrative..............    6,106,794      5,753,379     14,806,832     13,537,010
  Sales and marketing.....................    1,692,014      1,586,651      4,969,570      4,382,561
  Research and development................      503,267        489,765      1,661,851      1,550,670
                                            -----------    -----------    -----------    -----------
Income from operations....................    2,678,543      1,673,764      8,891,190      4,483,078
Other expenses:
  Equity in loss of investee..............      195,500             --        195,500             --
  Interest expense, net...................      170,313        371,476        640,966      1,152,744
                                            -----------    -----------    -----------    -----------
Income before provision for income
  taxes...................................    2,312,730      1,302,288      8,054,724      3,330,334
Provision for income taxes................      971,674        582,995      3,439,692      1,428,257
                                            -----------    -----------    -----------    -----------
Net income................................  $ 1,341,056    $   719,293    $ 4,615,032    $ 1,902,077
                                            ===========    ===========    ===========    ===========
Basic earnings per share..................  $      0.19    $      0.11    $      0.68    $      0.29
                                            ===========    ===========    ===========    ===========
Diluted earnings per share................  $      0.18    $      0.11    $      0.64    $      0.28
                                            ===========    ===========    ===========    ===========
Weighted average common shares
  outstanding:
  Basic shares............................    6,989,168      6,639,033      6,833,601      6,572,220
  Diluted effect of stock options and
    warrants..............................      626,083         46,686        331,516        143,115
                                            -----------    -----------    -----------    -----------
  Diluted shares..........................    7,615,251      6,685,719      7,165,117      6,715,334
                                            ===========    ===========    ===========    ===========

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                           ASI SOLUTIONS INCORPORATED

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
Cash flow from operating activities:
  Net income................................................  $ 4,615,032   $ 1,902,077
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................    1,582,834     1,954,103
    (Gain) loss on fixed asset disposal.....................           --          (219)
    Provision for doubtful accounts.........................       50,807            --
    Equity in loss of investee..............................      195,500            --
    Other...................................................       76,466        74,371
    Changes in assets and liabilities:
      Accounts receivable...................................   (1,296,450)     (802,968)
      Prepaid expenses and other current assets.............      (47,050)     (135,610)
      Other assets..........................................     (149,458)      (26,678)
      Accounts payable and accrued expenses.................   (3,568,003)    3,538,369
      Income taxes..........................................    1,163,606      (880,100)
      Other liabilities.....................................       23,513        52,709
                                                              -----------   -----------
    Net cash provided by operating activities...............    2,646,797     5,676,054
                                                              -----------   -----------
Cash flow from investing activities:
  Fixed asset additions.....................................     (997,838)   (1,139,486)
  Purchase of equity investment.............................   (3,021,829)
  Other.....................................................     (292,977)      (50,576)
                                                              -----------   -----------
Net cash used in investing activities.......................   (4,312,644)   (1,190,062)
                                                              -----------   -----------
Cash flow from financing activities:
  Repayment of debt.........................................   (4,161,873)   (8,076,724)
  Payment of financing costs................................           --       (15,000)
  Proceeds from issuance of common stock, net...............    1,747,665       227,964
  Issuance of common stock-restricted from treasury.........           --       133,005
                                                              -----------   -----------
Net cash used in financing activities.......................   (2,414,208)   (7,730,755)
                                                              -----------   -----------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (348,214)       86,322
Net decrease in cash and cash equivalents...................   (4,428,269)   (3,158,441)
Cash and cash equivalents at beginning of period............   12,155,795     7,595,366
                                                              -----------   -----------
Cash and cash equivalents at end of period..................  $ 7,727,526   $ 4,436,925
                                                              ===========   ===========

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                           ASI SOLUTIONS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION:

    On March 26, 1996, ASI Solutions Incorporated (the "Company") was incorporated in the State of Delaware. Effective March 31, 1996, the Company issued 4,625,158 shares of Common Stock in exchange for substantially all of the issued and outstanding shares of common stock of Proudfoot Reports Incorporated ("PRI") and 95% of the common stock of Assessment Solutions Incorporated ("Assessment Solutions"). During fiscal 1997, the remaining 5% of the outstanding common stock of Assessment Solutions were redeemed. The initial stockholders of the Company were also the principal stockholders of PRI and Assessment Solutions, the two previously separate but commonly controlled companies. After the reorganization, Assessment Solutions and PRI are wholly owned subsidiaries of the Company. On August 29, 1997, the Company acquired the assets of Effective Learning Systems. On November 13, 1997, the Company's newly created subsidiary McLagan Partners Inc. ("McLagan Partners") acquired substantially all of the assets and business operations of McLagan Partners Incorporated and its subsidiaries. The Company, Assessment Solutions, PRI and McLagan Partners are hereinafter referred to collectively as the "Company."

    The exchange described above has been accounted for as a reorganization since all entities involved were under common control. The consolidated financial statements reflect the interests attributable to the one controlling shareholder of both combined entities at their historical basis of accounting. The remaining interests have been accounted for as a purchase of minority interests and the excess of the purchase price over the related historical cost of $1,063,000 has been allocated to intangible assets. All inter-company accounts and transactions have been eliminated in consolidation.

    Effective April 16, 1997, the Company sold 1.8 million shares of common stock to the public at a price of $6 per share in an initial public offering and pursuant to an over-allotment option, the underwriter purchased 270,000 shares of common stock at a price of $6 per share (the "Offering"). Proceeds from the Offering, net of underwriters' discount and offering costs, were approximately $9,034,000. Effective on the Offering date, the Company's Certificate of Incorporation was restated to increase the number of authorized shares of Common Stock to 18 million shares.

    The accompanying unaudited interim financial statements of ASI Solutions Incorporated have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and note disclosures normally included in annual financial statements have been condensed or omitted pursuant to those rules and regulations. In the opinion of management, all adjustments, consisting of normal, recurring adjustments considered necessary for a fair presentation, have been included. Although management believes that the disclosures made are adequate to ensure that the information presented is not misleading, it is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000. The results of the nine months ended December 31, 2000 and 1999 are not necessarily indicative of the results of operations for the entire year.

    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of Accounting Principles Board ("APB") Opinion No. 25." FIN 44 clarifies the definition of an employee for purposes of applying APB Opinion
No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequences of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000. Management does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

                           ASI SOLUTIONS INCORPORATED

                                  (UNAUDITED)

2. OPERATIONS:

THE COMPANY

    ASI Solutions Incorporated is a leading national provider of human resources outsourcing services for large organizations seeking to hire, train and develop a higher quality, more effective workforce. The Company's services are organized into three core areas: performance improvement services, employment process outsourcing and compensation services and market share studies. The Company believes these services position the Company as a single-source solution for many organizations that outsource all or a portion of their human resources functions. The Company markets its services principally to Fortune 500 companies for which customer service, sales and call center functions are critical components of their businesses. Industries served by the Company include telecommunications, financial services, information technology, consumer products and healthcare.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of Statement 133," which postponed the adoption of SFAS No. 133. The Company does not anticipate the statement to have a significant effect on its current financial reporting and disclosure requirements.

    In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities-an Amendment of FASB Statement No. 133" which addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS No. 133. The Company does not anticipate the statement to have a significant effect on its current financial reporting and disclosure requirements.

3. STOCKHOLDERS' EQUITY:

    A summary of the changes in Stockholders' Equity for the nine months ended December 31, 2000 is as follows:

                                                                     ACCUMULATED
                                                      ADDITIONAL        OTHER
                                            COMMON      PAID-IN     COMPREHENSIVE    RETAINED
                                SHARES      STOCK       CAPITAL        INCOME        EARNINGS        TOTAL
                               ---------   --------   -----------   -------------   -----------   -----------
Balance, March 31, 2000......  6,662,183   $67,078    $11,477,820     $  (3,789)    $12,388,381   $23,929,490
Issuance of Common Stock for
  Employee Stock Purchase
  Plan.......................    131,501     1,315        397,187                                     398,502
Exercise of Stock Options and
  Warrants...................    223,902     2,239      1,346,924                                   1,349,163
Translation adjustment.......                                          (255,076)                     (255,076)
Net Income...................                                                         4,615,032     4,615,032
                               ---------   -------    -----------     ---------     -----------   -----------
Balance, December 31, 2000...  7,017,586   $70,632    $13,221,931     $(258,865)    $17,003,413   $30,037,111
                               =========   =======    ===========     =========     ===========   ===========

4. ACQUISITIONS:

    On November 13, 1997, the Company acquired substantially all of the assets (primarily fixed assets of $483,978) and businesses of McLagan Partners Incorporated and its related entities (collectively, "McLagan"). The consideration paid by the Company for the assets of McLagan included
(i) $15.5 million paid in cash; (ii) $5 million in subordinated notes bearing interest at 8 percent per annum and payable in three equal principal installments on each of April 30, 1998, April 30, 1999 and

                           ASI SOLUTIONS INCORPORATED

                                  (UNAUDITED)

4. ACQUISITIONS: (CONTINUED)
April 30, 2000; and (iii) 50,000 shares of the common stock, par value $.01 per share, of the Company. The Company incurred $828,188 of costs associated with the acquisition. The Company also discharged approximately $1 million of McLagan's outstanding liabilities and agreed to make deferred payments in an aggregate amount of $1 million, on April 30, 2000, to certain employees of McLagan, provided that such employees continue to be employed by the McLagan subsidiaries as of such date.

    The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased based upon the fair values at the date of the acquisition. As a result, $22,294,210 of the purchase price has been allocated to goodwill, customer lists and other intangibles which are being amortized on a straight-line basis over periods from 5 to 40 years. The Company has an incentive compensation program with former officers of McLagan which provides for payments to such officers when certain milestone earnings are attained.

5. INDUSTRY SEGMENT INFORMATION:

    ASI Solutions' reportable segments are performance improvement services, employment process outsourcing and compensation services and market share studies.

    Revenues and profits in the performance improvement services segment are generated by designing custom solutions for a client where ASI assesses job candidates, trains existing employees and measures employee performance through monitoring customer contact. Fees charged are generally based on the number of people and calls processed plus a fee for the development of a customized solution.

    Revenues and profits in the employee process outsourcing segment are generated by providing the following services: advertising for and recruiting of applicants; establishing automated telephonic voice response systems to screen prospective applicants; arranging for the physical facilities and equipment necessary for the pre-screening process and performing background checks on applicants. For larger engagements, the Company generally charges a fixed minimum monthly fee that may increase based on the total number of people processed. For other assignments, such as background checks, revenue is based on a fixed fee for each candidate processed.

    Revenues and profits in the compensation services and market share studies segment are generated by providing survey services to the financial and securities industries. These include compensation as well as market share survey services for retail operations within the financial services industry. Only participating clients may purchase surveys. The Company also provides compensation services where revenue is generated based on a fee per assignment basis.

    ASI Solutions evaluates the performance of its segments and allocates resources to them based on their operating contribution, which represents segment revenues less direct costs of operation, excluding the allocation of corporate expenses. Identifiable assets of the operating segments principally consist of net accounts receivable associated with the segment activities. Accounts receivable from performance improvement services and employment process outsourcing are managed on a combined basis. All other identifiable assets not attributable to industry segments are included in corporate assets. The Company does not track expenditures for long-lived assets on a segment basis.

    The table below presents information on the revenues and operating contribution for each segment for the nine months ended December 31, 2000 and 1999, and items which reconcile segment operating contribution to the Company's reported pre-tax income.

                           ASI SOLUTIONS INCORPORATED

                                  (UNAUDITED)

5. INDUSTRY SEGMENT INFORMATION: (CONTINUED)

                                                               NINE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Revenue:
Performance Improvement Services............................  $16,439    $13,738
Employment Process Outsourcing..............................   22,617     18,160
Compensation Services and Market Share Studies..............   24,636     19,493
                                                              -------    -------
                                                              $63,692    $51,391
                                                              =======    =======

Operating contribution:
Performance Improvement Services............................  $ 5,234    $ 4,673
Employment Process Outsourcing..............................    7,733      5,537
Compensation Services and Market Share Studies..............    6,403      3,773
                                                              -------    -------
                                                              $19,370    $13,983
                                                              -------    -------
Consolidated expenses:
Interest, net...............................................  $   641    $ 1,153
Depreciation and Amortization...............................    2,387      1,951
Selling, General and Administrative and Research and
  Development...............................................    8,287      7,549
                                                              -------    -------
                                                              $11,315    $10,653
                                                              -------    -------
Income before income taxes..................................  $ 8,055    $ 3,330
                                                              =======    =======
Identifiable Assets:
Performance Improvement and Employment Process
  Outsourcing...............................................  $ 8,971    $10,648
Compensation Services and Market Share Studies..............   12,474      9,105
Corporate...................................................   11,447      6,214
                                                              -------    -------
                                                              $32,892    $25,967
                                                              =======    =======

6. INVESTMENT:

    On October 6, 2000 the Company closed a $3 million equity financing of CyberU, Inc., a California based Delaware corporation. The Company obtained a 25.6% equity interest (on a fully diluted and converted basis) of CyberU, Inc., a comprehensive source of online education and training for corporations, small businesses and individuals. The Company accounts for its investment in CyberU, Inc. on the equity method.

7. SUBSEQUENT EVENT:

    On February 23, 2001, the Company's Board of Directors approved a merger of Merger Subsidiary, Inc., a wholly-owned subsidiary of Aon Corporation, with and into the Company, pursuant to which ASI stockholders will be entitled to receive shares of Aon Corporation common stock in accordance with exchange ratios described in the merger agreement. Such merger is subject to the approval of ASI stockholders.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                           ASI SOLUTIONS INCORPORATED
                                AON CORPORATION
                                      AND
                            MERGER SUBSIDIARY, INC.
                         DATED AS OF FEBRUARY 23, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
                                          ARTICLE 1

THE MERGER..........................................................................     A-1
  Section 1.1           Merger......................................................     A-1
  Section 1.2           Effective Time..............................................     A-2
  Section 1.3           Closing of the Merger.......................................     A-2
  Section 1.4           Effects of the Merger.......................................     A-2
  Section 1.5           Certificate of Incorporation and Bylaws.....................     A-2
  Section 1.6           Directors...................................................     A-2
  Section 1.7           Officers....................................................     A-2

                                          ARTICLE 2

CONVERSION OF SECURITIES............................................................     A-2
  Section 2.1           Conversion of Capital Stock.................................     A-2
  Section 2.2           Exchange of Certificates....................................     A-3
  Section 2.3           [Intentionally Omitted].....................................     A-5
  Section 2.4           Company Stock Options; Warrants.............................     A-5
  Section 2.5           Employee Stock Purchase Plan................................     A-6
  Section 2.6           Additional Actions..........................................     A-6
  Section 2.7           Tax Consequences............................................     A-6

                                          ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................     A-6
  Section 3.1           Organization and Qualification; Subsidiaries................     A-7
  Section 3.2           Capitalization of the Company and its Subsidiaries..........     A-8
  Section 3.3           Authority Relative to this Agreement; Consents and
                        Approvals...................................................     A-8
  Section 3.4           SEC Reports; Financial Statements...........................     A-9
  Section 3.5           Consents and Approvals; No Violations.......................     A-9
  Section 3.6           No Default..................................................    A-10
  Section 3.7           No Undisclosed Liabilities..................................    A-10
  Section 3.8           Absence of Certain Changes..................................    A-10
  Section 3.9           Litigation..................................................    A-12
  Section 3.10          Compliance with Applicable Law..............................    A-12
  Section 3.11          ERISA.......................................................    A-12
  Section 3.12          Environmental Laws and Regulations..........................    A-14
  Section 3.13          Intellectual Property; Software.............................    A-15
  Section 3.14          Certain Business Practices..................................    A-16
  Section 3.15          Vote Required...............................................    A-16
  Section 3.16          Labor Matters...............................................    A-16
  Section 3.17          Insurance...................................................    A-17
  Section 3.18          Tax Matters.................................................    A-17
  Section 3.19          Brokers.....................................................    A-19
  Section 3.20          Restrictions on Business Activities.........................    A-19
  Section 3.21          Real Estate.................................................    A-19
  Section 3.22          Personal Property...........................................    A-20

                                                                                        PAGE
                                                                                      --------
  Section 3.23          Take-Over Laws..............................................    A-20
  Section 3.24          Contracts...................................................    A-20
  Section 3.25          Customers and Suppliers.....................................    A-21
  Section 3.26          Opinion of Financial Advisor................................    A-21

                                          ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................    A-21
  Section 4.1           Organization................................................    A-21
  Section 4.2           Authority Relative to this Agreement........................    A-22
  Section 4.3           Consents and Approvals; No Violations.......................    A-22
  Section 4.4           Brokers.....................................................    A-23
  Section 4.5           Capitalization of Parent and Its Subsidiaries...............    A-23
  Section 4.6           SEC Reports; Financial Statements...........................    A-23
  Section 4.7           Absence of Certain Changes..................................    A-24
  Section 4.8           Litigation..................................................    A-24
  Section 4.9           Compliance with Applicable Law..............................    A-24
  Section 4.10          Interim Operations of Merger Sub............................    A-24
  Section 4.11          NYSE Requirements...........................................    A-24
  Section 4.12          Tax Matters.................................................    A-24

                                          ARTICLE 5

COVENANTS...........................................................................    A-25
  Section 5.1           Conduct of Business of the Company..........................    A-25
  Section 5.2           No Solicitation.............................................    A-27
  Section 5.3           Access to Information.......................................    A-28
  Section 5.4           Stockholders Meeting........................................    A-28
  Section 5.5           Preparation of Registration Statement and Proxy Statement...    A-28
  Section 5.6           Appropriate Action; Consents; Filings; Further Assurances...    A-30
  Section 5.7           Public Announcements........................................    A-31
  Section 5.8           Indemnification; Directors' and Officers' Insurance.........    A-31
  Section 5.9           Notification of Certain Matters.............................    A-33
  Section 5.10          SEC Filings.................................................    A-33
  Section 5.11          Takeover Statutes...........................................    A-33
  Section 5.12          Representations.............................................    A-33
  Section 5.13          Employee Benefit Arrangements...............................    A-34
  Section 5.14          Tax-Free Reorganization.....................................    A-34
  Section 5.15          Nasdaq Quotation............................................    A-35
  Section 5.16          New York Stock Exchange.....................................    A-35

                                          ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER............................................    A-35
  Section 6.1           Conditions to Each Party's Obligations to Effect the
                        Merger......................................................    A-35
  Section 6.2           Conditions to Obligations of Parent and Merger Sub..........    A-35
  Section 6.3           Conditions to Obligations of the Company....................    A-36

                                                                                        PAGE
                                                                                      --------
                                          ARTICLE 7

TERMINATION; AMENDMENT; WAIVER......................................................    A-37
  Section 7.1           Termination.................................................    A-37
  Section 7.2           Method of Termination; Effect of Termination................    A-38
  Section 7.3           Fees and Expenses...........................................    A-38
  Section 7.4           Amendment...................................................    A-38
  Section 7.5           Waiver......................................................    A-39

                                          ARTICLE 8

MISCELLANEOUS.......................................................................    A-39
  Section 8.1           Entire Agreement; Assignment................................    A-39
  Section 8.2           Accounting Terms............................................    A-39
  Section 8.3           Notices.....................................................    A-39
  Section 8.4           Non-Survival of Representations, Warranties, Covenants and
                        Agreement...................................................    A-40
  Section 8.5           Governing Law...............................................    A-40
  Section 8.6           Construction; Interpretation................................    A-40
  Section 8.7           Parties in Interest.........................................    A-40
  Section 8.8           Severability................................................    A-41
  Section 8.9           Specific Performance........................................    A-41
  Section 8.10          Counterparts................................................    A-41
  Section 8.11          No Agreement Until Executed.................................    A-41

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of the 23rd day of February 2001 (this "Agreement"), is made by and among ASI Solutions Incorporated, a Delaware corporation (the "Company"), Aon Corporation, a Delaware corporation ("Parent") and Merger Subsidiary, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub").

                                R E C I T A L S

    WHEREAS, Parent has determined that it is in its best interests to consummate the merger provided for herein, in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the "Merger"), with the Company being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in such Merger;

    WHEREAS, the Board of Directors of the Company (the "Company Board") has
(i) determined that it is in the best interest of the Company and its stockholders to consummate the Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock (as defined in Section 2.1 hereof) not owned directly or indirectly by the Company or Merger Sub will be converted into the right to receive a fraction of a share of Parent Common Stock based on the Exchange Ratio (as each term is defined in Section 2.1 hereof) and
(ii) approved this Agreement and the Merger;

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, Parent, certain officers of the Company and certain other stockholders of the Company affiliated with such officers have entered into a Stockholder Agreement (the "Management Stockholder Agreement");

    WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

    WHEREAS, it is the intention of the parties that, for United States federal income tax purposes, (i) the Merger shall constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and (ii) this Agreement shall constitute a "plan of reorganization" for purposes of
Section 354 and Section 361 of the Code.

                               A G R E E M E N T

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    SECTION 1.1 MERGER. At the Effective Time (as defined below) and upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the Surviving Corporation, and the separate corporate existence of Merger Sub shall cease.

    SECTION 1.2 EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3) or as soon thereafter as is practicable, the Surviving Corporation shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware for filing pursuant to the DGCL, at which time the Merger shall become effective (the time the Merger becomes effective being referred to herein as the "Effective Time").

    SECTION 1.3 CLOSING OF THE MERGER. The closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver) of the latest to occur of the conditions precedent set forth in
Article 6 (the "Closing Date"), at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties.

    SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that any provisions in the certificate of incorporation of Merger Sub naming the incorporator and/or the initial directors shall not become part of the certificate of incorporation of the Surviving Corporation. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with its Certificate of Incorporation and applicable law.

    SECTION 1.6 DIRECTORS. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

    SECTION 1.7 OFFICERS. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                                   ARTICLE 2
                            CONVERSION OF SECURITIES

    SECTION 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of the common stock, $.01 par value per share, of the Company ("Company Common Stock"), or common stock of Merger Sub:

    (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY STOCK. All shares of Company Common Stock that are owned directly or indirectly by the Company as treasury stock shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

    (c) EXCHANGE RATIO FOR COMPANY COMMON STOCK. Subject to Section 2.2, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3 hereof)) shall be converted into the right to receive a fraction of a fully paid and non-assessable share of Parent's common stock, $1.00 par value per share ("Parent Common Stock"), such fraction to be in the ratio (the "Exchange Ratio") as set forth in clause (i), (ii) or (iii) of the immediately following sentence. If the Average Stock Price (as hereinafter defined) is:

        (i) greater than $42.00, the Exchange Ratio shall be equal to the quotient obtained by dividing (A) $17.85 by (B) the Average Stock Price;

        (ii) equal to or greater than $34.00 but less than or equal to $42.00, the Exchange Ratio shall be .425;

        (iii) equal to or greater than $31.00 but less than $34.00, the Exchange Ratio shall be equal to the quotient obtained by dividing (A) $14.45 by
    (B) the Average Stock Price; or

        (iv) less than $31.00, the Exchange Ratio shall be .466129 (provided that, in accordance with Section 7.1(c) hereof, the Company may have the right to terminate this Agreement if the Average Stock Price is less than $31.00).

    "Average Stock Price" means the average of the daily closing prices during the regular session of Parent Common Stock on the New York Stock Exchange for the ten consecutive trading days ending on the fifth trading day immediately prior to the Closing Date.

All such shares of Company Common Stock when so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

    (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into or exchangeable or exercisable for Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

    SECTION 2.2 EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Company Common Stock for Parent Common Stock pursuant to the Merger are as follows:

    (a) EXCHANGE AGENT. As of the Effective Time, Parent shall deposit with a bank or trust company designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and (ii) cash, as required, in an amount sufficient to make payments of cash in lieu of fractional shares, if any, required pursuant to Section 2.2(e).

    (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall instruct the Exchange Agent and the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares of Company Common Stock were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (plus cash in lieu of fractional shares, if any, of Parent Common Stock as provided below). Upon surrender of a

Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article 2 after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, and the Certificate so transferred shall immediately be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.2.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock to which such holder is entitled until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to subsection
(e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection
(c) or (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.1) prior to the Effective Time and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

    (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Stock Price.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not previously complied with this
Section 2.2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Any amounts remaining unclaimed by the stockholders of the Company nine months after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto.

    (g) NO LIABILITY. To the extent permitted by applicable law, neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) WITHHOLDING RIGHTS. Each of Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options or Warrants (as such terms are defined in Section 2.4 hereof) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options or Warrants in respect of which such deduction and withholding was made by Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be.

    (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

    SECTION 2.3

                            [Intentionally Omitted]

    SECTION 2.4  COMPANY STOCK OPTIONS; WARRANTS.

    (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option" or collectively, "Company Stock Options") issued pursuant to the Company's 1996 Stock Option and Grant Plan or the Company's 1996 Directors Stock Option Plan (collectively the "Company Plans") or otherwise, shall be canceled and in exchange therefor, Parent shall pay to the holder thereof a cash payment per Company Stock Option, without interest, determined by multiplying (i) the excess, if any, of the product of the Average Stock Price multiplied by the Exchange Ratio over the applicable per share exercise price of such Company Stock Option by (ii) the number of shares of Company Common Stock underlying such Company Stock Option immediately prior to the Effective Time, less applicable withholding tax. The Company shall take all actions necessary to ensure that (i) all Company Stock Options, to the extent not exercised prior to the Effective Time, shall terminate and be canceled as of the Effective Time and thereafter be of no further force or effect, (ii) no Company Stock Options are granted after the date of this Agreement and (iii) as of the Effective Time, the Company Plans and all Company Stock Options issued thereunder shall terminate.

    (b) At the Effective Time, each outstanding and exercisable warrant that entitles the holder to purchase a share of Company Common Stock (a "Warrant" or collectively "Warrants"), shall be converted into and shall become the right to receive a cash payment per Warrant, without interest, determined by multiplying
(i) the excess, if any, of the product of the Average Stock Price multiplied by the Exchange Ratio over the applicable per share exercise price of such Warrant by (ii) the number of shares of Company Common Stock underlying such Warrant immediately prior to the Effective Time. At the Effective Time, all outstanding Warrants shall be canceled and be of no further force or effect except for the right to receive cash to the extent provided in this Section 2.4. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 2.4.

    SECTION 2.5 EMPLOYEE STOCK PURCHASE PLAN. The Company has taken appropriate action to provide that (i) the current offering period under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") shall be terminated as of the date hereof, (ii) each participant in the Stock Purchase Plan on the date hereof shall be deemed to have exercised his or her Option (as defined in the Stock Purchase Plan) on such date and shall acquire from the Company (A) such number of whole shares of Company Common Stock as his or her accumulated payroll deductions on such date will purchase at the Option Price (as defined in the Stock Purchase Plan) (treating the last business day prior to the date hereof as the "Exercise Date" for all purposes of the Stock Purchase
Plan) and (B) cash in the amount of any remaining balance in such participant's account, and (iii) the Stock Purchase Plan shall be terminated effective as of the date hereof.

    SECTION 2.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Company and Merger Sub shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

    SECTION 2.7 TAX CONSEQUENCES. The parties intend that, for United States federal income tax purposes, (a) the Merger shall constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and Parent, Merger Sub and the Company each shall be a party within the meaning of Section 368(b) of the Code to such reorganization, and (b) this Agreement shall constitute a "plan of reorganization" for purposes of
Section 354 and Section 361 of the Code.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently herewith (the "Disclosure Schedule"), which shall make reference to the particular section of this Agreement to which such disclosure relates, and which shall set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article 3 or elsewhere in this
Agreement:

    SECTION 3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

    (b) Section 3.1(b) of the Disclosure Schedule lists each subsidiary of the Company and its jurisdiction of organization (each, a "Subsidiary" and collectively, the "Subsidiaries"). The Company owns, directly or indirectly, all of the outstanding capital stock (or other ownership interests) of each of the Subsidiaries which, with respect to each such Subsidiary, has been duly authorized and validly issued and is fully paid and non assessable. Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company is the beneficial owner of all of the outstanding shares of capital stock of each Subsidiary, free and clear of any and all Liens (as hereinafter defined) and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of capital stock of or other ownership interests in such Subsidiary or any securities or obligations convertible or exchangeable for such shares or interests or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement. Except as set forth in Section 3.1(b) of the Disclosure Schedule, the Company and the Subsidiaries have no investments (whether through acquisition of an equity interest or otherwise) in any other person, joint venture, business, corporation, partnership, trust or other entity with a fair market value in excess of $250,000. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such asset.

    (c) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, both individually and in the aggregate, would not have a Company Material Adverse Effect (as defined below). For the purposes of this Agreement, the term "Company Material Adverse Effect" means any change, effect, event, occurrence, condition or development that is materially adverse to (i) the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement.

    (d) Except as set forth in Section 3.1(d) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of any of the Subsidiaries, and to the knowledge of the Company, there are no such agreements, trusts, proxies, other agreements or understandings with respect to which the Company or any material Subsidiary is not a party.

    (e) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

    (f) The Company has previously made available to Parent true and complete copies of the Certificate of Incorporation and by-laws of the Company and the charter and by-laws of each of the

Subsidiaries, and any similar governing documents (the "Constituent Documents"), all as currently in full force and effect. The Constituent Documents of the Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

    SECTION 3.2  CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

    (a) The authorized capital stock of the Company consists of 18,000,000 shares of Company Common Stock, of which, as of February 5, 2001, 7,145,347 shares were issued and outstanding, and 2,000,000 shares of Preferred Stock, no shares of which are issued or outstanding. All outstanding shares of Company Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of February 6, 2001, 1,098,821 shares of Company Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding Company Stock Options. Except as set forth in Section 3.2(a) of the Disclosure Schedule, since March 31, 2000 (A) no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date or pursuant to the Stock Purchase Plan and (B) no stock options have been granted. As of the date hereof, 120,000 shares of Company Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding Warrants. Section 3.2(a) of the Disclosure Schedule sets forth a list of all outstanding Company Stock Options and Warrants and the holders thereof. Except as set forth above or in Section 3.2(a) of the Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its Subsidiaries, and no obligations of the Company or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (collectively "Company Securities"). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

    (b) The Company is not a party to any stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of the Company, and to the knowledge of the Company, there are no such agreements, trusts, proxies, other agreements or understandings with respect to which the Company is not a party other than the Management Stockholder Agreement.

    SECTION 3.3  AUTHORITY RELATIVE TO THIS AGREEMENT; CONSENTS AND APPROVALS.

    (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

    (b) The Company hereby represents and warrants that the Company Board, at a meeting duly called and held, has duly adopted resolutions: (A) approving the Merger and approving and adopting this Agreement, (B) determining that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company and the Company's stockholders, and
(C) recommending
that the Company's stockholders approve the Merger and approve and adopt this Agreement, subject to the Company's rights under Section 5.2 of this Agreement.

    SECTION 3.4  SEC REPORTS; FINANCIAL STATEMENTS.

    (a) The Company has filed all required forms, reports, registration statements and documents with the Securities and Exchange Commission (the "SEC") since the date the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such forms, reports, registration statement and documents being referred to herein as the "SEC Reports"). Each of the SEC Reports has complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has made available to Merger Sub or Parent, in the form filed with the SEC (including any amendments thereto),
(i) its Annual Report on Form 10-K for the fiscal year ended March 31, 2000,
(ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since April 15, 1997, (iii) its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000, and (iv) all other reports or registration statements filed by the Company with the SEC since March 31, 2000. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The Company has heretofore made available to Merger Sub or Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

    (c) The audited consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports and the unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000 (the "September 30, 2000 Financial Statements") (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, and (iii) fairly present the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and their consolidated results of operations, financial condition, cash flow and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

    SECTION 3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming the truth and accuracy of Parent's and Merger Sub's representations and warranties contained in Section 4.3, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of
(a) the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, (b) state securities or blue sky laws, (c) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (d) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (e) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of the Subsidiaries conducts any business or owns any assets and (f) such other actions, filings, approvals and consents, the failure to make or obtain which would not, either individually or in the aggregate, have a Company Material Adverse Effect, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger. Except as set forth in Section 3.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger do not and will not (a) conflict with or result in any breach of any provision of the Constituent Documents of the Company or any of its Subsidiaries, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or loss of material benefits to the Company or any Subsidiary) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (c) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, order, writ, injunction or decree (collectively, "Laws") of any court, or any Governmental Entity or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets or
(d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except in the case of each of clause (b) through (d) above for conflicts, contraventions, accelerations, violations, breaches, defaults or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect.

    SECTION 3.6. NO DEFAULT. None of the Company or the Subsidiaries is in default, in conflict with or violation (and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of
(a) its Constituent Documents, (b) any note, bond, mortgage, indenture, lease, license, permit, franchise, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or
(c) any Law applicable to the Company, its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) for conflicts, violations, breaches or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

    SECTION 3.7  NO UNDISCLOSED LIABILITIES.  Except as set forth in
Section 3.7 of the Disclosure Schedule, neither the Company nor its Subsidiaries have any material liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes) other than such liabilities or obligations that have been specifically disclosed or provided on the Company's annual report on Form 10-K for the fiscal year ended March 31, 2000 or on the Company's quarterly report on Form 10-Q for any quarterly period following the fiscal year ended March 31, 2000.

    SECTION 3.8  ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Section 3.8 of the Disclosure Schedule, between September 30, 2000 and the date of this Agreement, the Company and the Subsidiaries have conducted their business in the ordinary course in accordance with their past practices, and there has not been:

    (a) any event or occurrence which has had, individually or in the aggregate, a Company Material Adverse Effect;

    (b) any declaration of, agreement, commitment, setting aside or payment in respect of any dividend or other distribution with respect to any shares of capital stock of the Company or any Subsidiary, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

    (c) any revaluation by the Company or any Subsidiary of any of their respective assets, including, without limitation, write-offs of accounts receivable, except in the ordinary course of business, in accordance with past practice;

    (d) (i) any creation or incurrence of indebtedness for borrowed money in excess of $250,000, (ii) any assumption, guarantee, endorsement or other accommodation of the obligations of any other individual, firm or corporation, or any loans or advances to any other individual, firm or corporation, in each case, in excess of $250,000, (iii) any incurrence of liabilities except in the ordinary course of business and consistent with past practice and which, individually and in the aggregate, would not have a Company Material Adverse Effect, (iv) any mortgage, pledge, lien or encumbrance of any asset having a book or market value in excess of $250,000 or (v) any authorization of capital expenditures in excess of $500,000 in the aggregate;

    (e) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to their respective assets or businesses (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any material contract or other material right, other than any transaction, commitment, contract or agreement in the ordinary course of business in accordance with past practice involving consideration of $100,000 or less;

    (f) any damage, destruction or other casualty loss (whether or not covered by insurance) that has resulted in a Company Material Adverse Effect;

    (g) except as required by GAAP or applicable Law in any relevant jurisdiction applicable to the Company or any Subsidiary, any material change in any method of accounting or accounting practice or policy or application thereof by the Company or any Subsidiary;

    (h) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any Subsidiary to their directors, officers, employees or consultants, except for increases to non-officer employees in the ordinary course of business in accordance with past practice;

    (i) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer, employee or consultant of the Company or any Subsidiary, except for increases in the ordinary course of business, in accordance with past practice;

    (j) any waiver of any material benefits of, or agreement to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party;

    (k) except for provision of services or sales in the ordinary course of business and consistent with past practice, (i) any sale, lease, license, transfer or other disposition of any of its assets or property having a book or market value in excess of $250,000 or (ii) any agreement or consent to enter into such agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

    (l) entrance into any new line of business, or incurrence or commitment to incur any capital expenditures, obligations or liabilities in connection therewith;

    (m) with respect to Taxes of or affecting the Company or any Subsidiary, (i) any election made, changed or revoked, (ii) any change to an accounting period,
(iii) any adoption of, or change to, an accounting method, (iv) any filing of an amended Tax return, (v) any entering into of a closing agreement, (vi) any settlement of a Tax claim or assessment relating to the Company or any Subsidiary, (vii) any surrender of a right to claim a refund of Taxes, (viii) any consent to an extension or waiver of the limitation period applicable to any Tax claim or assessment, (ix) any failure to timely file a Tax return or (x) any taking of a position on a Tax return not in keeping with prior practice;

    (n) any cancellation or waiver of (i) any right material to the operation of the business of the Company or any Subsidiary, or (ii) any debts or claims against any affiliate of the Company;

    (o) any disposition of, or failure to keep in effect any material right in, to or for the use of any material patent, trademark, service mark, trade name, copyright or trade secret of the Company or Subsidiary;

    (p) any agreement, arrangement or transaction with any affiliate of the Company involving consideration of $10,000 or more; or

    (q) agreement to do any of the things described in the preceding clauses
(a) through (p) other than as expressly contemplated or provided for in this Agreement.

    SECTION 3.9 LITIGATION. Except as set forth in Section 3.9 of the Disclosure Schedule, there is no suit, litigation, arbitration, grievance, claim, action, proceeding or investigation pending or, to the knowledge of the Company and any Subsidiary, threatened against or relating to the Company or any of its Subsidiaries or any of their respective properties, assets or business before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the Merger. None of the Company or its Subsidiaries is subject to any outstanding order, writ, injunction, settlement or similar agreement, or decree that would have, individually or in the aggregate, a Company Material Adverse Effect or prevent or delay the consummation of the Merger.

    SECTION 3.10 COMPLIANCE WITH APPLICABLE LAW. The Company and its Subsidiaries hold all material permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals of and from, and has made all material declarations and filings with, all Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted and to own, lease, license and use its respective properties and assets (the "Company Permits"). The Company and its Subsidiaries are in material compliance with the terms of the Company Permits. The activities or businesses of the Company and its Subsidiaries are not being conducted in violation of or in conflict with any law, rule, order, judgment, decree, ordinance or regulation of the United States, any foreign country, any state, county or locality, or of any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction, except for violations or possible violations which would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company and any Subsidiary, no investigation or review by any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction with respect to the Company or its Subsidiaries is pending or threatened, nor has any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction indicated an intention to conduct the same, other than, in each case, those which the Company reasonably believes will not have a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries is, or has received any notice to the effect that it is (or that the manner in which any of them conducts its business is), in breach or violation of, or in default under, any term or provision of (i) its Constituent Documents, (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it is a party or by which it is or may be bound or to which any of its properties or assets is or may be subject, the effect of which breach or default, either individually or in the aggregate with any other such breaches and defaults, would have a Company Material Adverse Effect, or (iii) except as disclosed pursuant to any other Section of this Article 3, any Law of any Governmental Entity, domestic or foreign, having jurisdiction over the Company or any of the Subsidiaries or any of their respective properties or assets and the effect of which breach or default, either individually or in the aggregate with any other such breaches and defaults, would have a Company Material Adverse Effect.

    SECTION 3.11 ERISA. (a) Section 3.11 of the Disclosure Schedule sets forth a list of all "employee benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (each, a "Pension Plan"), all "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) (each, a "Welfare Plan"), and all other material bonus, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control compensation and death benefit and fringe benefit plans maintained, sponsored, administered or contributed to by the Company or any of the Subsidiaries or with respect to which the Company or any of the Subsidiaries has any material liability (collectively, the "Plans"). No Plan is, or at any time within the six calendar years preceding the date of this Agreement has been, a "multiemployer plan" within the meaning of Section 3(37) of ERISA which is subject to Title IV of ERISA, and neither the Company nor any Subsidiary has any liability with respect to any multiemployer plan. Section 3.11 of the Disclosure Schedule sets forth all collective bargaining agreements covering employees of the Company or any Subsidiary world-wide.

    (b) With respect to each Plan (to the extent applicable), the Company has made available to Parent and Merger Sub prior to the execution of this Agreement true and complete copies of (i) the current Plan documents, including all amendments, (ii) each trust agreement relating to such Plan, (iii) the most recent annual report (Form 5500 Series) required to be filed with the Internal Revenue Service (the "IRS"), (iv) the most recent summary plan description,
(v) the most recent actuarial report or valuation, and (vi) the most recent determination letter issued by the IRS.

    (c) All Plans have been maintained, funded and administered in all material respects in compliance with their terms and the terms of any applicable collective bargaining agreement and with the requirements of any applicable law, including, but not limited to ERISA and the Code.

    (d) No Pension Plan subject to Title IV of ERISA or Section 412 of the Code has been maintained by the Company or any Subsidiary within six years prior to the date hereof, and neither the Company nor any Subsidiary has any liability with respect to any such Pension Plan. Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company and is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) has received a determination letter from the IRS that it is so qualified and the Company has no knowledge of any facts which would adversely affect its qualified status.

    (e) Neither the Company nor any of the Subsidiaries, nor, to the knowledge of the Company, any trustee or administrator of any Plan, has engaged in a "prohibited transaction," as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA that could give rise to any material tax or penalty.

    (f) Each Welfare Plan which covers or has covered employees or former employees of the Company or any Subsidiary and which is a "group health plan," as defined in Section 607(l) of ERISA, has been operated in compliance in all material respects with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code.

    (g) With respect to any plan covering employees or former employees of any Subsidiary organized under the laws of or doing business in any country other than the United States which if maintained or administered in or otherwise subject to the laws of the United States would be an "employee pension benefit plan" as defined in Section 3(2) of ERISA (except for any such plan providing for benefits which are required pursuant to any foreign law or regulation), to the knowledge of the Company, each such plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such plans where each such plan was intended to have such tax status) and has been maintained in good standing with applicable regulatory authorities.

    (h) The representations and warranties set forth in Section 3.11(d) are also true with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained, sponsored, administered or contributed to by any entity which is in the same "controlled group" (as defined in Section 4001(a)(14) of ERISA or Section 412(l)(8)(c) of the Code) as the Company or any Subsidiary.

    SECTION 3.12 ENVIRONMENTAL LAWS AND REGULATIONS. (a) Except as set forth in Section 3.12 of the Disclosure Schedule, (i) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below), except for non-compliance that would not have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (ii) since March 31, 2000, none of the Company or its Subsidiaries has received written notice of or is the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging or asserting liability or an obligation under or non-compliance with any Environmental Law (an "Environmental Claim"), and
(iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent such compliance, or give rise to Environmental Claims, in the future.

    (b) (i) No site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the national priorities List or CERCLIS, promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and the rules and regulations thereunder or on any similar state or local list of sites requiring investigation or remediation.

    (ii) The Company and its Subsidiaries are not subject to any material outstanding agreements or orders with any Governmental Entity or other person respecting (A) alleged noncompliance with Environmental Laws, (B) Remedial Action or (C) any Release of a Hazardous Material.

    (iii) No Hazardous Material is present (except in quantities routinely used in the business or for maintenance) or has been disposed of, arranged for disposal of, transported or Released (defined below) at, on, about, under, or from any of the Company or its Subsidiaries' sites or facilities, now or previously owned, operated or leased by them, except in compliance with Environmental Law (defined below), and except for the presence of Hazardous Material or such Release(s) which individually or in the aggregate would not have a Company Material Adverse Effect.

    (c) No liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than liens that individually or in the aggregate would not have a Company Material Adverse Effect.

    (d) There have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility owned, operated or leased by the Company or any of its Subsidiaries, except for those the reports of which have been made available to Parent prior to the execution of this Agreement.

    (e) To the knowledge of the Company or any Subsidiary, no sites or facilities, now or previously owned, operated or leased by the Company or any of its Subsidiaries, have or had at the time of ownership, operation, or leasing, any (i) underground storage tanks, (ii) friable asbestos, (iii) polychlorinated byphenyls ("PCBs"), or (iv) chlorofluorocarbons ("CFCs"), except in circumstances which would not have, individually or in the aggregate, a Company material Adverse Effect.

    (f) As used herein:

        (i) "Environmental Laws" means any federal, state and local laws, regulations or orders relating to pollution or protection of the environment or to emissions, discharges or Releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

        (ii) "Hazardous Material" means (A) any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollutants," "contaminants," or words of similar import under any Environmental Law, including petroleum, friable asbestos, PCBs, and CFCs, and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental Entity under any Environmental Law.

        (iii) "Release" shall have the meaning as defined under CERCLA.

        (iv) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental Entity, required under any Environmental Law or voluntarily undertaken to (A) clean up, remediate, remove, treat, or contain any Hazardous Materials Released into the environment; (B) prevent the Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or the environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

    SECTION 3.13  INTELLECTUAL PROPERTY; SOFTWARE.  (a) Except as set forth in
Section 3.13(a) of the Disclosure Schedule or as otherwise would not have a Company Material Adverse Effect, the Company or one of the Subsidiaries is the owner of (free and clear of all liens, encumbrances and other restrictions), or is a licensee under a valid written license for, all items of intangible property, including, without limitation, copyrights, trademarks and service marks (whether or not registered or applied for registration), domain names, trade names, logos, trade dress, brand names, patents, patent applications, inventions (whether or not patentable and whether or not reduced to practice), trade secrets and copyrights (whether or not registered or applied for registration) and all registrations, applications and renewals for, and goodwill associated with any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, know-how, technical and computer data, documentation and software, financial, business and marketing plans and materials, customer and supplier lists and related information and all other proprietary rights (collectively, the "Intellectual Property"), which are used in the operation of the business of the Company and the Subsidiaries as currently conducted. There are no claims pending or, to the Company's or any Subsidiary's knowledge, threatened, that the Company or any of the Subsidiaries is in violation of any intangible property rights of any third party or contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any Subsidiary, and to the Company's or any Subsidiary's knowledge, there are not grounds for the same. To the Company's or any Subsidiary's knowledge, no third party has interfered with, infringed upon, misappropriated, or violated in any material respect any Intellectual Property rights owned or used by the Company or any Subsidiary. The Company and each Subsidiary has taken what it believes, based on its reasonable business judgment, to be reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property. All payments, including maintenance fees, for all Intellectual Property filings and registrations and pending and issued patents have been made through the date hereof with respect to the Intellectual Property so as to maintain the Intellectual Property in full force and effect. All Intellectual Property owned or used by the Company or any of the Subsidiaries immediately prior to the Effective Time will be owned or available for use by the Surviving Corporation and the Subsidiaries on substantially identical terms and conditions immediately subsequent to the Effective Time, except as would not have a Company Material Adverse Effect.

    (b) Section 3.13 of the Disclosure Schedule sets forth a complete and correct list of all: (i) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property owned or filed by or on behalf of the Company or any of its Subsidiaries; (ii) trade names and material unregistered trademarks and service marks owned or used by the Company or any of its Subsidiaries;
(iii) computer software owned or used by the Company or any of its Subsidiaries (other than commercially available software with an annual license fee of less than $25,000); and (iv) licenses or similar agreements or arrangements for the Intellectual Property to which the Company or any Subsidiary is a party, either as licensee or licensor (other than those with an annual license fee of less than $25,000), except in each case, as otherwise indicated in Section 3.13 of the Disclosure Schedule.

    SECTION 3.14 CERTAIN BUSINESS PRACTICES. To the knowledge of the Company, no director, officer, agent or employee of the Company or any Subsidiary, has directly or indirectly, on behalf of the Company or any Subsidiary, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company and the Subsidiaries for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or the Subsidiaries, which such officer, director, agent or employee knew or had reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

    SECTION 3.15 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and consummate the Merger.

    SECTION 3.16 LABOR MATTERS. Except as set forth in Section 3.16 of the Disclosure Schedule, with respect to the Company and its Subsidiaries:
(i) there is no collective agreement or bargaining relationship with any labor organization; (ii) to the knowledge of the Company and its Subsidiaries, no executive or employee listed in Section 3.16 of the Disclosure Schedule (each a "Key Employee" and collectively, the "Key Employees") has any present intention to terminate his or her employment; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) to the knowledge of the Company, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred within the past three
(3) years or is currently underway and, to the knowledge of the Company and its Subsidiaries none is threatened; (vi) there is no workman's compensation liability, experience or matter that would have a Company Material Adverse Effect; (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the knowledge of the Company and its Subsidiaries, threatened in any forum, relating to an alleged violation or breach by the Company or its Subsidiaries (or its or their officers or directors) of any law, regulation or contract that would have a Company Material Adverse Effect; and, (viii) to the knowledge of the Company and its Subsidiaries, no employee or agent of the Company or its Subsidiaries has committed any act or omission giving rise to liability for any violation identified in subsection (vii) above. Neither the Company nor its Subsidiaries have implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of

1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN Act").

    SECTION 3.17 INSURANCE. The Company and its Subsidiaries maintain insurance policies against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.17 of the Disclosure Schedule sets forth all material insurance policies (the "Insurance Policies"). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, subject to applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor's rights generally and general principles of equity, and all premiums due thereon have been paid in full. Except as set forth in
Section 3.17 of the Disclosure Schedule, none of the Insurance Policies will terminate or lapse (or be affected in any other manner that would have a Company Material Adverse Effect) by reason of the Merger. The Company and its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled, failed to renew, or, to the Company's knowledge, generally disclaimed liability under any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

    SECTION 3.18 TAX MATTERS. (a) Each of the Company and its Subsidiaries has duly and timely filed (or, in the case of returns and reports due between the date hereof and the Closing Date, will duly and timely file) all material domestic and foreign (whether national, federal, state, provincial, local or otherwise) tax returns and reports required to be filed by it and each such return or report is true, correct and complete in all material respects. There are no outstanding written claims made by a taxing authority in a jurisdiction where any of the Company and its Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction. Each of the Company and its Subsidiaries has timely paid (or, in the case of Taxes due between the date hereof and the Closing Date, will timely pay) all material Taxes owed by it, whether or not shown on such returns and reports. The September 30, 2000 Financial Statements reflect an adequate reserve for all Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements.

    (b) Except as set forth in Section 3.18(b) of the Disclosure Schedule, no material domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax return or report of the Company or any Subsidiary is under audit or examination by any taxing authority, and no written or, to the knowledge of the Company, unwritten notice of such an audit or examination or other inquiry or questionnaire has been received by the Company or any Subsidiary. The Company has received no written notice of deficiency, proposed adjustment or matter in controversy or other similar written notice with respect to any material amount of Taxes due and owing by the Company or any Subsidiary. Except as set forth in Section 3.18(b) of the Disclosure Schedule, each deficiency in Taxes resulting from any completed audit or examination by any taxing authority or any concluded litigation has been timely paid.
Section 3.18(b) of the Disclosure Schedule lists all United States federal, state and local and non-United States income tax returns filed with respect to the Company or any of its Subsidiaries for any taxable period ending on or after January 1, 1996. The United States federal income tax returns of the Company Affiliated Group have been examined by the Internal Revenue Service and settled or have closed by virtue of the expiration of the relevant statute of limitations for all years through March 31, 1997.

    (c) Except as set forth in Section 3.18(c) of the Disclosure Schedule, with respect to the Company and each of its Subsidiaries, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. Except as set forth in Section 3.18(c) of the Disclosure Schedule, neither the Company nor any Subsidiary of the

Company is the beneficiary of any extension of time to file any tax return or report that has not been filed.

    (d) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, affiliate, customer, supplier or other third party.

    (e) No liens for Taxes exist upon any assets or properties of the Company or any Subsidiary, except for statutory liens for Taxes not yet due and payable.

    (f) None of the Company or any Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or other agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement, gain recognition agreement or other material agreement relating to Taxes with any taxing authority).

    (g) Except as set forth in Section 3.18(g) of the Disclosure Schedule, none of the Company or any Subsidiary (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code (or any similar provision of state, local or foreign law) or (iii) was, at any time during a period specified in
Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

    (h) None of the Company or any Subsidiary has at any time since January 1, 1990 been a member of any Affiliated Group other than the Company Affiliated Group and, other than the several liability for federal income taxes of the Company and those of its Subsidiaries that file federal income tax returns as members of the Company Affiliated Group, none of the Company or any Subsidiary has any liability for Taxes of any other person under Treasury Regulation
Section 1.1502-6 (or comparable provisions of foreign, state or local law), as a transferee or successor, by contract or otherwise.

    (i) Except as set forth in Section 3.18(i) of the Disclosure Schedule, none of the Company or any Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

    (j) Neither the Company nor any Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Each of the Company and its Subsidiaries has proper receipts, within the meaning of Treasury Regulation Section 1.905-2, for any foreign Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes. No foreign Subsidiary has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code. No foreign Subsidiary is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company. No foreign Subsidiary is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise. No foreign Subsidiary holds, or at any time has held, a United States real property interest within the meaning of Section 897(c)(1) of the Code. Neither the Company nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or
(iii) the recharacterization provisions of Section 952(c)(2) of the Code. Neither the Company nor any Subsidiary has any "non-recaptured net Section 1231 losses" within the meaning of Section 1231(c)(2) of the Code.

    (k) As used in this Agreement, (A) "Taxes" shall include all (x) domestic and foreign (whether national, federal, state, provincial, local or otherwise) income, franchise, property, sales, use, excise, employment, payroll, social security, value added, ad valorem, transfer, withholding, license, severance, stamp, premium, environmental, customs, duties, capital stock, unemployment, disability, registration, estimated, alternative or add-on minimum and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments, liabilities under abandoned property, escheat or similar law or governmental charges of any nature whatever, whether disputed or not, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clauses (x) or (y); (B) "AFFILIATED GROUP" shall mean each group of which the Company or any Subsidiary is or has been a member during a period for which the group filed a tax return or report on an affiliated, combined, consolidated, unitary or similar basis; and (C) "COMPANY AFFILIATED GROUP" means the consolidated group for federal income tax purposes of which the Company is the common parent corporation.

    (1) Neither the Company nor any Subsidiary has taken any action or, as of the date hereof, is aware of any fact that would jeopardize the qualification of the Merger as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    SECTION 3.19 BROKERS. Except for fees due to Bear, Stearns & Co. Inc. (the "Financial Adviser") as set forth in the agreements described in the following sentence, which fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of the Subsidiaries who might be entitled to any fee or commission from the Company, any Subsidiary or any of their affiliates as a result of consummation of the Merger. The Company has furnished to Parent a complete and correct copy of all agreements (including any amendments thereto) between the Company and the Financial Adviser pursuant to which such adviser would be entitled to any payment relating to the Merger and there has been no amendments to such agreements.

    SECTION 3.20 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries, or, to the Company's or any Subsidiary's knowledge, threatened, which has, or could reasonably be expected to have, the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

    SECTION 3.21  REAL ESTATE.

    (a) Neither the Company nor any Subsidiary owns any real property.

    (b) Section 3.21(b) of the Disclosure Schedule sets forth all leases, subleases and other occupancy agreements, including all amendments, extensions, side letters and other modifications (the "Leases"), for real property whether or not the term of each such commenced as of the date hereof (the "Leased Real Property"), to which the Company or any Subsidiary is a party. The Company or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Leased Real Property, subject to no Liens except as described in such Schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor's rights generally and general principles of equity. Except as disclosed in
Section 3.21(b) of the Disclosure Schedule, there exists no breach, default or action, proceeding or arbitration pending or, to the knowledge of the Company and its Subsidiaries, any condition which, with the giving of notice, the passage of time or both, could become a default under any material Lease. The Company has previously delivered to Parent true, complete, and correct copies of all the Leases. Except as described in
Section 3.21(b) of the Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the Merger.

    SECTION 3.22  PERSONAL PROPERTY.

    (a) Each of the Company and its Subsidiaries has good title to all personalty of any kind or nature which the Company or its Subsidiaries purport to own, free and clear of all Liens, except for (i) Liens disclosed in
Section 3.22 of the Disclosure Schedule, (ii) Liens for non-delinquent taxes and non-delinquent statutory Liens arising other than by reason of default, (iii) statutory Liens of landlords, Liens of carriers, warehousemen, mechanics and materialmen incurred in past practice for sums not yet due; (iv) Liens incurred or deposits made in past practice in connection with worker's compensation, unemployment insurance and other types of social seczurity, (v) purchase money Liens, and (vi) Liens which do not materially detract from the value or use of said personal property and assets. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personalty leased by and material to the Company or its Subsidiaries as now used, possessed and controlled by the Company or its Subsidiaries, as applicable.

    (b) All machinery, equipment and other tangible assets currently being used by the Company or its Subsidiaries which are owned or leased by the Company or its Subsidiaries are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business of the Company and its Subsidiaries as currently conducted and are reasonably adequate and suitable for the uses to which they are currently being put, except for any condition of any machinery, equipment or other tangible asset that would not have a Company Material Adverse Effect.

    SECTION 3.23 TAKE-OVER LAWS. The Company Board has taken all necessary actions under Section 203 of the DGCL to cause the transactions contemplated hereby not to be subject to the restrictions set forth in Section 203(a) of the DGCL.

    SECTION 3.24 CONTRACTS. (a) Except as set forth in Section 3.24 of the Disclosure Schedule or in the SEC Reports (including, without limitation, the Company's proxy statement filed with the SEC on July 21, 2000), neither the Company nor any of the Subsidiaries is a party to or bound by any (i) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, all or any material portion of the business of the Company and the Subsidiaries, taken as a whole, may be conducted, (iii) transaction, agreement, arrangement or understanding with any affiliate of the Company or any Subsidiary that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, (iv) acquisition, merger, asset purchase or sale agreement, (v) agreement which provides for, or relates to, the incurrence by the Company or any Subsidiary of indebtedness for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate or foreign exchange risk associated with its financing), or (vi) contract or other agreement which would prohibit or materially delay the consummation of the Merger (all contracts of the type described in clauses (i) through (vi) being referred to herein as "Material Contracts"). Each Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect subject to applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor's rights generally and general principles of equity, and the Company and each Subsidiary have performed in all material respects all obligations required to be performed by them through the date of this Agreement under each Material Contract. Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor any Subsidiary is in default or has received notice of any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract.

    (b) Except as disclosed in Section 3.24 of the Disclosure Schedule or as provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) employment, severance, retention or termination agreements or consulting agreements not terminable on 30 day's notice or less notice, (ii) agreement with any executive officer or Key Employee of the Company or any of the Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of the Merger, (iii) agreement with respect to any executive officer or Key Employee of the Company or any of the Subsidiaries providing any term of employment or compensation guarantee or (iv) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger.

    SECTION 3.25 CUSTOMERS AND SUPPLIERS. The documents and information supplied by the Company to Parent or Merger Sub in connection with this Agreement with respect to the relationships and volumes of business done with significant customers and suppliers and with respect to accounts receivable, payable and reserves with respect thereto are accurate in all material respects. Except as set forth in Section 3.25 of the Disclosure Schedule, none of the customers or suppliers of the Company or any of its Subsidiaries which accounted for revenues of, or to which the Company and its Subsidiaries paid, as applicable, $500,000 or more in the aggregate during the fiscal year ended
March 31, 2000, has canceled or otherwise terminated, or, to the knowledge of the Company or any of its Subsidiaries, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries, or materially reduced, or to the knowledge of the Company or any of its Subsidiaries, threatened to materially reduce, its business with the Company. To the knowledge of the Company, as of the date hereof, no customer or supplier intends to cancel or otherwise modify its relationship with the Company or any of its Subsidiaries on account of the Merger.

    SECTION 3.26 OPINION OF FINANCIAL ADVISOR. The Company Board has received the opinion of the Financial Advisor that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view to the stockholders of the Company, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Registration Statement and the Proxy Statement (as each term is defined in Section 5.5 hereof), so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

    Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

    SECTION 4.1  ORGANIZATION.

    (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

    (b) Parent and Merger Sub have heretofore delivered to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Parent and Merger Sub.

Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. When used in connection with Parent or Merger Sub, the term "Parent Material Adverse Effect" means any change, effect, event, occurrence, condition or development that is materially adverse to (i) the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, or
(ii) the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

    SECTION 4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

    SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming the truth and accuracy of the Company's representations and warranties contained in
Section 3.5, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of (a) the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, (b) state securities or blue sky laws, (c) the HSR Act, (d) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (e) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of the Subsidiaries conducts any business or owns any assets and (f) such other actions, filings, approvals and consents, the failure to make or obtain which would not, either individually or in the aggregate, have a Parent Material Adverse Effect, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any Governmental Entity is necessary for the execution, delivery and performance by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger. The execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Merger do not and will not (a) conflict with or result in any breach of any provision of the respective Constituent Documents of Parent or Merger Sub, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or loss of material benefits to Parent or Merger Sub) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, (c) contravene or conflict with or constitute a violation of any provision of any Laws applicable to Parent or Merger Sub or any of Parent's subsidiaries or any of their respective properties or assets or
(d) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, except in the case of (b) through (d) for violations, breaches or defaults which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

    SECTION 4.4 BROKERS. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

    SECTION 4.5 CAPITALIZATION OF PARENT AND ITS SUBSIDIARIES. The authorized capital stock of Parent consists of 775,000,000 shares of Parent Common Stock, of which, as of February 21, 2001, 261,338,989 shares were issued and outstanding, and 25,000,000 shares of Preferred Stock, of which, as of the date hereof, 1,000,000 shares of Series C Cumulative Preferred Stock were issued and outstanding. All of Parent's outstanding shares of capital stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of December 31, 2000, 25,037,000 shares of Parent Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding options or other rights to buy Parent Common Stock. From February 21, 2001 to the date hereof, no shares of Parent's capital stock have been issued other than pursuant to options or other rights to buy Parent Common Stock already in existence on such date, and, from February 21, 2001 to the date hereof, no stock options have been granted. As of the date hereof, there are no shares of Parent Common Stock were reserved for issuance and issuable upon, or otherwise deliverable in connection with, the exercise of outstanding warrants. Except as described in this paragraph or disclosed in the Parent SEC Reports (as defined below), there are outstanding (a) no shares of capital stock or other voting securities of Parent, (b) no securities of Parent or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (c) no options or other rights to acquire from Parent or its Subsidiaries, and no obligations of Parent or its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (d) no equity equivalents, interests in the ownership or earnings of Parent or its Subsidiaries or other similar rights (collectively "PARENT SECURITIES"). There are no outstanding obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire Parent Securities. The shares of Parent Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly validly issued, fully paid and nonassessable and not subject to any preemptive rights.

    SECTION 4.6 SEC REPORTS; FINANCIAL STATEMENTS. Parent has filed all required forms, reports, registration statements and documents with the SEC since January 1, 1998 (the "PARENT SEC REPORTS"). Each of the Parent SEC Reports has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has had access to, in the form filed with the SEC (including any amendments thereto), (a) Parents' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, (b) all definitive proxy statements relating to Parent's meetings of shareholders (whether annual or special) held since January 1, 1998, (c) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and (d) all other reports or registration statements filed by Parent with the SEC since December 31, 1999. None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (a) Parent has heretofore made available to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

        (b) The audited consolidated financial statements of Parent and its Subsidiaries included in the SEC Reports and the unaudited consolidated interim financial statements of Parent and its Subsidiaries included in Parent's most recent Quarterly Report on Form 10-Q (a) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (c) fairly present the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations, financial condition, cash flow and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

    SECTION 4.7 ABSENCE OF CERTAIN CHANGES. Since September 30, 2000, Parent and its subsidiaries have conducted their business in the ordinary course in accordance with their past practices, and there has not been any event or occurrence which has had, individually or in the aggregate, a Parent Material Adverse Effect.

    SECTION 4.8 LITIGATION. There is no suit, litigation, arbitration, grievance, claim, action, proceeding or investigation pending or, to the knowledge of Parent and Merger Sub, threatened against or relating to Parent or any of its subsidiaries or any of their respective properties, assets or business before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the Merger. None of Parent or its subsidiaries is subject to any outstanding order, writ, injunction, settlement or similar agreement, or decree that would have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or delay the consummation of the Merger.

    SECTION 4.9 COMPLIANCE WITH APPLICABLE LAW. The activities or businesses of Parent and its subsidiaries are not being conducted in violation of or in conflict with any law, rule, order, judgment, decree, ordinance or regulation of the United States, any foreign country, any state, county or locality, or of any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction, except for violations or possible violations which would not have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent and Merger Sub, no investigation or review by any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction with respect to Parent and its subsidiaries is pending or threatened, nor has any Governmental Entity of the United States, any country, any state, county or locality or of any foreign jurisdiction indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes will not have a Parent Material Adverse Effect.

    SECTION 4.10 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

    SECTION 4.11 NYSE REQUIREMENTS. Parent is not required to obtain stockholder approval of this Agreement or the transactions contemplated hereby pursuant to the rules of the New York Stock Exchange applicable to listed companies.

    SECTION 4.12 TAX MATTERS. Neither Parent nor Merger Sub has taken any action or, as of the date hereof, is aware of any fact that would jeopardize the qualification of the Merger as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                                   ARTICLE 5
                                   COVENANTS

    SECTION 5.1 CONDUCT OF BUSINESS OF THE COMPANY. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise expressly provided for in this Agreement, unless Parent and Merger Sub shall otherwise agree in writing, the Company shall, and shall cause each Subsidiary, to conduct its business in the ordinary course and in a manner consistent with past practice. The Company shall, and shall cause each Subsidiary to, use all commercially reasonable efforts to (i) preserve intact its business organization, (ii) keep available the services of the current officers, employees and consultants of the Company and each Subsidiary, (iii) preserve the current relationships of the Company and each Subsidiary with their respective customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or any Subsidiary has significant business relations, (iv) maintain all assets in good repair and condition other than those disposed of in the ordinary course of business, (v) maintain all insurance, (vi) maintain its books of account and records in the usual, regular and ordinary manner and (vii) maintain and protect all of its intellectual property so as not to affect adversely its ownership or other rights therein or the validity or enforceability thereof. By way of amplification and not limitation, except as expressly provided for in this Agreement or in
Section 5.1 of the Disclosure Schedule, the Company shall not, and shall cause each Subsidiary not to, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent and Merger Sub:

    (a) amend or otherwise change any Constituent Documents;

    (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (other than the issuance of Company Common Stock upon the exercise of Company Stock Options and Warrants outstanding as of the date hereof in accordance with their present terms) or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business consistent with past practice and other asset sales for consideration or having a fair market value aggregating not more than $100,000;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or other distributions declared, set aside, made or paid by any wholly owned Subsidiary consistent with past practice);

    (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (e) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof or any equity interest therein;

    (f) (i) incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances, or capital contributions to or investments in, any other person, except in the ordinary course of business consistent with past practice and in an amount not in excess of $250,000; or (ii) authorize capital expenditures which are, in the aggregate, in excess of $500,000;

    (g) acquire, or agree to acquire, sell, lease or dispose of any real property (including any disposition of the Leased Real Property) or other material assets, other than sales or leases of fixed assets (other than the Leased Real Property) or sales of inventory, in each case, in the ordinary course of business consistent with past practice;

    (h) enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreement or arrangements with any director, officer, consultant or employee, or grant any salary or wage increase (other than in the ordinary course of business consistent with past practice);

    (i) establish, adopt, amend or increase benefits under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, welfare benefit contract, plan or arrangement (other than as may be required by applicable law);

    (j) enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union;

    (k) discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (fixed or contingent) except in the ordinary course of business consistent with past practice, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

    (l) make or institute any change in its accounting procedures and practices unless mandated by GAAP or any applicable Laws;

    (m) enter into any agreement or other arrangement with any director, officer, employee or stockholder of the Company, any Subsidiary or any affiliate of the foregoing, except in the ordinary course of business consistent with past practice;

    (n) enter into, modify or amend any Material Contract to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims under any Material Contract;

    (o) with respect to Taxes of or affecting the Company or any Subsidiary, make, change or revoke any election, change any accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to timely file any Tax return or take a position on a Tax return not in keeping with prior practice if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission is outside the ordinary course of business;

    (p) take any action or omit to take any action which would result in a violation of any applicable law or regulation or would cause a breach of any agreement, contract or commitment, which violation or breach would have a Company Material Adverse Effect;

    (q) license, assign or otherwise transfer to any person or entity any rights to the Intellectual Property owned or used by the Company or its Subsidiaries;

    (r) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary or the Company;

    (s) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

    (t) authorize or propose, or agree to take, any of the foregoing actions prohibited under Section 5.1.

    SECTION 5.2  NO SOLICITATION.

    (a) The Company shall not, and the Company shall cause each Subsidiary not to, and the Company and each Subsidiary agrees that it will not authorize nor permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal with respect to any tender offer, merger, consolidation or other business combination involving the Company or acquisition of any kind of a material portion of the assets or capital stock of the Company or any Subsidiary (a "Competing Transaction") or negotiate, explore or otherwise communicate in any way with any person (other than Parent and Merger Sub or their directors, officers, employees and representatives) with respect to any Competing Transaction or enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger; PROVIDED, HOWEVER, that prior to the vote of the stockholders of the Company for approval of the Merger, if the Company receives a Competing Transaction that was unsolicited or that did not otherwise result from a breach of this Section 5.2(a), and the Company Board determines in good faith that
(i) based on the advice of its Financial Advisor, such Competing Transaction is reasonably likely to lead to a Superior Transaction (as defined below) and
(ii) based on the advice of its legal counsel, failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable law, then the Company may (x) furnish information with respect to the Company to such person pursuant to a customary confidentiality agreement and
(y) participate in discussion or negotiations with such person regarding such Superior Transaction. For purposes of this agreement, the term "Superior Transaction" shall mean a Competing Transaction that (A) the Company Board determines in good faith, based on the advice of its outside legal counsel and its financial advisor, is more favorable to the stockholders of the Company than the Merger (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) and (B) is not conditioned on obtaining financing (and with respect to which the Company has received objective written evidence that demonstrates such third party's ability to fully finance its Competing Transaction).

    (b) Neither the Company (or any of the Subsidiaries) nor the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval, adoption or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any Competing Transaction or propose or agree to do any of the foregoing; PROVIDED, HOWEVER, that prior to the vote of the stockholders of the Company for approval of the Merger, the Company may, if and so long as the Company Board determines in good faith by a majority vote, based upon the advice of its outside legal counsel and its financial advisor, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable law, and after compliance with the following sentence, terminate this Agreement (PROVIDED that concurrently with such termination the Company enters into a definitive agreement containing the terms of a Superior Transaction). If the Company shall exercise its right to terminate this Agreement pursuant to this Section 5.2(b), the Company shall deliver to Parent
(i) by wire transfer of immediately available funds the Termination Fee as provided in Section 7.3(b) and (ii) written acknowledgment from the Company and from the other person to the Superior Transaction that the Company and such other person have irrevocably waived any right to contest such payment. Notwithstanding anything in this Agreement to the contrary, the Company may only exercise its right to terminate this Agreement pursuant to this Section 5.2(b) at a time that is after the fifth calendar day following Parent's and Merger Sub's receipt of written notice advising Parent and Merger Sub that the Company Board is prepared, subject to any action taken by Parent and Merger Sub pursuant to this sentence, to cause the Company to accept a Competing Transaction, specifying the material terms and conditions of such Competing Transaction and identifying the person making such Competing Transaction (it being understood and agreed that any material amendment or modification of a Competing Transaction shall result in a new Competing Transaction for which a new five calendar day period following a new notice referred to above shall be required under this sentence).

    (c) The Company promptly (and in any event within 12 hours of the relevant event) shall advise Parent and Merger Sub orally and in writing of any Competing Transaction or any inquiry with respect to or that could reasonably be expected to lead to any Competing Transaction and the identity of the person making any such Competing Transaction or inquiry, and, in each case, the terms and conditions thereof, including any material amendment or other modification to the terms of any such Competing Transaction or inquiry.

    (d) Nothing contained in this Section 5.2 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

    (e) The Company shall not cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to the date of this Agreement.

    (f) The Company agrees that it will promptly inform its directors, officers, key employees, agents and representatives of its obligations in this
Section 5.2.

    SECTION 5.3  ACCESS TO INFORMATION.

    (a) Between the date hereof and the Effective Time, the Company will (and will cause each Subsidiary to) provide to Parent and Merger Sub and their authorized representatives access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and will cause the Company's officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request.

    (b) Each of Parent and Merger Sub will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

    SECTION 5.4 STOCKHOLDERS MEETING. The Company, acting through its Board of Directors, shall, subject to and according to applicable law and its Constituent Documents, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Registration Statement becomes effective a meeting of all holders of outstanding shares of Company Common Stock (the "Stockholders Meeting") for the purpose of voting to approve and adopt this Agreement and the Merger (the "Voting Proposal"). The Company Board shall
(i) recommend approval and adoption of the Voting Proposal by the stockholders of the Company and include in the Proxy Statement such recommendation and
(ii) take all reasonable and lawful action to solicit and obtain such approval; provided, however, that the Company Board may withdraw such recommendation and take such other action as permitted by Section 5.2. Other than as provided in this Section 5.4, the Company shall take no action to call a special meeting of stockholders unless compelled by legal process.

    SECTION 5.5  PREPARATION OF REGISTRATION STATEMENT AND PROXY STATEMENT.

    (a) The Company shall, as soon as practicable following the execution of this Agreement, prepare and file (after providing Parent and Merger Sub with a reasonable opportunity to review and comment thereon) a preliminary Proxy Statement (as defined below) relating to the Stockholders Meeting with the SEC and shall use its commercially reasonable efforts to respond to any comments of the SEC (after consultation with Parent and Merger Sub) and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement (as defined below) is declared effective by the SEC. As soon as practicable following the Company's preparation of the preliminary Proxy Statement, Parent shall prepare and file with the SEC the Registration Statement (after providing the Company with a reasonable opportunity to review and comment thereon), in which the Proxy Statement will be included as a prospectus, provided that Parent may delay the filing of the Registration Statement until the Proxy Statement is cleared by the SEC. Buyer and Seller shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable after such filing. The Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly notify the other of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or Registration Statement or for additional information and shall supply the other with copies of all correspondence between a party hereto or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or Registration Statement. If at any time prior to the Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement; provided, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing Parent and Merger Sub the reasonable opportunity to review and comment thereon.

    (b) The information to be supplied by the Company for inclusion in the registration statement on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is filed with the SEC and at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information included or incorporated by reference in the proxy statement/prospectus and any amendment thereto (except for information supplied by Parent or Merger Sub for inclusion in such proxy statement/ prospectus or amendment, as to which the Company makes no representation) to be sent to the stockholders of the Company in connection with the Stockholders Meeting (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

    (c) The information in the Registration Statement (except for information supplied by the Company for inclusion in the Registration Statement, as to which Parent makes no representation) shall not at the time the Registration Statement is filed with the SEC and at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

    (d) The Company represents that the Financial Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of its opinion in its entirety in the Proxy Statement and the Registration Statement.

    SECTION 5.6  APPROPRIATE ACTION; CONSENTS; FILINGS; FURTHER ASSURANCES.

    (a) The Company, Parent and Merger Sub shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable federal, state, local or foreign Laws or otherwise to consummate the Merger and make effective the Merger as promptly as practicable, (ii) obtain expeditiously from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any Subsidiary in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided, that Parent, Merger Sub and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing; PROVIDED FURTHER that, notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this
Section 5.6(a) as "outside counsel only," which materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of shares of Company Common Stock into Parent Common Stock and cash in lieu of fractional shares thereof pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of Surviving Corporation to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

    (b) The Company, Parent and Merger Sub shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Registration Statement and the Proxy Statement) in connection with the transactions contemplated hereby.

    (c) Each of Parent, Merger Sub and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the Merger, (B) disclosed or required to be disclosed in the Disclosure Schedule or
(C) required to prevent a Company Material Adverse Effect from occurring. In the event that Parent, Merger Sub or the Company shall fail to obtain any third party consent described in the previous sentence, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company, Parent and Merger Sub, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

    (d) If any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, the Company, Parent and Merger Sub will take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

    (e) If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional documents, the proper officers and directors of each party to this Agreement shall take all such necessary action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    SECTION 5.7 PUBLIC ANNOUNCEMENTS. Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger. Prior to the Closing, Parent, Merger Sub and the Company shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NASD (as defined in Section 5.10) or any national securities exchange to which Parent, Merger Sub or the Company is a party and, in such case, shall use reasonable efforts to consult with all the parties hereto prior to such release or statement being issued. Each of Parent and the Company shall be entitled to review and comment upon the text of the press release by which the other party will announce the execution of this Agreement.

    SECTION 5.8  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to
(i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries, or is or was serving at the request of the Company or any of the Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this

Agreement or the Merger, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event that such Indemnified Party is not entitled to such amounts, (B) the Indemnified Parties may, with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, retain one counsel, and the Company, and the Surviving Corporation and Parent after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after the statements therefor are received, and (C) the Company, the Surviving Corporation and Parent will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; PROVIDED that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and PROVIDED FURTHER that the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party if the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent, thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

    (b) Parent and Merger Sub agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Subsidiaries provided for in the Company's Certificate of Incorporation or Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Merger, shall continue in full force and effect for a period of not less then six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company so long as the cost of the directors' and officers' liability insurance is less than $125,000 (the "Maximum Insurance Premium"); PROVIDED, HOWEVER, that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for the above-referenced coverage. In the event that the Maximum Insurance Premium is insufficient for the above-referenced coverage, the Company may spend up to the amount of the Maximum Insurance Premium to purchase such lesser coverage that may be obtained for the Maximum Insurance Premium.

    (c) This Section 5.8 is intended for the benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the

Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.8.

    (d) In the event Parent or the Surviving Corporation or any of their respective successors and assigns (i) is consolidated with or merges into another person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case Parent shall make or cause to be made proper provision so that the successor or transferee of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

    SECTION 5.9 NOTIFICATION OF CERTAIN MATTERS. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:

    (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition set forth on Article 6 hereof not to be satisfied.

    (b) the failure of any party hereto to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

    (c) the receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, except for any such consents set forth in the Disclosure Schedule or otherwise provided for in this Agreement;

    (d) the receipt of any notice or other communication from any Governmental Entity in connection with the Merger; and

    (e) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against, relating to or involving or otherwise affecting the Company, Parent or Merger Sub, which relates to the consummation of the Merger;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.9 shall not be deemed to be an amendment of this Agreement or any Section in the Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

    SECTION 5.10 SEC FILINGS. Unless an exemption shall be expressly applicable to the Company, or unless Parent or Merger Sub agrees otherwise in writing, the Company will file with the SEC and the National Association of Security Dealers ("NASD") all reports required to be filed by it pursuant to the rules and regulations of the SEC and NASD (including, without limitation, all required financial statements). Such reports and other information shall comply in all material respects with all of the requirements of the SEC and NASD rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 5.11 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") is or may become applicable to the Merger, the Company will use reasonable best efforts to grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act so as to eliminate or minimize the effects of any Takeover Statute on the Merger.

    SECTION 5.12  REPRESENTATIONS.  Each of the Company, Parent and Merger Sub
(a) will use reasonable best efforts to take all action necessary to render true and correct as of the Closing its respective representations and warranties contained in this Agreement, (b) will refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time and (c) will perform or cause to be satisfied each agreement, covenant or condition to be performed or satisfied by it.

    SECTION 5.13  EMPLOYEE BENEFIT ARRANGEMENTS.

    (a) Except as set forth in Section 5.13 of the Disclosure Schedule, after the Closing, Parent shall cause the Surviving Corporation (x) to honor all obligations under (i) the existing terms of the employment, retention, termination and severance agreements to which the Company or any Subsidiary is presently a party and other compensation agreements, arrangements and plans of the Company or any Subsidiary (including, without limitation, any management incentive or incentive compensation plans) existing prior to the date of this Agreement, except, in each case, as may otherwise be agreed to by the parties thereto, and (ii) the Company's and any Subsidiary's general severance policy and (y) to allow employees of the Company and its Subsidiaries to continue to participate in the Plans (other than stock option or stock purchase plans) on substantially similar terms to those currently in effect; PROVIDED that, in each case, Parent or Merger Sub may substitute its own arrangements, plans or policies if such arrangements, plans or policies are either (A) not materially less favorable to the employees as those of the Company currently in effect or
(B) those arrangements, plans or policies currently in effect for comparable employees of Parent and its Subsidiaries.

    (b) If any employee of the Company or any of the Subsidiaries becomes a participant in any employee benefit plan, practice or policy of Parent, any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and the Subsidiaries and prior to the time such employee becomes such a participant, for purposes of eligibility (including, without limitation, waiting periods) and vesting, and such employees will be given credit for such service for purposes of any vacation policy. In addition, if any employees of the Company or any of the Subsidiaries employed as of the Closing Date become covered by a medical plan of Parent, any of its affiliates or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees. Such employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing Date occurs to the extent that, following the Closing Date, they participate in any plan of Parent, any of its affiliates or the Surviving Corporation for which deductibles or co-payments are requested. Parent and the Surviving Corporation will make appropriate arrangements with its insurance carrier(s) to ensure the foregoing.

    SECTION 5.14 TAX-FREE REORGANIZATION. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall execute and deliver to tax counsel to Parent and Merger Sub and to tax counsel to the Company certificates in customary form as are reasonably requested by such tax counsel in connection with the delivery by such tax counsel of the opinions described in Sections 6.2(f) and 6.3(b) hereof. Except as otherwise required by law, each of Parent, Merger Sub, the Company and the Surviving Corporation, agrees to file its tax returns in a manner that is consistent with the Merger qualifying as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. None of the Company, Parent, Merger Sub and the Surviving Corporation knowingly shall take or cause to be taken any action that, or knowingly shall fail to take or cause not to be taken any action the failure of which, reasonably would be expected to affect adversely the qualification of the Merger as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Each of the Company, Parent, Merger Sub and the Surviving Corporation shall use its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    SECTION 5.15 NASDAQ QUOTATION. The Company agrees to use its commercial best efforts to continue the quotation of Company Common Stock on the Nasdaq National Market during the term of this Agreement.

    SECTION 5.16 NEW YORK STOCK EXCHANGE. Parent shall use its commercial best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be listed on the New York Stock Exchange, subject to official notice of issuance, on or prior to the Closing Date.

                                   ARTICLE 6
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 6.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) at or prior to the Effective Time of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of the stockholders is not required by the DGCL) as required under the Company's Certificate of Incorporation or Bylaws and the DGCL.

    (b) NO ORDER. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, executive order, stay, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action the parties hereto shall use their best efforts to vacate or lift) and has the effect of making the consummation of the Merger illegal under applicable law or otherwise prohibiting consummation of the Merger or materially limiting or restricting the Surviving Corporation's or Merger Sub's conduct or operation of the business of the Company after the Merger; provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 5.6 hereof.

    (c) HSR ACT; OTHER APPROVALS. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices, consents or approvals required with respect to the Merger shall have been either filed or received, except where such failure would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect, and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated hereby, shall be pending or threatened by the SEC.

    (e) LISTING OF SHARES. The shares of Parent Common Stock issuable pursuant to Article 2 shall have been approved for listing on the New York Stock Exchange upon official notice of issuance.

    SECTION 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent prior to the Effective Time of the following conditions:

    (a) (i) The Company shall have performed all of its obligations hereunder required to be performed by it at or prior to the Effective Time, except where any failure to perform would not, individually or in the aggregate, materially impair or significantly delay the consummation of the Merger; (ii) (A) each of the representations and warranties of the Company contained in this

Agreement which are qualified by a Company Material Adverse Effect or words of similar effect shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date) and (B) each of the representation and warranties of the Company contained in this Agreement which are not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Company Material Adverse Effect; and
(iii) Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company as to compliance with the conditions set forth in this paragraph 6.2(a);

    (b) Since the date of this Agreement, no event shall have occurred which has or which would reasonably be expected to have a Company Material Adverse Effect; provided, however, that any change, condition, event or development
(i) that primarily results from this Agreement, the Merger or the announcement thereof, (ii) generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in laws or regulations, or
(iii) related to a general drop in stock prices in the United States, shall, for the purpose of this Section 6.2(b) only, be excluded in determining whether a Company Material Adverse Effect has occurred;

    (c) The Management Stockholders Agreement shall be in full force and effect;

    (d) All permits, licenses and other authorizations required from Governmental Entities for the consummation of the Merger; except were the lack of such permits, licenses and other authorizations would not have, individually or in the aggregate, a Company Material Adverse Effect;

    (e) There shall not have been any action, proceeding, application, claim, suit, judgment or order instituted or pending, entered or enforced against, the Company or any subsidiary or affiliate of the Company or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency which would have the effect of, directly or indirectly requiring, or being reasonably likely to result in requiring, the Company, Parent or Merger Sub to pay damages or other litigation costs (including settlement costs and attorney's fees) that are in excess of $3,500,000;

    (f) Parent and Merger Sub shall have received the opinion of tax counsel to Parent and Merger Sub to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of
Section 368(a) of the Code, which opinion may rely upon the representations set forth in certificates in customary form as are reasonably requested by such tax counsel and such opinion shall not have been withdrawn or modified in any material respect; and

    (g) The Company shall have delivered the consents set forth in Schedule A hereto.

    SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company prior to the Effective Time of the following conditions:

    (a) (i) Parent and Merger Sub shall each have performed all of its obligations hereunder required to be performed by it at or prior to the Effective Time, except where any failure to perform would not, individually or in the aggregate, materially impair or significantly delay the consummation of the Merger; (ii) (A) each of the representations and warranties of Parent or Merger Sub contained in this Agreement which are qualified by a Parent Material Adverse Effect or words of similar effect shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date) and (B) each of the representation and warranties of Parent or Merger Sub contained in this Agreement which are not so qualified shall be true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of each of Parent and Merger Sub as to compliance with the conditions set forth in this paragraph 6.3(a); and

    (b) the Company shall have received the opinion of tax counsel to the Company to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code, which opinion may rely upon the representations set forth in certificates in customary form as are reasonably requested by such tax counsel and such opinion shall not have been withdrawn or modified in any material respect.

                                   ARTICLE 7
                         TERMINATION; AMENDMENT; WAIVER

    SECTION 7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Merger by the stockholders of the Company:

    (a)  by written consent of each of the parties hereto;

    (b) by Parent, Merger Sub or the Company if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to September 30, 2001, (ii) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift; PROVIDED, HOWEVER, that this Agreement shall not be terminated by any party pursuant to this
Section 7.1(b)(ii) prior to September 30, 2001 unless such order, decree or ruling shall have become final and non-appealable), or (iii) the Effective Time shall not have occurred on or before September 30, 2001; PROVIDED, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, contributed to, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by the Company, if (i) the Average Stock Price is less than $31.00 per share, (ii) the Company has provided notice to Parent indicating its intention to terminate the Agreement pursuant to this Section 7.1(c) (the "Termination Notice"), and (iii) within three business days of receipt of the Termination Notice, Parent shall not have agreed to increase the Exchange Ratio to the quotient obtained by dividing (A) $14.45 by (B) the Average Stock Price, provided that, in the event that Parent shall not have agreed to increase the Exchange Ratio in accordance with clause (iii) above, this Agreement shall terminate effective immediately on the following business day;

    (d)  by Parent or Merger Sub if the Company Board or any committee thereof
(i) withdraws or modifies in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or (ii) recommends a Competing Transaction with respect to the Company to the Company's stockholders pursuant to Section 5.2;

    (e) by Parent or Merger Sub if prior to the Effective Time (i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement which breach (A) would give rise to the failure of a condition set forth in paragraph (a), or (d) of Section 6.2 hereof, and (B) cannot be or has not been cured within ten business days following notice of such breach or (ii) the Company shall effect, or enter into any agreement with respect to, a transaction with any person pursuant to a Competing Transaction (other than Purchaser) or the Company Board has resolved to do so;

    (f) by the Company, if prior to the Effective Time there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub contained in this Agreement which breach (A) would give rise to the failure of a condition set forth in paragraph (a) of Section 6.3 hereof, and (B) cannot be or has not been cured within ten (10) business days following notice of such breach; or

    (g)  by the Company in accordance with Section 5.2(b).

    SECTION 7.2  METHOD OF TERMINATION; EFFECT OF TERMINATION.

    (a) Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided in Section 7.3. Any such right of termination shall be an exclusive remedy hereunder except as provided in Section 7.2(b) below.

    (b) Except for the agreements contained in Section 5.2, 5.3(b), 5.7, 7.3 this Section 7.2 and Article 8, in the event of the termination of this Agreement, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the parties hereto or any of their respective officers or directors and all rights and obligations of any party hereto shall cease, except for fraud; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any willful breach by the other party or parties of this Agreement.

    SECTION 7.3 FEES AND EXPENSES. (a) In the event that this Agreement is terminated by Parent or Merger Sub pursuant to Section 7.1(e)(i), the Company shall, within five business days of such termination, pay Parent by wire transfer of immediately available funds to accounts specified by Parent in reimbursement for Parent's and Merger Sub's expenses an amount in cash equal to the aggregate amount of Parent's and Merger Sub's out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as out-of-pocket fees and expenses incident to the negotiation, preparation and execution of this Agreement and the attempted financing and consummation of the Merger, the related documentation and the shareholders' meetings and consents incurred in connection with pursuing the Merger, including without limitation, legal, accounting and investment banking fees (collectively, the "Reimbursable Expenses") (as such Reimbursable Expenses may be estimated by Parent and Merger Sub in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon Parent's definitive determination of such Reimbursable Expenses); provided, that not withstanding the foregoing, the Company shall not be required to reimburse Parent for any Reimbursable Expenses in excess of $1,000,000 in the aggregate.

    (b) In the event that this Agreement is terminated by the Company pursuant to Section 5.2(b) and Section 7.1(g) or by Parent or Merger Sub pursuant to
Section 7.1(d), the Company shall, within five business days of such termination pay to Parent by wire transfer of immediately available funds to an account specified by Parent a payment in the amount equal to $3,625,000 (the "Termination Fee").

    (c) Except as provided in paragraph (a) and (b) of this Section 7.3, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

    SECTION 7.4 AMENDMENT. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, that after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made that requires the approval of the Company's stockholders under applicable law without having received such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 7.5 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by the other party pursuant hereto and
(c) waive compliance with any agreement or condition to its obligations (other than the conditions set forth in paragraphs (a) and (b) of Section 6.1) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE 8
                                 MISCELLANEOUS

    SECTION 8.1 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes, together with Annex I hereto and the Disclosure Schedule, the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub may assign any or all of its rights and obligations under this Agreement to any direct wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

    SECTION 8.2 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

    SECTION 8.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other party as follows:

       if to Parent or Merger Sub:

           Aon Corporation
           123 North Wacker Drive
           Chicago, IL 60606
           Attention: Richard E. Barry
           Facsimile No.: (312) 701-2166

       with a copy to:

           Kirkland & Ellis
           Citigroup Center
           153 East 53rd Street
           New York, NY 10022
           Attention: Lance C. Balk
           Facsimile No.: (212) 446-4900

       if to the Company to:

           ASI Solutions Incorporated
           780 Third Avenue
           New York, New York 10017
           Attention: Bernard F. Reynolds
           Facsimile No.: (212) 750-0754
       with a copy to:

           Goodwin Procter LLP
           Exchange Place
           Boston, MA 02109
           Attention: David F. Dietz, P.C.
                    Joseph L. Johnson III, P.C.

           Facsimile No.: (617) 523-1231

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

    SECTION 8.4 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENT. Except for Sections 2.2, 2.6, 5.3(b), 5.6(e), 5.7, 5.8, 5.13, 5.14
and 7.3 and Article 8, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, Merger Sub or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

    SECTION 8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Merger (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to
(a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

    SECTION 8.6 CONSTRUCTION; INTERPRETATION. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. By means of amplification and not limitation, the fact that a representation or warranty of a party is not set forth in a section with an appropriate heading shall not affect its construction as a representation or warranty. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. When a reference is made in this Agreement to subsidiaries of Parent, Merger Sub or the Company, the word "subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent, Merger Sub or the Company, as the case may be.

    SECTION 8.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Sections 5.8 and 5.13 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons.

    SECTION 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party.

    SECTION 8.9 SPECIFIC PERFORMANCE. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies, including arbitration, which any party may have under this Agreement or otherwise.

    SECTION 8.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    SECTION 8.11 NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless this Agreement is executed by the parties hereto.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                                       ASI SOLUTIONS INCORPORATED

                                                       By:  /s/ BERNARD F. REYNOLDS
                                                            ----------------------------------------
                                                            Name: Bernard F. Reynolds
                                                            Title:  Chairman and CEO

                                                       AON CORPORATION

                                                       By:  /s/ PATRICK G. RYAN
                                                            ----------------------------------------
                                                            Name: Patrick G. Ryan
                                                            Title:  Chairman and CEO

                                                       MERGER SUBSIDIARY, INC.

                                                       By:  /s/ RICHARD E. BARRY
                                                            ----------------------------------------
                                                            Name: Richard E. Barry
                                                            Title:  Vice President

                                                                      APPENDIX B

BEAR STEARNS

                                                        BEAR, STEARNS & CO. INC.
                                                                 245 PARK AVENUE
                                                        NEW YORK, NEW YORK 10167
                                                             TEL: (212) 272-2000

                                                                ATLANTA - BOSTON
                                                  CHICAGO - DALLAS - LOS ANGELES
                                                        NEW YORK - SAN FRANCISCO

                                             SAO PAULO - LONDON - PARIS - GENEVA
                                          BEIJING - HONG KONG - SHANGHAI - TOKYO

February 23, 2001

The Board of Directors
ASI Solutions Incorporated
780 Third Avenue
New York, New York 10017

Gentlemen:

    We understand that ASI Solutions Incorporated ("ASI") and Aon Corporation ("Aon") expect to enter into an Agreement and Plan of Merger (the "Agreement") dated as of February 23, 2001, pursuant to which Aon will cause its wholly-owned subsidiary (the "Merger Sub") to. merge with and into ASI (the "Merger").

    In the Merger, each share of ASI common stock will be converted into the right to receive the Exchange Ratio (as defined below). The "Exchange Ratio" means 0.425 shares of Aon common stock, provided that (i) if the average closing price of Aon common stock over a ten consecutive trading day period ending on the fifth trading day immediately prior to the closing of the Merger (the "Average Stock Price") is greater than $42.00 per share, the Exchange Ratio will equal the quotient obtained by dividing (a) $17.85 by (b) the Average Stock Price; (ii) if the Average Stock Price is equal to or greater than $31.00 per share but less than $34.00 per share, the Exchange Ratio will equal the quotient obtained by dividing (a) $14.45 by (b) the Average Stock Price; and (iii) if the Average Stock Price is below $31.00 per share, the Exchange Ratio will equal 0.466129, provided, however, that ASI will have the option to terminate the Agreement if the Average Stock Price is less than $31.00 per share.

    Concurrently, we understand that Aon will enter into a Stockholder Agreement (the "Management Stockholder Agreement") with Bernard Reynolds, Eli Salig and Seymour Adler (the "Principal Holders") under which, among other things, the Principal Holders commit to vote in favor of the Merger. You have provided us with draft copies of the Agreement, Management Stockholder Agreements and employment agreements for the Principal Holders (the "Employment Agreements"), which you have advised us are all in substantially final form.

ASI Solutions Inc.
February 23, 2001
Page 2

    You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the shareholders of ASI. In the course of performing our review and analyses for rendering this opinion, we have:

    - reviewed draft copies of the Agreement, Management Stockholder Agreements and Employment Agreements;

    - reviewed ASI's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended March 31, 1998, 1999 and 2000, its Quarterly Reports on Form 10-Q for the periods ended June 30, 2000, September 30, 2000 and December 31, 2000 and its Reports on Form 8-K for the three years ended February 21, 2001;

    - reviewed ASI's Press Release dated January 29, 2001 announcing its financial results for the period ended December 31, 2000;

    - reviewed certain historical and projected segment operating and financial information, including projections for the fiscal years ended March 31, 2001, 2002 and 2003 and written assumptions for the fiscal years ended March 31, 2004, 2005, 2006 and 2007, provided to us by management relating to ASI's business and prospects;

    - met with certain members of ASI's senior management to discuss ASI's business, operations, historical and projected financial results and future prospects;

    - met with management to discuss in detail the downside variability and risks associated with its forecast and constructed risk-adjusted projections using written assumptions provided to us by management and reviewed such projections with management;

    - met with the Board of Directors and discussed, among other things, the Board of Director's views of the financial projections and assumptions of ASI furnished to us by management, strategic alternatives pursued by management and prospects for ASI;

    - reviewed Aon's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1998 and 1999, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 and its Reports on Form 8-K for the three years ended February 21, 2001;

    - discussed with certain members of Aon's senior management Aon's business, operations, historical financial results and future prospects (senior management's outlook statement was summary in nature and did not include detailed forecasts);

    - reviewed the historical prices and events, trading multiples and trading volume of the common shares of ASI and Aon;

    - reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to ASI and Aon;

    - reviewed the terms of recent mergers and acquisitions of companies which we deemed generally comparable to ASI and the Merger;

    - performed discounted cash flow analyses based on the management base case and risk-adjusted projections and assumptions for ASI furnished to us;

ASI Solutions Inc.
February 23, 2001
Page 3

    - reviewed equity research reports discussing the prospects of ASI and Aon; and

    - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

    In completing our analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the base case and risk-adjusted projections and assumptions provided to us by ASI. With respect to ASI's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of ASI as to the expected future performance of ASI. We have not assumed any responsibility for the independent verification of any such information or of the projections and assumptions provided to us, and we have further relied upon the assurances of the senior management of ASI that they are unaware of any facts that would make the information and projections and assumptions provided to us incomplete or misleading.

    In completing our analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Aon. We have not assumed any responsibility for the independent verification of any such information provided to us, and we have further relied upon the assurances of the senior management of Aon that they are unaware of any facts that would make the information provided to us incomplete or misleading.

    In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of ASI and Aon, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the draft copies of the Agreement, Management Stockholder Agreements and Employment Agreements without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on ASI or Aon. We have assumed that the Employment Agreements will include compensation levels for the Principal Holders that are consistent with historical compensation levels. Upon advice of ASI and its legal advisors, we have assumed that the receipt of Aon common stock by shareholders of ASI in the Merger will qualify as a tax-free transaction to ASI shareholders.

    We do not express any opinion as to the price or range of prices at which the shares of common stock of ASI or Aon may trade subsequent to the announcement of the Merger.

    We have been engaged solely to render this opinion to the Board of Directors of ASI and for such service, we will receive a customary fee, a substantial portion of which is contingent on successful consummation of the Merger. In addition, ASI has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of ASI or Aon for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of business, Bear Stearns may enter into derivative transactions with ASI or Aon as the counterparty. A senior executive of Bear Stearns is a member of the ASI Board of Directors.

    It is understood that this letter is intended solely for the benefit and use of the Board of Directors of ASI and does not constitute a recommendation to the Board of Directors of ASI or any holders of ASI common stock as to how to vote in connection with the Merger. This opinion does not address ASI's underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for ASI or the effects of any other transaction in which ASI might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written

ASI Solutions Inc.
February 23, 2001
Page 4

consent; provided, however, that this letter may be included in its entirety in any Proxy Statement or Registration Statement to be distributed to the holders of ASI common stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

    Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of ASI.

Very truly yours,
BEAR, STEARNS & CO. INC.

By:                    /s/ JOHN VENEZIA
            --------------------------------------
                         John Venezia
                   Senior Managing Director

                                                                      APPENDIX C

                             STOCKHOLDER AGREEMENT

    This STOCKHOLDER AGREEMENT (this "AGREEMENT") is made and entered into as of February 23, 2001 between Aon Corporation, a Delaware corporation ("PARENT"), Merger Subsidiary, Inc. ("MERGER SUB"), a Delaware corporation, and the undersigned shareholders (each, a "STOCKHOLDER") of ASI Solutions Incorporated a Delaware corporation ("COMPANY"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

                                    RECITALS

    WHEREAS, pursuant to a Merger Agreement dated as of February 23, 2001, by and among Parent, Merger Sub and Company (such agreement as it may be amended from time to time is hereinafter referred to as the "MERGER AGREEMENT"), the parties have agreed, subject to the terms and conditions therein, that at the Effective Time (as defined therein) Merger Sub will merge with and into the Company (the "MERGER") and each outstanding share of common stock of Company (the "COMPANY SHARES") will be converted into a fraction of a share of common stock of Parent (the "PARENT SHARES") as set forth in the Merger Agreement;

    WHEREAS, in order to induce Parent to enter into the Merger Agreement and consummate the Merger, Company has agreed to use its reasonable efforts to cause each shareholder of Company who is an affiliate of Company to execute and deliver to Parent a Stockholder Agreement upon the terms set forth herein; and

    WHEREAS, each Stockholder is the registered and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of the number of shares of common stock of the Company set forth on Annex A hereto (such shares hereinafter collectively referred to as the "SHARES").

    NOW, THEREFORE, the parties agree as follows:

    1. TRANSFER AND ENCUMBRANCE. Each Stockholder represents, warrants and covenants to and with Parent and Merger Sub that such Stockholder is the beneficial owner of the Shares, the Shares constitute the only shares of capital stock and voting securities of the Company beneficially owned by such Stockholder, to such Stockholder's knowledge, the Shares are, and will be at all times up until the Expiration Date (as defined in Exhibit I hereto), free and clear of any liens, claims, options, charges or other encumbrances and such Stockholder's principal residence or place of business is accurately set forth on the signature page hereto.

    2. NEW SHARES. Each Stockholder agrees that any shares of capital stock or voting securities of Company that such Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Effective Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any New Shares acquired by such Stockholder, if any, after the date hereof.

    3. AGREEMENT TO VOTE SHARES. From the date hereof until the Expiration Date (the "TERM"), at any meeting of the stockholders of the Company, each Stockholder shall vote his Shares (i) in favor of the Merger and the Merger Agreement, as amended from time to time; (ii) against any Competing Transaction and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, (iii) against any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Certificate of Incorporation or By-Laws, any other material change in the Company's corporate structure or business, or any other action, and (iv) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including any written consent or any document giving Parent, Merger Sub or their nominees the ability to vote such Shares directly.

    4. IRREVOCABLE PROXY. Each Stockholder hereby agrees to timely deliver to Parent a duly executed proxy in the form attached hereto as Exhibit I (the "PROXY"), such Proxy to cover the Shares and all New Shares in respect of which such Stockholder is entitled to vote at each meeting of the stockholders of Company (including, without limitation, each written consent in lieu of a meeting) on the matters described in Section 3 hereof. In the event that a Stockholder is unable to provide any such Proxy in a timely manner, each Stockholder hereby grants Parent a power of attorney to execute and deliver such Proxy for and on behalf of such Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of such Stockholder. Upon the execution of this Agreement by such Stockholder, such Stockholder hereby revokes any and all prior proxies or powers of attorney given by such Stockholder with respect to the Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares or the New Shares until after the Expiration Date. The Proxy shall terminate on the Expiration Date (as defined in Exhibit I hereto).

    5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Each Stockholder hereby represents, warrants and covenants to Parent and Merger Sub as follows, except that the Bernard F. Reynolds IRA and the Eli Salig IRA do not make the representations in paragraph (a):

        (a) POWER; BINDING AGREEMENT. Such Stockholder has full power and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        (b) OWNERSHIP OF SHARES. Stockholder (or accounts or trusts controlled or beneficially owned by Stockholder) is the owner of the Shares set forth on Annex A hereto and has the power to vote and dispose of such Shares. To the best of Stockholder's knowledge, such Shares are, or upon issuance will be, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Stockholder has, or upon issuance will have, good title to the Shares, free and clear of any voting, stockholder or similar agreement, liens, charges, security interests, adverse claims or encumbrances of any kind whatsoever with respect to the ownership of or the right to vote such Shares.

    6. CERTAIN COVENANTS OF EACH STOCKHOLDER. Each Stockholder covenants and agrees as follows:

        (a) NO SOLICITATION. Other than with respect to the Merger or as otherwise permitted by the Merger Agreement in the capacity as a director or officer of the Company, neither Stockholder nor any officer, director, affiliate, employee, representative or agent of Stockholder shall, directly or indirectly, solicit, facilitate, participate in, or initiate any inquiries or the making of any proposal by any person or entity (other than Parent, Merger Sub or any other affiliate of Parent) which constitutes, or may reasonably be expected to lead to, (a) any sale of the Shares or
    (b) any takeover proposal, acquisition, or other transaction with respect to the Company or the Shares, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the Merger or which would reasonably be expected to adversely affect the benefits to Parent or Merger Sub of the transactions contemplated by the Merger Agreement. If Stockholder, or any officer, director, partner, affiliate, employee, representative or agent of Stockholder, receives an inquiry or proposal with respect to the sale of Shares, then Stockholder shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it.

        (b) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Each Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby or otherwise consented to by Parent in writing, not to
    (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares or (b) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or (c) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing his obligations under this Agreement.

        (c) STOP TRANSFER ORDER. In furtherance of this Agreement, concurrently herewith, Stockholder shall and hereby does authorize the Company's counsel to notify the Company's transfer agent that, except as set forth herein, there is a stop transfer order with respect to all of the Shares, and that this Agreement places limits on the voting and transfer of such Shares.

    7.  INDEMNITY.

        (a) INDEMNIFICATION OF THE COMPANY BY STOCKHOLDER. Subject to the limitations set forth in Section 7(c), each of the Stockholders will indemnify Parent, Merger Sub and their respective affiliates, officers, directors, employees, agents, representatives, successors and assigns (each, a "PARENT INDEMNITEE") and hold each Parent Indemnitee harmless from and against any loss, liability, deficiency, damage or expense (including reasonable legal expenses and costs and any cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgement relating solely to any matter described in this Section 7), or in successfully enforcing the indemnity provided by this Section 7) (any such amount being a "Loss"), which such Parent Indemnitee may suffer, sustain or become subject to, as a result of any breach by such Stockholder of any covenant, representation or warranty set forth in this Agreement.

        (b) INDEMNIFICATION OF THE STOCKHOLDER BY PARENT. Parent will indemnify the Stockholders and their respective agents, representatives, successors and assigns (each, a "STOCKHOLDER INDEMNITEE") and hold each Stockholder Indemnitee harmless from and against any Loss, which such Stockholder Indemnitee may suffer, sustain or become subject to, as a result of any breach by Parent or Merger Sub of any covenant, representation or warranty set forth in this Agreement.

        (c) LIMITATION. For purposes of this Agreement all representations and warranties herein shall terminate on the Expiration Date and shall not be affected by any examination made for or on behalf of any party, the knowledge of any of such party's officers, directors, stockholders, employees, or agents, or the acceptance of any certificate or opinion.

    8. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Merger Sub good title to any Shares purchased hereunder. As a clarification and not a limitation, the Stockholders shall cause the Bernard F. Reynolds IRA and the Eli Salig IRA to deliver a certificate containing the representations and warranties in paragraph 3(a) as soon as practicable, but in no event later than the Effective Date.

    9. ADJUSTMENTS TO PREVENT DILUTION, ETC. In the event of a stock dividend or distribution, or any change in the Company's Common Stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

    10. TERMINATION; COMPETING TRANSACTION FEE. Except for the agreements contained in this Section 10 and in Section 11, which agreements shall survive, this Agreement shall terminate immediately on the Expiration Date. The Stockholders agree that in the event the Expiration Date occurs as a result of a termination of the Merger Agreement by the Company pursuant to Sections 5.2(b) and 7.1(g) thereof or by Parent or Merger Sub pursuant to Section 7.1(d) thereof and any Competing Transaction is thereafter consummated, the Stockholders agree to pay to Parent the Competing Transaction Fee (as defined below) in cash or immediately available funds at the closing of such Competing Transaction. For the purposes hereof, the "COMPETING TRANSACTION FEE" shall mean (i) the aggregate Competing Consideration (as defined below) which the Stockholders would be entitled to receive in a Competing Transaction MINUS (ii) the product of $17.85 multiplied by the greater of (x) the aggregate number of Shares and New Shares owned by the Stockholders at the time of such closing or (y) the number of Shares listed on ANNEX A hereto (including for these purposes, Shares issuable upon the exercise of all outstanding options and warrants held by the Stockholders). For the purposes hereof "COMPETING CONSIDERATION" shall mean the gross value of all cash, securities and other property payable directly or indirectly by an acquirer to holders of capital stock of the Company in connection with a Competing Transaction (including, without limitation, all amounts to be paid or distributed by the Company to the holders of capital stock of the Company and all amounts to be paid, distributed or issued to the holders of convertible securities, options, warrants, stock appreciation rights or similar rights or securities in the Company in connection with such Competing Transaction) or the gross value of all cash, securities and assets to be contributed by the Company or any other parties in the case of a Competing Transaction involving a joint venture or strategic partnership. "COMPETING CONSIDERATION" also shall be deemed to include the aggregate principal amount of any indebtedness for money borrowed and any unfunded pension liabilities and guarantees of the Company or its Subsidiaries to be assumed, directly or indirectly, whether contractually or by operation of law, in connection with a Competing Transaction. If the consideration to be paid is computed in any foreign currency, the value of such foreign currency for purposes hereof shall be converted into U.S. dollars at the prevailing exchange rate on the date of the closing of the Competing Transaction.

    11.  MISCELLANEOUS.

        (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

        (c) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery.

    All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:                     [Such Stockholder]
                                       Koerner Silberberg & Weiner LLP
                                       112 Madison Avenue, 3rd Floor
                                       New York, NY 10016
                                       Facsimile No.: (212) 689-3077
                                       Attention: Carl Seldin Koerner

copy to:                               Koerner Silberberg & Weiner LLP
                                       112 Madison Avenue, 3rd Floor
                                       New York, NY 10016
                                       Facsimile No.: (212) 689-3077
                                       Attention: Carl Seldin Koerner

If to Parent or Merger Sub:            Aon Corporation
                                       123 North Wacker Drive
                                       Chicago, IL 60606
                                       Facsimile No.: (312) 701-2166
                                       Attention: Richard E. Barry

copy to:                               Kirkland & Ellis
                                       153 East 53rd Street
                                       New York, New York 10022
                                       Facsimile No.: (212) 446-4900
                                       Attention: Lance C. Balk

    or to such other address as the person or entity to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        (e) ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Merger Sub shall have the right to assign its rights, interests and obligations hereunder to Parent and any of its affiliates at its sole option and without the prior written consent of the other parties hereto; provided that no such assignment shall relieve Merger Sub of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        (f) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by such party of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such party may be entitled, at law or in equity.

        (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

        (h) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (i) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                       *       *       *       *       *

    IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

                                                       AON CORPORATION

                                                            /s/ PATRICK G. RYAN
                                                            ----------------------------------------
                                                       By:  Name: Patrick G. Ryan
                                                            Title: Chairman and CEO

                                                       MERGER SUBSIDIARY, INC.

                                                            /s/ RICHARD E. BARRY
                                                            ----------------------------------------
                                                       By:  Name: Richard E. Barry
                                                            Title: Vice President

                                                       STOCKHOLDERS:

                                                       /s/ BERNARD F. REYNOLDS
                                                       ----------------------------------------------
                                                       Bernard F. Reynolds

                                                       /s/ BERNARD F. REYNOLDS
                                                       ----------------------------------------------
                                                       Bernard F. Reynolds--IRRA FBO

                                                       /s/ BERNARD F. REYNOLDS
                                                       ----------------------------------------------
                                                       Bernard F. Reynolds Charitable Trust

                                                       /s/ CARL SELDIN KOERNER
                                                       ----------------------------------------------
                                                       Carl Seldin Koerner, Trustee of the
                                                         Anne B. Reynolds Irrevocable Family Trust

                                                       /s/ CARL SELDIN KOERNER
                                                       ----------------------------------------------
                                                       Carl Seldin Koerner, Trustee of the
                                                         Bernard F. Reynolds Irrevocable Family Trust

                                                       /s/ SEYMOUR ADLER
                                                       ----------------------------------------------
                                                       Seymour Adler

                                                       /s/ ELI SALIG
                                                       ----------------------------------------------
                                                       Eli Salig

                                                       /s/ ELI SALIG (IRA)
                                                       ----------------------------------------------
                                                       Eli Salig (IRA)

                                                       /s/ ELI SALIG (TRUSTEE)
                                                       ----------------------------------------------
                                                       Eli Salig Charitable Trust

                    SIGNATURE PAGE TO STOCKHOLDER AGREEMENT

                                    ANNEX A

                                                              NUMBER OF SHARES
STOCKHOLDER NAME                                              OF COMMON STOCK
----------------                                              ----------------
Bernard F. Reynolds.........................................     2,000,000

Bernard F. Reynolds -- IRRA FBO Bernard F. Reynolds.........        40,200

Bernard F. Reynolds Charitable Trust........................        10,000

Carl Seldin Koerner, Trustee of the Anne B. Reynolds
  Irrevocable Family Trust..................................       154,876

Carl Seldin Koerner, Trustee of the Bernard F. Reynolds
  Irrevocable Family Trust..................................       154,877

Seymour Adler...............................................       185,478

Seymour Adler Charitable Trust..............................        10,000

Eli Salig...................................................     1,133,208

Eli Salig IRA...............................................        39,100

Eli Salig Charitable Trust..................................        30,000
                                                                 ---------

Total:......................................................     3,757,739
                                                                 =========

                                Annex A, Page 1

                                                                       EXHIBIT I

                               IRREVOCABLE PROXY
                               TO VOTE SHARES OF
                           ASI SOLUTIONS INCORPORATED

    The undersigned stockholder of ASI Solutions Incorporated, a Delaware corporation ("COMPANY"), hereby irrevocably (to the full extent permitted by the Delaware General Corporation Law ("DGCL")) appoints the members of the Board of Directors of Aon Corporation, a Delaware corporation ("PARENT"), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to attend and act for and on behalf of the undersigned at all meetings of stockholders of Company held prior to the Expiration Date (as defined below) on the matters described in Section 3 of that certain Stockholders Agreement, dated February 23, 2001, among Parent, Merger Sub (as defined below) and the individuals named therein, including the undersigned, and, without limiting the generality of the foregoing, to vote on such matters and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") in accordance with the terms of and with respect to the matters described in this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

    This Irrevocable Proxy is irrevocable (to the extent provided in the DGCL), is coupled with an interest and is granted in consideration of Parent entering into that certain Merger Agreement (such agreement as it may be amended from time to time, the "MERGER AGREEMENT") by and among Parent, Merger
Subsidiary, Inc. ("MERGER SUB") and Company, which Merger Agreement provides for the merger of Merger Sub with and into Company on the terms and conditions set forth therein (the "MERGER"). As used herein, the term "Expiration Date" shall mean the earliest to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the date of termination of the Merger Agreement by any party thereto in accordance with the terms thereof. The Proxy shall terminate on the Expiration Date.

    The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Effective Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the DGCL) to the same extent and with the same power as if the undersigned were personally present at such meeting, at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting in favor of approval and adoption of the Merger Agreement and of the transactions contemplated thereby.

    The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

    All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

                               Exhibit I, Page 1

    This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated:             , 2001

                                        ----------------------------------------
                                        (Signature of Stockholder)

                                        ----------------------------------------
                                        (Print Name of Stockholder)

                                        Shares beneficially owned:

                                        __________ shares of Company Common
                                        Shares

                               Exhibit I, Page 2

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    GENERAL CORPORATION LAW

    We are incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), INTER ALIA, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

    CERTIFICATE OF INCORPORATION AND BY-LAWS

    Our Certificate of Incorporation and By-laws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

    LIABILITY INSURANCE

    Our directors and officers are covered under directors' and officers' liability insurance policies maintained by us with coverage limits that we believe are consistent with our position as one of the largest insurance brokerage companies in the world.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A)  EXHIBITS.

    REFERENCE IS MADE TO THE ATTACHED EXHIBIT INDEX.

    (B)  FINANCIAL STATEMENT SCHEDULES.

    All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Aon Corporation has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on March 26, 2001.

                                                       AON CORPORATION

                                                       By:             /s/ PATRICK G. RYAN
                                                            -----------------------------------------
                                                                         Patrick G. Ryan
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick G. Ryan, Raymond I. Skilling and Harvey
N. Medvin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                    * * * *

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURES                                 CAPACITY                  DATES
                     ----------                                 --------                  -----
                                                       Chairman and Chief
                 /s/ PATRICK G. RYAN                     Executive Officer
     -------------------------------------------         (Principal Executive         March 26, 2001
                   Patrick G. Ryan                       Officer)

                                                       Executive Vice President
                /s/ HARVEY N. MEDVIN                     and Chief Financial
     -------------------------------------------         Officer (Principal           March 26, 2001
                  Harvey N. Medvin                       Financial and Accounting
                                                         Officer)

                /s/ DANIEL J. CARROLL
     -------------------------------------------       Director                       March 26, 2001
                  Daniel J. Carroll

                     SIGNATURES                                 CAPACITY                  DATES
                     ----------                                 --------                  -----
                /s/ FRANKLIN A. COLE
     -------------------------------------------       Director                       March 26, 2001
                  Franklin A. Cole

                /s/ EDGAR D. JANNOTTA
     -------------------------------------------       Director                       March 26, 2001
                  Edgar D. Jannotta

                /s/ LESTER B. KNIGHT
     -------------------------------------------       Director                       March 26, 2001
                  Lester B. Knight

                 /s/ PERRY J. LEWIS
     -------------------------------------------       Director                       March 26, 2001
                   Perry J. Lewis

                /s/ ANDREW J. MCKENNA
     -------------------------------------------       Director                       March 26, 2001
                  Andrew J. McKenna

                 /s/ NEWTON N. MINOW
     -------------------------------------------       Director                       March 26, 2001
                   Newton N. Minow

              /s/ RICHARD C. NOTEBAERT
     -------------------------------------------       Director                       March 26, 2001
                Richard C. Notebaert

              /s/ MICHAEL D. O'HALLERAN
     -------------------------------------------       Director                       March 26, 2001
                Michael D. O'Halleran

                /s/ DONALD S. PERKINS
     -------------------------------------------       Director                       March 26, 2001
                  Donald S. Perkins

               /s/ JOHN W. ROGERS, JR.
     -------------------------------------------       Director                       March 26, 2001
                 John W. Rogers, Jr.

               /s/ GEORGE A. SCHAEFER
     -------------------------------------------       Director                       March 26, 2001
                 George A. Schaefer

                     SIGNATURES                                 CAPACITY                  DATES
                     ----------                                 --------                  -----
               /s/ RAYMOND I. SKILLING
     -------------------------------------------       Director                       March 26, 2001
                 Raymond I. Skilling

                 /s/ FRED L. TURNER
     -------------------------------------------       Director                       March 26, 2001
                   Fred L. Turner

                 /s/ ARNOLD R. WEBER
     -------------------------------------------       Director                       March 26, 2001
                   Arnold R. Weber

                 /s/ CAROLYN Y. WOO
     -------------------------------------------       Director                       March 26, 2001
                   Carolyn Y. Woo

                                 EXHIBIT INDEX

    Exhibits marked with an asterisk (*) are incorporated by reference to documents previously filed by the registrant with the Securities and Exchange Commission, as indicated. All other documents listed are or will be filed with this registration statement.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
  2.1       *           Agreement and Plan of Merger dated as of February 23, 2001 among the registrant, ASI Solutions Incorporated and Merger
                        Subsidiary, Inc.--attached as Appendix A to the proxy
                        statement/prospectus and incorporated herein by reference.

  3.1       *           Second Restated Certificate of Incorporation of the
                        registrant incorporated by reference to Exhibit 3(a) to the registrant's Annual Report on Form 10-K for the year ended
                        December 31, 1991.

  3.2       *           Certificate of Amendment of the registrant's Second Restated
                        Certificate of Incorporation--incorporated by reference to
                        Exhibit 3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

  3.3       *           Certificate of Amendment of the registrant's Second Restated
                        Certificate of Incorporation--incorporated by reference to
                        Exhibit 3 to the registrant's Current Form 8-K, dated May 9,
                        2000.

  3.4       *           Certificate of Designation for the registrant's Series C
                        cumulative preferred stock--incorporated by reference to
                        Exhibit 4.1 to the registrant's Current Report on Form 8-K dated February 9, 1994.

  3.5       *           By-laws of the registrant incorporated by reference to
                        Exhibit (d) to the registrant's Annual Report on Form 10-K for the year ended December 31, 1982.

  5.1 Opinion of Kirkland & Ellis regarding legality of the securities being offered hereby.+

  8.1 Opinion of Kirkland & Ellis regarding federal income tax considerations.

  8.2                   Opinion of Goodwin Procter LLP regarding federal income tax considerations.

  9.1       *           Stockholder Agreement, dated as of February 23, 2001,
                        between registrant and certain stockholders of ASI Solutions
                        Incorporation--attached as Appendix C to the proxy
                        statement/ prospectus and incorporated herein by reference.

 23.1                   Consent of Kirkland & Ellis (included in Exhibit 8.1).

 23.2                   Consent of Goodwin Procter LLP (included in Exhibit 8.2).

 23.3                   Consent of Ernst & Young LLP.

 23.4                   Consent of PricewaterhouseCoopers LLP.

 24.1                   Power of Attorney (on signature page).

 99.1                   Form of Letter of Transmittal.+

 99.2                   Form of Notice of Guaranteed Delivery.+

 99.3                   Form of Instructions.+

 99.4       *           Fairness Opinion of Bear, Stearns & Co. Inc.--attached as
                        Appendix B to the proxy statement/prospectus and
                        incorporated herein by reference.

 99.5                   Consent of Bear, Stearns & Co. Inc.

 99.6                   Form of proxy to be used by stockholders of ASI Solutions
                        Incorporated.

------------------------

+  To be filed by amendment